SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Under Rule 14a-12

GARDNER DENVER, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 15, 2012

TO OUR SHAREHOLDERS:

You are cordially invited to attend the 2012 Annual Meeting of Shareholders on May 1, 2012 at 1:30 p.m. Eastern Daylight Time, at the Embassy Suites Philadelphia-Valley Forge, 888 Chesterbrook Boulevard, Wayne, PA 19087.

After the transaction of formal business, a question and answer period will follow.

The Notice of Annual Meeting and Proxy Statement for the annual meeting are being made available to our shareholders on or about March 15, 2012 on the Internet, electronically by email for shareholders who have previously consented to delivery or who have requested to receive the proxy materials by email or, upon request, in printed form by mail.

We look forward to a significant vote of our common stock, either in person or by proxy. We are offering three convenient ways to vote your shares: over the Internet, by toll-free telephone or by mailing a proxy card. Voting via the Internet, by telephone or by written proxy will ensure your representation at the annual meeting if you do not attend in person. Please review the instructions you received regarding these three voting options.

Voting over the Internet or by telephone is fast and convenient and your vote is immediately tabulated. By using the Internet or telephone, you help Gardner Denver reduce the cost of postage and proxy tabulations. Regardless of your method of voting, you may revoke your proxy as provided in the Proxy Statement.

Your support is appreciated, and we hope that you will be able to join us at the May 1st meeting.

Cordially,

Diane K. Schumacher, Chairperson of the Board

GARDNER DENVER, INC.

1500 Liberty Ridge Drive, Suite 3000

Wayne, Pennsylvania 19087

NOTICE OF 2012 ANNUAL MEETING OF SHAREHOLDERS

The 2012 Annual Meeting of Shareholders of Gardner Denver, Inc. (the “Company”) will be held at the Embassy Suites Philadelphia-Valley Forge, 888 Chesterbrook Boulevard, Wayne, PA 19087 on May 1, 2012 at 1:30 p.m. Eastern Daylight Time for the following purposes:

1. To elect Michael C. Arnold, Barry L. Pennypacker, and Richard L. Thompson, each of whom has been nominated by the Board of Directors, to serve a three-year term expiring at the Company’s annual meeting of shareholders to be held in 2015;

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012;

3. To approve the amendment and restatement of the Gardner Denver, Inc. Long-Term Incentive Plan;

4. To cast an advisory vote to approve executive compensation; and

5. To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

The Notice of Annual Meeting and Proxy Statement for the annual meeting are being made available to our shareholders on or about March 15, 2012 on the Internet, electronically by email for shareholders who have previously consented to electronic delivery or who have requested to receive the proxy materials by email or, upon request, in printed form by mail.

Shareholders of record at the close of business on March 2, 2012 are entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof. If you are the beneficial owner of shares of our common stock held in street name, you will receive voting instructions from your broker, bank or other nominee (the shareholder of record). The voting instructions will provide details regarding how to vote these shares. Additionally, you may vote these shares in person at the annual meeting if you have requested and received a legal proxy from your broker, bank or other nominee giving you the right to vote the shares at the annual meeting, and you complete the legal proxy and present it to us at the annual meeting. Shareholders of record may vote over the Internet, by telephone, by mail if you received a printed set of proxy materials or in person at the annual meeting.

Pursuant to the New York Stock Exchange rules, if you hold your shares in street name, nominees will not have discretion to vote these shares on the election of directors, the amendment and restatement of the equity incentive plan, or the advisory vote to approve executive compensation. Accordingly, if your shares are held in street name and you do not submit voting instructions to your broker, bank or other nominee, these shares will not be counted in determining the outcome on Proposals 1, 3 and 4 set forth in this proxy statement at the annual meeting. We encourage you to provide voting instructions to your broker, bank or other nominee if you hold your shares in street name so that your voice is heard on these proposals.

FOR THE BOARD OF DIRECTORS

Brent A. Walters Vice President, General Counsel, Chief Compliance Officer and Secretary

Wayne, Pennsylvania

March 15, 2012

GARDNER DENVER, INC.

1500 Liberty Ridge Drive, Suite 3000

Wayne, Pennsylvania 19087

PROXY STATEMENT

This proxy statement and related proxy materials are being made available to our shareholders on or about March 15, 2012 on the Internet, electronically by email for shareholders who have previously consented to electronic delivery or who have requested to receive our proxy materials by email or, upon request, in printed form by mail.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	When and where is the annual meeting?

A:

The 2012 Annual Meeting of Shareholders of Gardner Denver, Inc. (“Gardner Denver” or the “Company”) will be held at the Embassy Suites Philadelphia-Valley Forge, 888 Chesterbrook Boulevard, Wayne, PA 19087 on May 1, 2012 at 1:30 p.m. Eastern Daylight Time.

Q:	What is the Notice of Internet Availability of Proxy Materials that I received in the mail this year instead of a full set of proxy materials?

A:

In accordance with rules adopted by the Securities and Exchange Commission (“SEC”), we may furnish proxy materials, including this proxy statement and the Company’s 2011 Annual Report to Shareholders, by providing access to these documents on the Internet instead of mailing a printed copy of our proxy materials to our shareholders. Based on this practice, most of our shareholders have already received a Notice of Internet Availability of Proxy Materials (the “Notice”), which provides instructions for accessing our proxy materials on a website referred to in the Notice or requesting to receive printed copies of the proxy materials by mail or electronically by email.

If you would like to receive a paper or email copy of our proxy materials for our 2012 annual meeting or for all future meetings, please follow the instructions for requesting such materials included in the Notice. Please note that if you previously requested or consented to delivery of our proxy materials by mail or electronically via email, you did not receive the separate Notice of Internet Availability of Proxy Materials. Instead, we sent you a full set of our proxy materials, which includes instructions for voting. We believe the delivery options that we have chosen will allow us to provide our shareholders with the proxy materials they need, while lowering the cost of the delivery of the materials and reducing the environmental impact of printing and mailing printed copies.

Q:	Why am I being provided with access to or receiving these proxy materials?

A:

The Board of Directors of Gardner Denver (the “Board”) is soliciting your proxy for voting on the proposals to be presented at our annual meeting. Your proxy will be voted in accordance with the instructions given, unless the proxy is subsequently revoked. This proxy statement describes in detail the proposals on which we would like you, our shareholder, to vote. It also gives you information on these proposals so that you can make an informed decision.

Q:	What am I being asked to vote on?

A:	Our shareholders are being asked to vote on the following proposals at the annual meeting:

•

To elect Michael C. Arnold, Barry L. Pennypacker, and Richard L. Thompson, each of whom has been nominated by the Board, to serve a three-year term expiring at the Company’s annual meeting of shareholders to be held in 2015;

•	To ratify the appointment of Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm for 2012;

•	To approve the amendment and restatement of the Gardner Denver, Inc. Long-Term Incentive Plan (the “Incentive Plan”); and

•	To cast an advisory vote to approve executive compensation.

The Company is not aware of any other matter that will be presented at the annual meeting for action on the part of the shareholders. However, if any other matters are properly brought before the annual meeting, your proxy or voting instructions gives authority to the proxy holders, Michael M. Larsen and Brent A. Walters, to vote on those other matters in accordance with the Board’s recommendation.

Q:	What vote is required to approve each proposal?

A:

The vote of the holders of a majority of our common stock that are present in person or by proxy at the annual meeting, and that have voted thereon is required to (1) elect each of Michael C. Arnold, Barry L. Pennypacker, and Richard L. Thompson as a director of the Company, (2) ratify the appointment of E&Y as our independent registered public accounting firm for 2012, (3) approve the amendment and restatement of the Incentive Plan and (4) approve, on an advisory basis, the Company’s executive compensation. Except as described below, abstentions and “broker non-votes” (as described below) will not be counted as votes cast “for” or “against” these proposals, and therefore, will have no effect on the outcome of these proposals.

In addition, pursuant to the rules of the New York Stock Exchange (“NYSE”), the vote of a majority of the votes cast is also required to approve the amendment and restatement of the Incentive Plan, provided that the total vote cast on this proposal represents over 50% of all shares entitled to vote on this proposal. For this purpose, abstentions will be counted as votes cast “against” this proposal. Broker non-votes will not be counted as votes cast, but will be counted as “shares entitled to vote” for purposes of determining whether the 50% threshold is met.

Votes will be tabulated by Broadridge Financial Services, our inspector of election for the annual meeting. The inspector of election will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Q:	How does the Board recommend I vote on these proposals?

A:

The Board recommends that you vote (1) ”FOR” the election of each of Michael C. Arnold, Barry L. Pennypacker, and Richard L. Thompson as a director of the Company, (2) ”FOR” the ratification of the appointment of E&Y as our independent registered public accounting firm for 2012, (3) “FOR” the approval of the amendment and restatement of the Incentive Plan, and (4) ”FOR” the approval, on an advisory basis, of the Company’s executive compensation.

We anticipate that our executive officers and directors will vote their shares of our common stock in accordance with the Board’s recommendations on the above proposals.

Q:	What is the difference between holding shares of our common stock as a “shareholder of record” and as a “beneficial owner”?

A:

Most of our shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between holding shares as a shareholder of record and holding shares as a beneficial owner in street name:

Shareholder of Record — If your shares are registered directly in your name with our transfer agent, Wells Fargo Bank, N.A., you are the shareholder of record of the shares.

Beneficial Owner — If your shares are held in a brokerage account, bank or by another nominee, you are the “beneficial owner” of shares held in street name.

Q:	If I am a “shareholder of record” of shares, how do I vote?

A:

You may vote these shares (1) over the Internet by following the instructions provided either in the Notice or on a separate proxy card if you have received a printed set of proxy materials, (2) over the telephone by following the instructions provided in either the Notice or in the separate proxy card if you have received a printed set of proxy materials, (3) by mail if you received a printed set of proxy materials by completing and returning the separate proxy card in the prepaid and addressed envelope, or (4) in person at the annual meeting. Written ballots will be passed out to anyone who wants to vote in person at the annual meeting.

Shareholders of record may vote their shares by telephone or through the Internet 24 hours a day, 7 days a week. Telephone and Internet votes must be received by 11:59 p.m. Eastern Daylight Time on April 30, 2012 and votes by mail must be received on or before May 1, 2012 at 12:30 p.m. Eastern Daylight Time.

Q:	If I am a beneficial owner of shares, how do I vote?

A:

You may instruct your broker, bank or other nominee on how to vote these shares. Your nominee has provided voting instructions for you to use in directing your nominee on how to vote these shares. The instructions from your nominee will indicate if Internet or telephone voting is available and, if so, will provide details regarding how to use those systems. Additionally, you may vote these shares in person at the annual meeting if you have requested and received a legal proxy from your broker, bank or other nominee (the shareholder of record), giving you the right to vote these shares in person at the annual meeting, and you complete the legal proxy and present it to us at the annual meeting.

Q:	If my shares are held in Gardner Denver’s retirement savings plan, how do I vote?

A:

Shares of our common stock held in the Gardner Denver, Inc. Retirement Savings Plan (the “Retirement Savings Plan”) will be voted by JPMorgan Chase Bank, N.A. (“JPMorgan”), as trustee of this plan. Voting instructions regarding your shares in the Retirement Savings Plan must be received by 11:59 p.m. Eastern Daylight Time on April 26, 2012. After April 26, 2012, all shares of our common stock held in the Retirement Savings Plan for which voting instructions have not been received, and all shares not yet allocated to participants’ accounts, will be voted by JPMorgan, as trustee, in the same proportion (“FOR” or “AGAINST”) as the shares for which instructions are received from participants in this plan.

Q:	Can I revoke my proxy later?

A:

If you are a shareholder of record of shares, you may revoke your proxy at any time before it is voted by: (1) the timely delivery of a valid, later-dated proxy, a later-dated vote by telephone, or a later-dated vote via the Internet, (2) providing timely written notice of revocation to our Corporate Secretary at our principal executive offices at 1500 Liberty Ridge Drive, Suite 3000, Wayne, Pennsylvania 19087, or (3) attending the annual meeting and giving oral notice of your intention to vote in person.

If you are a beneficial owner of shares, you may revoke your proxy at any time before it is voted by: (1) submitting new voting instructions to your broker, bank or other nominee in accordance with its voting instructions, or (2) obtaining a legal proxy from your bank, broker or other nominee giving you the right to vote these shares in person at the annual meeting, completing the legal proxy and presenting it to the Company at the annual meeting.

Attendance at the annual meeting will not in and of itself revoke a proxy.

Q:	Who is entitled to vote?

A:	The record date for determining the shareholders entitled to notice of, and to vote at, the annual meeting was the close of business on March 2, 2012 (the “Record Date”).

Q:	How many shares can vote?

A:

On the Record Date, the outstanding voting securities of the Company were 50,699,268 shares of common stock, par value $0.01, referred to herein as “common stock.” Each share of common stock is entitled to one vote on each proposal presented at the annual meeting.

Q:	How is a quorum determined?

A:

The presence, either in person or by proxy, of at least a majority of the issued and outstanding shares of common stock is required to establish a quorum. Abstentions and “broker non-votes” (as described below) will be considered present at the annual meeting for purposes of determining a quorum at the annual meeting.

Q:	How will my shares be voted if I do not give specific voting instructions?

A:	Beneficial Owner:

If you are the beneficial owner of shares held in street name and properly submit your proxy, but do not provide voting instructions therein to your broker, bank or other nominee, the nominee that holds your shares may use their discretion in voting such shares with respect to “routine items,” but not with respect to “non-routine items,” under the rules of the NYSE. On non-routine items for which you properly submit your proxy, but do not provide voting instructions to your broker, bank or other nominee, these shares will not be voted and will be treated as “broker non-votes.” The proposal to ratify the appointment of E&Y as our independent registered public accounting firm for 2012 (Proposal 2) is considered a routine item and therefore may be voted upon by your broker, bank or other nominee if you do not provide voting instructions on this proposal. However, the election of directors (Proposal 1), the amendment and restatement of the Incentive Plan (Proposal 3) and the advisory vote to approve executive compensation (Proposal 4) are considered non-routine items and therefore may not be voted upon by your broker, bank or other nominee if you do not provide voting instructions on these specific proposals.

Shareholder of Record:

If you are a shareholder of record and do not specify a choice on a matter when returning an executed proxy, these shares will be voted (1) “FOR” the election of each of Michael C. Arnold, Barry L. Pennypacker, and Richard L. Thompson, the director nominees named in this proxy statement, (2) “FOR” the ratification of the appointment of E&Y as our independent registered public accounting firm for 2012, (3) “FOR” the approval of the amendment and restatement of the Incentive Plan, and (4) “FOR” the approval, on an advisory basis, of the Company’s executive compensation.

Retirement Savings Plan:

If your shares of common stock are held in the Retirement Savings Plan and you do not submit voting instructions, your shares and all shares that have not yet been allocated to your account will be voted by JPMorgan, the trustee of this plan, in the same proportion (“FOR” or “AGAINST”) as the shares of common stock for which instructions are received from participants in such plan.

Q:	Who is paying for the cost of soliciting proxies for the annual meeting and how will the solicitation be done?

A:

The costs of soliciting proxies pursuant to this proxy statement will be paid by the Company. Solicitation may be made in person or by telephone, electronic mail, mail or facsimile. The Company will bear the expense of preparing and distributing this proxy statement and accompanying materials to our shareholders. Upon request, the Company will reimburse brokers, banks or other nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the annual meeting to the beneficial owners of common stock.

The Company has retained Georgeson Inc., an independent proxy solicitation firm (“Georgeson”), to assist in soliciting proxies from shareholders. Georgeson will receive a fee of approximately $10,000 as compensation for its services and will be reimbursed for its reasonable out-of-pocket expenses. The Company has agreed to indemnify Georgeson against certain liabilities arising under the federal securities laws.

Q:	Who can help answer my questions?

A:

If you have questions concerning a proposal or the annual meeting, or if you need directions to or special assistance at the annual meeting, please call our Investor Relations office at (610) 249-2009 or email investor.request@gardnerdenver.com. In addition, information regarding the annual meeting is available via the Internet at our website www.gardnerdenver.com.

PART ONE: CORPORATE GOVERNANCE

Our Corporate Governance Policy, Board committee charters, Director Independence Standards, Related Party Transactions Policy, Code of Ethics and Business Conduct and Environmental and Safety Policy provide the framework for our corporate governance and are designed to ensure that the Company is managed for the long-term benefit of our shareholders. We routinely evaluate our corporate governance policies, standards and practices to ensure that they comply with SEC rules and regulations and the corporate governance listing standards of the NYSE, the exchange on which our common stock is currently listed.

Our Corporate Governance Policy, Audit and Finance Committee Charter, Management Development and Compensation Committee Charter and Nominating and Corporate Governance Committee Charter, Director Independence Standards, Related Party Transactions Policy, Code of Ethics and Business Conduct and Environmental and Safety Policy are available on our website at www.gardnerdenver.com. Information on our website does not constitute a part of this proxy statement.

Corporate Governance Policy

Our Board has adopted a policy regarding corporate governance. The objective of this policy is to help ensure that our Board maintains its independence, objectivity and effectiveness in fulfilling its responsibilities to our shareholders. The policy establishes the criteria and requirements for:

•	Selection and retention of directors;

•	Procedures and practices governing the operation and compensation of our Board; and

•	Principles under which management shall direct and operate the business of the Company and its subsidiaries.

The policy provides that a substantial majority of our Board should be independent based on the independence standards of the NYSE with varied and complementary backgrounds. Directors may serve on the boards of directors of no more than four for-profit organizations, including the Company, and members of our Audit and Finance Committee (the “Audit Committee”) may serve on the audit committees of no more than three for-profit organizations, including the Company. The policy specifies that a director who has a material change in his or her primary employment or professional responsibilities must submit a letter of resignation, which the Board may accept or reject.

Directors who are employees of the Company must retire as a director at the next regular Board meeting following termination of employment. In addition, the policy also specifies that at the regularly scheduled Board meeting prior to a nonemployee director’s 70th birthday and each year thereafter, nonemployee directors will submit their resignation to our Nominating and Corporate Governance Committee (the “Governance

Committee”). The Governance Committee will make an evaluation and recommendation for a decision by the full Board as to whether to accept or reject the director’s resignation based on the director’s contributions and the Board’s needs at the time. A nonemployee director must retire as a director at the next regularly scheduled meeting of the Board following the date he or she attains 75 years of age. A nonemployee director is also eligible to retire at the end of any elected term or at the discretion of the Board following review by the Governance Committee. The policy also requires that at any one time, at least 50% of the number of nonemployee directors must be actively engaged in business as an employee, consultant, director (other than for the Company) or in a similar capacity for a minimum of 250 hours per year.

For 2011, all of our directors, including the director nominees seeking re-election, have complied with our Corporate Governance Policy. In accordance with the policy, Mr. Thompson tendered his resignation to the Board on October 24, 2011. Among other factors, the Board considered Mr. Thompson’s key expertise in compensation committee matters and his significant contribution to our Management Development and Compensation Committee (the “Compensation Committee”), of which he has served as Chairperson since 2000. As such, the Board determined that accepting Mr. Thompson’s resignation would not be in the best interests of the Company or its shareholders and declined such resignation on November 16, 2011.

Composition of the Board of Directors

Our Board currently consists of nine directors and is divided into three classes. One class is elected at each annual meeting to serve for a three-year term. With the exception of our Chief Executive Officer (“CEO”), all of our Board members, including our Chairperson of the Board, are independent as determined in accordance with the NYSE listing standards as described under the “Director Independence” section of this proxy statement set forth below. There are no family relationships among any of the Company’s executive officers, directors or director nominees. The current composition of our Board is as follows:

NOMINEES FOR ELECTION AT THE ANNUAL MEETING

Terms Expiring at the 2012 Annual Meeting of Shareholders

Michael C. Arnold, age 55, has been a director of Gardner Denver since his appointment by the Board of Directors in June 2009. Mr. Arnold was appointed to the role of President and Chief Executive Officer of Ryerson Inc. in January 2011, a leading distributor and processor of metals in North America. Previously, Mr. Arnold served as Executive Vice President and President of the Bearings and Power Transmission Group at The Timken Company, a publicly held manufacturer of innovative friction management and power transmission products and services (“Timken”) from 2007 until December 2010. Mr. Arnold served as President of Timken’s former Industrial Group from 1999 through 2007. Mr. Arnold earned both a B.S. in mechanical engineering and a Masters in sales and marketing from The University of Akron. He also completed the Advanced Management Program at Harvard University. Mr. Arnold served as Chairman of Endorsia.com International AB. He is a member of The University of Akron’s Engineering Advisory Council. He has also served as a director of Cincinnati Incorporated since May 2008.

With his years of managerial experience at Timken, Mr. Arnold brings to our Board demonstrated managerial expertise in international manufacturing. In his short tenure as one of our directors, Mr. Arnold’s understanding of the complexity of operating a global manufacturing organization and the impact of the economic conditions currently facing the Company has established him as a respected addition to our Board.

Barry L. Pennypacker, age 51, was appointed President and Chief Executive Officer of Gardner Denver in January 2008 and as a director in February 2008. He joined the Company from Westinghouse Air Brake Technologies Corporation, a worldwide provider of technology-based equipment and services for the rail industry, where he held a series of Vice President positions with increasing responsibility from 1999 to 2008, with his last position being Vice President, Group Executive. Prior to that, he was Director, Worldwide Operations for the Stanley Fastening Systems, an operating unit of Stanley Works, from 1997 to 1999. Mr. Pennypacker also served in a number of senior management positions of increasing responsibility with Danaher Corporation from 1992 to 1997. He holds a B.S. in operations management from the Pennsylvania State University and an M.B.A. in operations research from St. Joseph’s University.

Mr. Pennypacker’s extensive managerial and operational expertise has proven invaluable to the Company and the Board during the recent worldwide economic downturn. His foresight to make crucial operational improvements and his continued vision in implementing the Gardner Denver Way has been a significant factor in the Company’s success. His leadership in addressing the issues facing the Company has provided our Board with the insight necessary to strategically plan for the Company’s future successes.

Richard L. Thompson, age 72, has been a director of Gardner Denver since November 1998. Mr. Thompson served as a Group President and Executive Office Member of Caterpillar Inc. (“Caterpillar”), a publicly held manufacturer of construction machinery and equipment, from 1995 until his retirement in June 2004. He earned both a B.S. in electrical engineering and an M.B.A. from Stanford University and also completed the Caterpillar Advanced Management Program. Mr. Thompson serves as Chairman of the Board of Directors of Lennox International, Inc., a publicly held manufacturer of HVAC and refrigeration equipment, and as a director of NiSource Inc., a publicly held electric and gas utility.

Mr. Thompson is a recognized operational leader within the industrial manufacturing sector. His service as Chairman of the Board of Lennox and as a director of NiSource in addition to his 21 years of service as a senior executive at Caterpillar have provided him with managerial and international operational expertise which translates into a valuable asset to our Board. Mr. Thompson’s positions have also provided him with a wealth of knowledge in executive compensation and human resources matters. This expertise has made Mr. Thompson an important member of the Compensation Committee, which he has led since his appointment as Chairperson in 2000.

DIRECTORS WHOSE TERMS OF OFFICE WILL CONTINUE AFTER THE ANNUAL MEETING

Terms Expiring at the 2013 Annual Meeting of Shareholders

John D. Craig, age 60, has been a director of Gardner Denver since his appointment by the Board of Directors in November 2011. Mr. Craig has served as Chairman of the Board of Directors, President and Chief Executive Officer of EnerSys, a publicly traded company and the world’s largest manufacturing and marketer of industrial batteries and related equipment, since November 2000. Prior to joining EnerSys in 2000, Mr. Craig served six years with Yuasa, Inc., holding a series of positions with increasing responsibility, with his last position being President and Chief Operating Officer. Mr. Craig holds a B.S. from Western Michigan University and an M.S. from Arizona State University. He currently serves on the boards of Kutztown University Foundation, American Red Cross (Berks County) and Reading Hospital, and is President and a board member of Battery Council International.

Diane K. Schumacher, age 58, was appointed Chairperson of the Board of Directors in November 2011 and has been a director of Gardner Denver since August 2000. Mrs. Schumacher served as Senior Vice President, General Counsel and Secretary of Cooper Industries, Ltd., a company engaging in the manufacture and sale of electrical products and tools and the Company’s former parent company (“Cooper”), from 1995 to 2003, and was Senior Vice President, General Counsel and Chief Compliance Officer until August 2006. She served as Special Counsel to the CEO of Cooper from September 2006 until her retirement from Cooper in September 2008. Mrs. Schumacher is currently providing legal services to a number of non-public companies as an independent consultant. She is a member of the Advisory Board, College of Business, Southern Illinois University. Mrs. Schumacher holds a B.A. in economics from Southern Illinois University and a J.D. from DePaul University College of Law. She also completed the Harvard Advanced Management Program.

Mrs. Schumacher is an experienced legal leader with the skills necessary to guide our Board and its Governance Committee. Her legal expertise in the manufacturing industry and long-standing, intimate knowledge of Gardner Denver gained during her service at Cooper, the Company’s former parent company, have been valuable to our Board and in her position as the Chairperson of our Governance Committee.

Charles L. Szews, age 55, has been a director of Gardner Denver since November 2006. In January 2011, Mr. Szews was appointed as the President and Chief Executive Officer of Oshkosh Corporation (“Oshkosh”), a specialty vehicle manufacturer. He has been a director of Oshkosh since May 2007. Previously, he served as President and Chief Operating Officer of Oshkosh from October 2007 until January 2011, as Executive Vice President and Chief Financial Officer of Oshkosh from 1997 until 2007 and Vice President and Chief Financial Officer from 1996 to 1997. Prior to joining Oshkosh in 1996, Mr. Szews spent eight years with Fort Howard Corporation, a paper manufacturing company, holding a series of positions with increasing responsibility, with his last position being Vice President and Controller. Mr. Szews also has ten years of audit experience at E&Y. Mr. Szews holds a B.B.A. in comprehensive public accounting from the University of Wisconsin-Eau Claire and was previously a Certified Public Accountant for 28 years.

Mr. Szews is an experienced financial and operational leader within the manufacturing industry. His prior senior financial positions at Oshkosh, Fort Howard and E&Y have provided him with a wealth of knowledge in dealing with complex financial and accounting matters. In his current position as President and Chief Executive Officer of Oshkosh, Mr. Szews has critical insight into the operational and financial requirements of a large, publicly traded manufacturing company, which has proven invaluable to our Board and Audit Committee. Mr. Szews qualifies as an audit committee financial expert.

Terms Expiring at the 2014 Annual Meeting of Shareholders

Donald G. Barger, Jr., age 69, has been a director of Gardner Denver since its spin-off from Cooper in April 1994. Mr. Barger retired in February 2008 from YRC Worldwide, Inc. (“YRCW”), formally Yellow Corporation, a publicly held company specializing in the transportation of goods and materials. He served as special advisor to the Chief Executive Officer of YRCW from September 2007 to February 2008 and as Executive Vice President and Chief Financial Officer of YRCW and Senior Vice President and Chief Financial Officer of Yellow Corporation from December 2000 to September 2007. Prior to joining Yellow, he served as Vice President and Chief Financial Officer of Hillenbrand Industries Inc. (“Hillenbrand”), a publicly held company serving the healthcare and funeral services industries, from March 1998 until December 2000. Mr. Barger was also Vice President, Chief Financial Officer of Worthington Industries, Inc. (“Worthington”), a publicly held manufacturer of metal and plastic products and processed steel products, from September 1993 until joining Hillenbrand. Mr. Barger has a B.S. from the United States Naval Academy and an M.B.A. from the University of Pennsylvania, Wharton School of Business. Mr. Barger is a director of Globe Specialty Metals, Inc., a publicly held producer of silicon metal and silicon-based specialty alloys, and Precision Aerospace Components, Inc., a publicly held provider of quality aerospace components. Mr. Barger retired as a director in February 2012 from Quanex Building Products Corporation, a publicly held manufacturer of engineered materials and components for the U.S. building products markets.

Mr. Barger is an experienced financial leader with the skills required to lead our Audit Committee. His service as Chief Financial Officer for YRCW, Hillenbrand, and Worthington, as well as his service on two other public companies’ audit committees, qualify him as an audit committee financial expert and his industry experience has been a valuable asset, both on our Board and as the Chairperson of our Audit Committee.

Raymond R. Hipp, age 69, has been a director of Gardner Denver since November 1998. Since July 2002, Mr. Hipp has served as a strategic alternative and mergers and acquisitions consultant. Mr. Hipp served as Chairman, President and CEO and a Director of Alternative Resources Corporation, a provider of information technology staffing and component outsourcing, a position he held from July 1998 until his retirement in June 2002. From August 1996 until May 1998, Mr. Hipp was the Chief Executive Officer of ITI Marketing Services, a provider of telemarketing services. Mr. Hipp has a B.S. from Southeast Missouri State University. In February 2011, Mr. Hipp was appointed a Director and Chairman of the Audit Committee for Neogenomics, Inc., a biotechnology company operating a network of cancer-focused testing laboratories.

With his years of senior managerial experience in information technology and mergers and acquisitions, Mr. Hipp has been a trusted member of our Board and Audit Committee in assessing technological risks facing the Company and evaluating potential strategic acquisitions and business combinations.

David D. Petratis, age 54, has been a director of Gardner Denver since July 2004. In July 2008, Mr. Petratis was appointed Director, President and Chief Executive Officer of Quanex Building Products Corporation (“Quanex”), a publicly held manufacturer of engineered materials and components for the U.S. building products markets. In addition to his current role at Quanex, in December 2008, he was elected to the position of Chairman. Mr. Petratis previously served as President and Chief Executive Officer of the North American Operating Division of Schneider Electric, a market-leading brand of electrical distribution and industrial control products, systems and services, from January 2004 until May 2008 and President and Chief Operating Officer from December 2002 until his promotion in January 2004. He was President of MGE Americas, a privately held manufacturer of power supplies, from 1996 through 2002. Mr. Petratis earned a B.A. in industrial management from the University of Northern Iowa and an M.B.A. from Pepperdine University. He has held positions on the Board of Directors of the University of California, Irvine Graduate School of Management, the California State (Fullerton) Quality Advisory Board and Project Independence, a community agency in Costa Mesa, California for the developmentally disabled. Mr. Petratis also served on the Board of Governors of National Electrical Manufacturers Association (NEMA) and the International Electrical Safety Foundation.

Mr. Petratis is an experienced manufacturing and operational leader. Through his leadership role as Chief Executive Officer for a similarly sized company, Mr. Petratis has critical insights into the operational and financial requirements of a publicly traded manufacturing company which have proven beneficial to the Board and our Audit Committee.

Meetings of the Board of Directors

Our Board held five meetings during 2011. Our nonemployee directors met in executive session without any management directors or employees four times during 2011. Mr. Hansen, our former independent Chairperson, presided over all of these meetings before his retirement in November 2011. In addition to our full Board meetings, directors attended meetings of the committees on which they serve. Pursuant to our Corporate Governance Policy, each director is expected to attend our annual shareholder meeting. Each director attended at least 75% of the aggregate of the Board meetings and the meetings of committees of which he or she was a member.

Committees of the Board of Directors

Our Board has three standing committees composed exclusively of independent, nonemployee directors: the Audit Committee, the Compensation Committee and the Governance Committee. Each of the standing committees operates under a written charter adopted by the Board. All of the committee charters are available on our website at www.gardnerdenver.com. Our committees have the authority to retain outside advisors to assist each committee in meeting its obligations, as necessary and appropriate, and to ensure that we provide appropriate funding to pay the fees and expenses of such advisors.

Committee Membership

During 2011

Directors	Audit Committee		Compensation Committee		Governance Committee
Michael C. Arnold			✓
Donald G. Barger, Jr.	✓	*
John D. Craig(1)	✓
Frank J. Hansen(2)			✓		✓
Raymond R. Hipp	✓
Barry L. Pennypacker
David D. Petratis			✓
Diane K. Schumacher			✓		✓	*
Charles L. Szews	✓				✓
Richard L. Thompson			✓	*	✓

*	Chairperson of the Committee

(1)	Mr. Craig was appointed to the Audit Committee in November 2011.

(2)	Mr. Hansen retired from the Board in November 2011.

The Audit and Finance Committee.  Our Audit Committee held 11 meetings during 2011, including 7 telephonic meetings. Our Audit Committee assists our Board (with particular emphasis on the tone at the top of the Company) in fulfilling its oversight responsibilities with respect to the integrity of our financial statements and financial information provided to shareholders and others, our compliance with legal and regulatory requirements including our compliance policies and procedures, and the effectiveness of our internal and external audit processes. The Audit Committee is directly responsible for ensuring the independence and qualifications of our independent registered public accounting firm (sometimes referred to herein as our “independent auditor”). The committee performs these functions by: (i) overseeing our financial reporting process; (ii) selecting and overseeing our independent auditor; (iii) reviewing the scope of audits performed by our independent and internal auditors, as well as the results of such audits; (iv) monitoring our disclosure and internal controls; (v) overseeing our compliance program; and (vi) overseeing our risk assessment and management practices. Our Board has determined that all of the members of our Audit Committee meet the independence and other requirements for audit committee membership of the NYSE listing standards and SEC requirements. The Board has also determined that Donald G. Barger, Jr. and Charles L. Szews are both audit committee financial experts, as that term is defined in the SEC rules. The Audit Committee’s report is set forth below.

The Management Development and Compensation Committee.  Our Compensation Committee held five meetings during 2011. Our Compensation Committee assists our Board in fulfilling its oversight responsibilities with respect to executive selection, retention and compensation and succession planning. The committee performs this function by: (i) evaluating our executive officers’ performance, including our CEO, and establishing and reviewing their compensation, including incentive equity and cash compensation, other benefits, and corporate goals relevant to executive compensation; (ii) administering our compensation plans for all eligible employees; (iii) reviewing and consulting with our CEO concerning the selection of executive officers, management succession planning, executive performance, organizational structure and matters related thereto; (iv) recruiting candidates for CEO in the event that position becomes vacant; (v) monitoring executive stock ownership in accordance with the Company’s stock ownership guidelines, and (vi) reviewing compensation risk to determine whether compensation policies and practices for employees are reasonably likely to have a material adverse effect on the Company. Pursuant to its charter, the Compensation Committee may delegate to a subcommittee all or such portion of its power and authority as the Compensation Committee deems appropriate. Our Board has determined that all of the members of our Compensation Committee meet the independence requirements of the NYSE listing standards. The Compensation Committee’s report is set forth below.

The Nominating and Corporate Governance Committee.  The Governance Committee held three meetings during 2011. The Governance Committee assists our Board in fulfilling its oversight responsibilities with respect to the selection of director nominees for the Board, the overall effectiveness of the Board and its practices and corporate governance practices and principles. The committee performs this function by: (i) reviewing and evaluating the overall effectiveness of the organization of our Board, including our Chairperson of the Board, our incumbent directors, the Board’s size and composition, committee membership, and the conduct of its business, and making appropriate recommendations to our Board with regard thereto; (ii) establishing and reviewing director compensation; (iii) reviewing criteria and process for identifying and recruiting of Board nominees; (iv) identifying, recruiting, and recommending qualified Board nominees; (v) developing, recommending and reviewing corporate governance principles applicable to the Company; and (vi) reviewing and assessing related person transactions and the independence of our directors. Our Governance Committee reviews with our Board, on at least an annual basis, the requisite qualifications, independence, skills and characteristics of Board candidates, Board members and our Board as a whole. Our Board has determined that all of the members of our Governance Committee meet the independence requirements of the NYSE listing standards.

Board’s Role in Risk Oversight

Our Board is responsible for the Company’s risk-oversight function. The Board, with the assistance of its standing committees and our CEO, Chief Financial Officer, General Counsel, and Director of Internal Audit, identifies, evaluates and discusses the material enterprise risks that could impact the Company’s operations and tactical and strategic decisions. These enterprise risks include operational, financial, legal, regulatory, market and reputational risks. In 2009, our Board implemented an enhanced enterprise risk management process (the “ERM Process”) to assist the Board in identifying and evaluating the Company’s material enterprise risks. As part of the ERM Process, the Board periodically surveys Board members and senior management requesting independent evaluations and opinions of the Company’s material enterprise risks, together with a description of any mitigation strategies associated with such risks. The evaluations are then reported to the Board where they are considered, weighted and prioritized by the Board and senior management. Highly weighted or prioritized risks may be specifically assigned to a risk manager within the Company who is responsible for the management and reporting of that risk, including the development of mitigation strategies. The ERM Process is designed, in part, to (i) inform the Board of the Company’s material enterprise risks, (ii) inform the Board how Company management addresses such risks, and (iii) permit the Board to discuss and evaluate how these risks interrelate and affect the Company’s ongoing operations and tactical and strategic decisions, so that the Board is able to fulfill its oversight obligations. In 2011, our management conducted a survey of the Board and the management team, with input from the Company’s insurance broker, to re-evaluate key risks faced by the Company. This survey was consistent with management’s assessment of the Company’s material risks. Our management and Board will continue to monitor these risks and assess potential risks on an on-going basis. We believe our Board leadership structure promotes the ERM Process as further described below.

In addition to the ERM Process, the Board’s standing committees routinely monitor the various risks that fall under their respective purview as set forth in each Board committee’s charter. Each Board committee routinely reports its actions to the full Board, enabling the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Independent Chairperson of the Board

Our Board has been led by a non-executive, independent Chairperson since May 2008. Mrs. Schumacher was appointed Chairperson of the Board effective as of November 2011 and has been an independent director of Gardner Denver since August 2000.

Separation of the roles of Chairperson and CEO allows our CEO, Mr. Pennypacker, to focus on the management and day-to-day operations of the Company and allows our independent Chairperson to focus on the Board’s oversight responsibilities and the long-term sustainability of the Company. Our Chairperson works to develop a high-performing Board by working with Company management to ensure the Board has timely and adequate information, supporting and mentoring the CEO and ensuring effective shareholder communications.

Among the duties and responsibilities of our independent Chairperson are the following:

•	Presides at all meetings of the Board, including executive sessions of the independent directors and non-management directors;

•	Assists in the preparation of all Board and committee agendas and meeting schedules, and coordinates Board committee activities;

•	Promotes an environment of open, transparent, two-way communications between the Board and senior management;

•	Communicates with senior management to align Board and management priorities;

•	Promotes an active, on-going succession process for Board and senior management positions;

•	Promotes, with senior management, the ERM Process;

•	Supports senior management in promoting high ethical standards in all Company and Board dealings; and

•	Oversees the implementation of the Company’s strategic planning processes.

Director Independence

In accordance with the NYSE listing standards and applicable SEC rules and guidelines, our Board assesses the independence of its members from time to time. As part of this assessment, the following steps are taken:

•	Our Board reviews the various standards of independence applicable to each of the members of the Board and its standing committees;

•

Our Board then reviews the applicable standards of independence in relation to each director’s response to a detailed questionnaire that addresses the director’s background, activities and relationships;

•

Our Board determines whether or not any director has a material relationship with the Company, either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with the Company. In making this determination, our Board broadly considers all relevant facts and circumstances, including without limitation:

¡	The nature of the relationship;

¡	The significance of the relationship to the Company, the other organization and the individual director;

¡	Whether or not the relationship is solely a business relationship in the ordinary course of the Company’s and the other organization’s businesses and does not afford the director any special benefits;

¡	Any commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships; and

¡

Whether the director’s affiliated company has made payments to, or received payments from, the Company for property or services in an amount that exceeds the greater of $1 million or 2% of the annual consolidated gross revenues of the affiliated company.

Applying the applicable NYSE listing standards and SEC rules for independence, our Board determined that each of Michael C. Arnold, Donald G. Barger, Jr., John D. Craig, Raymond R. Hipp, David D. Petratis, Diane K. Schumacher, Charles L. Szews and Richard L. Thompson is independent. Mr. Pennypacker is not independent due to his employment relationship with the Company.

Relationships and Transactions

Our Board has adopted a written policy governing the approval of related person transactions for directors and executive officers. Pursuant to this policy, our Governance Committee reviews and approves relationships and transactions between the Company and our directors and executive officers, or their immediate family members, to determine whether such persons have a direct or indirect material interest therein.

Prior to entering into a potential related person transaction, the related person must notify our General Counsel of the relevant facts and circumstances, including the related person’s interest in the transaction and the value of the proposed transaction. Our General Counsel will confer with the relevant business unit leader to confirm and supplement the information in the notice, and determine whether the transaction is subject to this policy. If the transaction is subject to our policy and involves an aggregate amount in excess of $120,000 (over the entire term of the transaction), the transaction will be submitted to the Governance Committee for consideration at a committee meeting.

The Governance Committee reviews all relevant facts and circumstances available and approves only those transactions with related persons that it determines in good faith to be in, or to not be inconsistent with, the best interests of the Company and our shareholders. The Governance Committee considers, among other things, the following in evaluating such proposed transactions:

•	The nature of the related person’s interest in the transaction;

•	The material terms of the transaction, including, without limitation, the amount and type of transaction;

•	The importance of the transaction to the related person and the Company, respectively;

•	Whether the transaction would impair the judgment of the director or executive officer to act in the best interest of the Company;

•	Whether the transaction is in the ordinary course of business and comparable to those available to third parties;

•	The overall fairness of the transaction to the Company; and

•	Any other facts the Governance Committee deems appropriate.

Transactions are approved or denied in our Governance Committee’s sole discretion. The Governance Committee retains the flexibility to condition any approval upon requiring additional actions or non-actions by the Company or the related person. Conditions will be considered on a case by case basis with a focus on the aspects of the transaction that give rise to a conflict of interest or otherwise cause the transaction not to be in the best interest of the Company. Conditions may include limiting the duration of the transaction, limiting the monetary amount of the transaction, modifying other material terms of the transaction, requiring periodic reporting, and appointing an independent Company representative to monitor various aspects of the transaction.

We are not aware of any relationships or related person transactions that require disclosure under the proxy rules and regulations promulgated by the SEC.

Code of Ethics and Business Conduct

We have adopted a Code of Ethics and Business Conduct (“Code of Ethics”) that applies to all members of our Board and all executive officers and employees of the Company. In addition, under the charter of our Audit Committee, the CEO and Chief Financial Officer, among others, are required to certify annually their adherence to our Code of Ethics. We intend to satisfy the SEC’s disclosure requirement regarding amendments to or waivers of our Code of Ethics by posting such information on our website at www.gardnerdenver.com.

Communications with Directors

Our Board has adopted the following procedures for our shareholders and all other interested parties to send communications to our entire Board, non-management or independent directors, Board committees or individual directors.

Shareholders and other interested persons seeking to communicate with our directors should submit their written comments to our Corporate Secretary at 1500 Liberty Ridge Drive, Suite 3000, Wayne, Pennsylvania 19087. Such persons who prefer to communicate by e-mail should send their comments to corporatesecretary@gardnerdenver.com. Our Corporate Secretary will then forward all such communications (excluding routine advertisements and business solicitations) to each member of our Board, or the applicable individual director(s) and/or committee chairperson(s). Our Chairperson of the Board will receive copies of all appropriate shareholder communications, including those addressed to individual directors and/or committee chairpersons, unless such communications address allegations of misconduct or mismanagement on the part of the Chairperson of the Board. In such event, our Corporate Secretary will first consult with and receive the approval of our Audit Committee Chairperson before disclosing or otherwise discussing the communication with our Chairperson of the Board.

If a shareholder communication is addressed exclusively to our nonemployee directors, our Corporate Secretary will consult with and receive the approval of the Chairperson of our Governance Committee before disclosing or otherwise discussing the communication with directors who are members of management.

We reserve the right to screen materials sent to our directors for potential security risks and/or harassment purposes.

Shareholders also have an opportunity to communicate with our Board at our annual meeting of shareholders. Pursuant to our Corporate Governance Policy, each director is expected to attend the annual meeting in person and be available to address questions or concerns raised by shareholders, subject to occasional excused absences due to illness or unavoidable conflicts.

Process for Nominating Directors

The Governance Committee periodically assesses the appropriate size and composition of the Board, and whether any vacancies on the Board are expected. In the event that vacancies are anticipated or otherwise arise, the Governance Committee will review and assess potential director candidates. The Governance Committee utilizes various methods for identifying and evaluating candidates for director. Candidates may come to the attention of the Governance Committee through recommendations of Board members, management, shareholders or professional search firms.

When identifying and evaluating candidates for Board membership, our Governance Committee considers individuals from various and diverse backgrounds. Although we do not have a formal diversity policy in place for the Board nomination process, an important factor in our Governance Committee’s consideration and assessment of a candidate is the diversity of the candidate’s background, viewpoints, training, professional experience, education and skill set. While the selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, our Governance Committee believes that candidates generally should, at a minimum, possess the following criteria:

•	Broad training, experience and a successful record at senior policy-making levels in business, government, education, technology, accounting, law or administration;

•	The highest personal and professional ethics, integrity and values and a commitment to representing the long-term interests of all shareholders;

•	Inquisitive and objective perspective and the strength of character and mature judgment essential to effective decision making;

•	Expertise that is useful to the Company and complementary to the background and experience of other Board members; and

•	Willingness and freedom to commit the necessary time to serve effectively as a Board member, including attendance at Board and committee meetings, as applicable.

In evaluating candidates, the Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

Our Governance Committee will consider shareholder recommendations for candidates for our Board, provided such candidates meet the minimum criteria stated above. Any shareholder wishing to submit a candidate for our Governance Committee’s consideration should send the following information to the Corporate Secretary at 1500 Liberty Ridge Drive, Suite 3000, Wayne, Pennsylvania 19087:

•	The shareholder’s name, the number of shares of our common stock owned, the length of time held and proof of ownership;

•	The name, age and address of the candidate;

•

A detailed resume describing, among other things, the candidate’s educational background, occupation, employment history and material outside commitments (i.e., memberships on other boards and committees, charitable foundations, etc.);

•	A supporting statement that describes the candidate’s reasons for seeking election to the Board and documents the candidate’s ability to satisfy the minimum director qualifications described above;

•	Any information relating to the candidate that is required by the rules and regulations of the NYSE and the SEC to be disclosed in the solicitation of proxies for election of directors;

•	A description of any arrangements or understandings between the shareholder and the candidate; and

•	A signed statement from the candidate confirming the candidate’s willingness to serve on our Board if appointed or elected.

Our Corporate Secretary will promptly forward director nominations by shareholders to Mrs. Schumacher, the Chairperson of our Governance Committee and the Chairperson of the Board. The same criteria apply with respect to our Governance Committee’s evaluation of all candidates for membership to our Board, including candidates recommended by shareholders. However, separate procedures will apply, as provided in our Bylaws, if a shareholder wishes to submit at an annual meeting a director candidate who is not approved by our Governance Committee or our Board.

Shareholder Proposals for 2013 Annual Meeting

Shareholder proposals intended to be included in our proxy materials for the 2013 Annual Meeting of Shareholders must be received by us at our principal executive offices (Attention: Corporate Secretary) on or before November 15, 2012. Such proposals must comply with SEC regulations under Rule 14a-8 of the Exchange Act of 1934 (the “Exchange Act”) regarding the inclusion of shareholder proposals in Company-sponsored proxy materials.

Any shareholder desiring to nominate a director or propose other business at our 2013 Annual Meeting of Shareholders without including the shareholder’s nomination or other business in our proxy materials for that meeting must provide timely notice to the Company of the nomination or other business in the form provided by our Bylaws. Please refer to our Bylaws for a description of the required form and content of this notice. To be timely, the notice must ordinarily be delivered to our principal executive offices (Attention: Corporate Secretary) not later than the close of business on the 90th day, and not earlier than the 120th day, prior to the first anniversary date of the preceding year’s annual shareholder meeting (i.e., shareholder proposals or nominations for director for inclusion in the 2013 Annual Meeting must be delivered to our principal executive offices no earlier than January 1, 2013 and no later than January 31, 2013), or such proposal will be considered untimely. However, in the event that the date of the annual meeting of shareholders is more than 30 days before or more than 60 days after the first anniversary of the previous year’s annual meeting of shareholders, then the notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made by the Company.

AUDIT COMMITTEE MATTERS

Report of Our Audit Committee

Management of the Company is responsible for our internal controls and the financial reporting process. KPMG LLP (“KPMG”), our independent registered public accounting firm for the fiscal year ended December 31, 2011, was responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”) and issuing a report thereon. Our Audit Committee’s responsibility is to monitor and oversee these processes with a particular emphasis on the tone at the top of the Company and report its findings to the Board. Our Audit Committee’s function is more fully described in its charter, which has been approved by our Board and is available on our website at www.gardnerdenver.com. Our Audit Committee reviews its charter on an annual basis.

In this context, our Audit Committee has met and held discussions with management and KPMG. Management represented to our Audit Committee that our consolidated financial statements for the fiscal year ended December 31, 2011 were prepared in accordance with U.S. generally accepted accounting principles. Our Audit Committee has reviewed and discussed the audited consolidated financial statements with management and with KPMG. Our Audit Committee has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the PCAOB in Rule 3200T.

The Audit Committee has received the written disclosures and letter required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence.

While members of our Audit Committee perform their own diligence, they are not professionally engaged in the practice of auditing or accounting and are not experts with respect to auditor independence. Therefore, they must rely substantially on the information provided to them and on the representations made by management and KPMG. Accordingly, our Audit Committee’s considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with the standards of the PCAOB, that the financial statements are presented in accordance with U.S. generally accepted accounting principles or that our auditors are in fact “independent.”

Based on its review and discussions with the Company’s management and KPMG, our Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the period ended December 31, 2011 for filing with the SEC.

Audit and Finance Committee

Donald G. Barger, Jr., Chairperson

John D. Craig

Raymond R. Hipp

Charles L. Szews

The information above in the Report of Our Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates the information by reference.

Accounting Fees

In accordance with its charter, our Audit Committee appointed KPMG to serve as our independent registered public accounting firm and audit our consolidated financial statements for fiscal years 2011 and 2010. Pursuant to our Audit and Finance Committee Services Approval Policy, our Audit Committee approved all the audit and non-audit services performed by KPMG in 2011 and 2010. The following summarizes the aggregate fees KPMG billed to the Company for services relating to the years ended December 31, 2011 and December 31, 2010.

Audit Fees.  $3,065,000 (for the fiscal year ended December 31, 2011) and $3,274,000 (for the fiscal year ended December 31, 2010) for professional services rendered for the audit of our annual financial statements included in our Form 10-K and review of quarterly financial statements included in our Forms 10-Q or services that are normally provided in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit-Related Fees.  $0 (for the fiscal year ended December 31, 2011) and $0 (for the fiscal year ended December 31, 2010) for acquisition due diligence, employee benefit plan audits, and other audit services that are reasonably related to the performance of the audit or review of our financial statements, but which are not included under “Audit Fees” above.

Tax Fees.  $300,000 (for the fiscal year ended December 31, 2011) and $355,000 (for the fiscal year ended December 31, 2010) for tax compliance, tax advice and tax planning services.

All Other Fees.  $0 (for the fiscal year ended December 31, 2011) and $0 (for the fiscal year ended December 31, 2010)  for all products and services provided by KPMG other than those described above.

Policies and Procedures for Pre-Approval of Audit and Non-Audit Services

Pursuant to the Audit Committee’s Services Approval Policy, the Audit Committee is required to approve all audit and non-audit services performed by the Company’s independent registered public accounting firm in order to assure that the provision of any services does not impair the registered accounting firm’s independence. With limited exception for non-audit services under certain conditions, services require either general or specific pre-approval.

The Audit Committee has generally pre-approved audit, audit-related, tax and other services that are specifically identified in the Services Approval Policy. The Audit Committee periodically revises the list of pre-approved services specified in this policy, based on subsequent determinations. The term of any general pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it requires specific pre-approval by the Audit Committee. Services that require specific pre-approval include, but are not limited to, the annual audit services engagement terms and fees, certain tax services and non-routine or non-recurring services.

The fee levels for all pre-approved services are established periodically by the Audit Committee. Any proposed service that may exceed the pre-approved fee levels requires specific approval by the Audit Committee.

The Audit Committee does not delegate to management its responsibilities to approve services performed by the independent registered public accounting firm. However, it may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

During fiscal 2011, all services by KPMG were approved by the Audit Committee in accordance with this policy.

Change in Independent Auditor

In accordance with its charter, our Audit Committee annually selects its independent registered public accounting firm for each fiscal year. In addition to considering extending KPMG’s engagement, during 2011 the Audit Committee undertook a competitive request for proposals, and as a result of this process and following careful deliberation, on December 22, 2011, the Audit Committee approved the engagement of E&Y as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012. KPMG continued to serve as the Company’s independent registered public accounting firm until the completion of their audit of the Company’s consolidated financial statements as of and for the fiscal year ending December 31, 2011 and the effectiveness of internal control over financial reporting as of December 31, 2011, and the issuance of their reports thereon. KPMG issued such reports on February 24, 2012.

KPMG’s audit reports on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2011 and 2010 did not contain any adverse opinions or disclaimers of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The audit reports of KPMG on the effectiveness of internal control over financial reporting as of December 31, 2011 and 2010 did not contain any adverse opinions or disclaimers of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except with respect to Robuschi S.p.A. (“Robuschi”), which the Company acquired in the fourth quarter of fiscal 2011, as described below. KPMG’s report dated February 27, 2012, on the effectiveness of internal control over financial reporting as of December 31, 2011, contains an explanatory paragraph that states that the Company acquired Robuschi in December 2011, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2011, Robuschi’s internal control over financial reporting associated with 11% and less than 1% of the Company’s total assets and total revenues, respectively. Consistent with management’s assessment, KPMG’s audit of internal control over financial reporting of the Company also excluded an evaluation of Robuschi’s internal control over financial reporting associated with 11% and less than 1% of the Company’s total assets and total revenues, respectively, included in the consolidated financial statements of the Company as of and for the year ended December 31, 2011.

During the fiscal years ended December 31, 2011 and 2010, and the subsequent interim period through February 24, 2012, there were (i) no disagreements between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreement in their reports on the Company’s consolidated financial statements for such years, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Company provided KPMG with a copy of its Current Report on Form 8-K and its Current Report on 8-K/A (the “Reports”), in which the Company disclosed the above information prior to the time the Reports were filed with the SEC and requested that KPMG furnish letters addressed to the SEC stating whether it agrees with the statements made therein. These letters, dated December 29, 2011 and February 27, 2012, are filed as Exhibit 16.1 to the Reports filed on December 29, 2011 and February 27, 2012, respectively, and are incorporated herein by reference.

On December 22, 2011, the Audit Committee approved the engagement of E&Y to serve as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2012. During fiscal years 2010 and 2011, respectively, the Company did not consult with E&Y regarding either:

•

The application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, nor did E&Y provide written or oral advice to the Company that E&Y concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or

•	Any matter that was either the subject of a “disagreement” (as defined in Regulation S-K Item 304(a)(1)(v)) or a “reportable event” (as defined in Regulation S-K Item 304(a)(1)(v)).

A representative of E&Y and a representative of KPMG are expected to be present at the annual meeting to respond to appropriate questions and will have the opportunity to make a statement if such representative desires to do so.

COMPENSATION COMMITTEE MATTERS

Report of Our Compensation Committee

The purpose of our Compensation Committee is to assist our Board in discharging its responsibilities relating to executive selection, retention and compensation and succession planning. Our Compensation Committee’s function is more fully described in its charter, which has been approved by our Board and is available at our website at www.gardnerdenver.com. Our Compensation Committee reviews its charter on an annual basis.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on its review and discussion with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement, filed pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended.

Management Development and Compensation Committee

Richard L. Thompson, Chairperson

Michael C. Arnold

David D. Petratis

Diane K. Schumacher

The information above in the Report of Our Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates the information by reference.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee or Governance Committee is or has been an officer or employee of the Company or any of our subsidiaries. In addition, none of the members of our Compensation Committee or Governance Committee has or had any relationships with the Company or any other entity that would require disclosure under Item 404 of Regulation S-K. During fiscal 2011, none of our executive officers served on the compensation committee (or equivalent) or board of another entity whose executive officers served on our Compensation Committee, Governance Committee, or Board.

Risk-Related Compensation Policies and Practices

In February 2012, the Compensation Committee undertook an assessment of the risk profile of its executive and non-executive compensation programs. As a result of this assessment, the Compensation Committee believes that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Security Ownership Requirements

The Company maintains stock ownership requirements for its nonemployee directors, executive officers and other key employees. Under these requirements, each nonemployee director is expected to maintain an equity interest in the Company equal to five times his or her annual cash compensation, including compensation for Board and Committee meeting attendance, but excluding the value of equity compensation granted pursuant to the Incentive Plan or amounts we contributed on behalf of such director to our Phantom Stock Plan. The director ownership requirements are to be achieved by the end of the directors’ first three years of service. These requirements also require that the CEO maintain an equity interest equal to five times his annual base salary and each executive officer and corporate vice president maintain an equity interest in the Company equal to three times their annual base salary. The management ownership requirements are to be achieved by the fifth anniversary of each individual’s appointment as an officer. Common stock held directly by the director or officer or their respective immediate family members, and indirectly for the benefit of the director or officer in an IRA account, a family trust, the Retirement Savings Plan and/or the related Excess Contribution Plan, are considered in determining compliance with these requirements. In the case of nonemployee directors, phantom stock units acquired through the director’s deferral of cash compensation are also considered in determining compliance with our stock ownership requirement. Failure to meet these requirements within the allotted time will be taken into consideration when evaluating the individual’s commitment to a continuing relationship with the Company.

The Company’s securities law policy prohibits officers and directors of the Company from hedging the economic risk of their ownership of our common stock, which includes purchasing or selling derivative securities relating to our common stock and purchasing financial instruments that are designed to hedge or offset any decrease in the market value of our common stock.

Security Ownership of Management and Certain Beneficial Owners

The following table sets forth information, as of March 2, 2012, with respect to the beneficial ownership of our common stock by: (a) each of our directors and director nominees; (b) each of our other “named executive officers” set forth in the Summary Compensation Table below; and (c) all of our current directors and executive officers as a group.

Name of Beneficial Owners	Direct Ownership(2),(3),(4)	Indirect Ownership	Percent of Class
Directors
Michael C. Arnold	5,700	—	*
Donald G. Barger, Jr.	15,700	—	*
John D. Craig(5)	—	100	*
Raymond R. Hipp	26,064	—	*
Barry L. Pennypacker (President and Chief Executive Officer)	153,894	627 (9)	*
David D. Petratis	26,081	—	*
Diane K. Schumacher (Chairperson of the Board)	20,776	35,751 (6)	*
Charles L. Szews	13,229	—	*
Richard L. Thompson	13,300	69,365 (7)	*

Other Named Executive Officers
Michael M. Larsen	4,534	26 (9)	*
Brent A. Walters	8,118	254 (9)	*
T. Duane Morgan	20,291	7,596(10)	*
Christopher R. Celtruda(8)	0	0	*

All directors and executive officers as a group(1)	347,056	116,000 (9)	*

*	Less than 1%

(1)	All directors and executive officers as a group includes only those directors and executive officers serving as of the date of this proxy statement, including executive officers not listed herein.

(2)	Each beneficial owner has sole voting and investment power with respect to all shares, except as indicated below.

(3)

Includes shares that could be acquired by the exercise of stock options granted under the Incentive Plan that are currently exercisable or exercisable within 60 days after March 2, 2012, as follows: 5,700 shares for Mr. Arnold; 13,300 shares for Mr. Barger; 0 shares for Mr. Craig; 13,300 shares for Mr. Hipp; 116,467 shares for Mr. Pennypacker; 13,300 shares for Mr. Petratis; 13,300 shares for Mrs. Schumacher; 9,700 shares for Mr. Szews; 13,300 shares for Mr. Thompson; 4,534 shares for Mr. Larsen; 8,118 shares for Mr. Walters; 0 shares for Mr. Celtruda; 18,067 shares for Mr. Morgan; 25,634 shares for all other executive officers not named herein; and 254,720 shares for the group.

(4)

In addition to the shares reported in this table, all nonemployee directors, except for Mr. Craig, own phantom stock units, as further discussed in the “Compensation of Directors” section of this proxy statement set forth below, which units are settled solely in cash. Mr. Craig may elect to defer certain payments into the Phantom Stock Plan. Phantom stock units are included in determining whether individuals meet our stock-ownership requirements.

(5)	Mr. Craig was appointed to the Board in November 2011.

(6)

Shares are held by the Schumacher 2010 Partnership Ltd. Mrs. Schumacher and her husband are the limited partners of the Schumacher 2010 Partnership Ltd. and the Schumacher Management Trust is the general partner. Mrs. Schumacher and her husband are the trustees and the beneficiaries of the Schumacher Management Trust.

(7)	Shares held indirectly in the R&B Thompson 2005 Family Trust. Mr. Thompson and his wife are the trustees and the beneficiaries of the R&B Thompson 2005 Family Trust.

(8)	Mr. Celtruda resigned from the Company, effective February 17, 2012.

(9)	Indirect ownership includes shares owned by the executive officer in our Retirement Savings Plan and/or Excess Contribution Plan.

(10)

Indirect ownership includes 940 shares owned by Mr. Morgan in our Retirement Savings Plan and/or Excess Contribution Plan and 6,656 shares held by the Thomas Duane Morgan and Nicola Rae Morgan Revocable Living Trust, of which Mr. Morgan and his wife are the trustees and beneficiaries.

The following table lists all persons known to be the beneficial owner of more than 5% of our outstanding common stock as of December 31, 2011.

Name and Address	Number of Shares	Percent of Class
T. Rowe Price Associates, Inc.(1)	6,342,920	12.5%
100 E. Pratt Street
Baltimore, MD 21202
BlackRock, Inc.(2)	2,675,800	5.3%
40 East 52nd Street
New York, NY 10022

(1)

T. Rowe Price Associates, Inc. (“Price Associates”) has (i) sole voting power with respect to 1,284,520 of the reported shares, (ii) sole dispositive power with respect to all of the reported shares, and (iii) no shared voting power and no shared dispositive power with respect to the reported shares. These reported shares are owned by various individuals and institutional investors including T. Rowe Price Mid-Cap Growth Fund, Inc. (“Price Growth Fund”), a registered investment company sponsored by Price Associates, to which Price Associates also serves as investment adviser. Price Growth Fund has (i) sole voting power with respect to 3,350,000 of the reported shares, and (ii) no shared voting power and no sole or shared dispositive power with respect to the reported shares. Price Associates disclaims beneficial ownership of the reported shares. Information relating to these reporting shareholders is based on a Schedule 13G/A filed with the SEC on February 10, 2012.

(2)

These shares are owned by BlackRock, Inc. The reporting shareholder has sole voting and dispositive power with respect to the all of the reported shares. Information relating to this reporting shareholder is based on the shareholder’s Schedule 13G/A filed with the SEC on February 13, 2012.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities of the Company. Our insiders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5. As a practical matter, we assist our directors and executive officers by monitoring transactions and completing and filing Section 16(a) forms on their behalf. We believe that, except as described below, all reports required to be filed by insiders during the fiscal year ended December 31, 2011, were filed in a timely manner. Mr. Morgan inadvertently did not file a Form 5 in 2011 to timely report one transaction in December 2010 that changed the nature of his ownership of certain shares of our common stock from direct ownership to indirect ownership by a gift to a revocable living trust for which Mr. Morgan and his spouse are the trustees and beneficiaries. Mr. Morgan’s total ownership of our common stock has been correctly reported in all previously filed Forms 4, and a Form 5 noting the change from direct to indirect ownership was filed with the SEC on February 14, 2012. In addition, on March 7, 2012, Mr. Craig’s original Form 3 was amended to include indirect ownership of shares of our common stock that were not initially reported.

PART TWO: PROPOSALS TO BE VOTED ON AT THE 2012 ANNUAL MEETING

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board has nominated each of Michael C. Arnold, Barry L. Pennypacker, and Richard L. Thompson as directors to serve for a three-year term expiring in 2015. Our Board believes Messrs. Arnold, Pennypacker and Thompson are experienced, well-qualified incumbent directors who have the expertise to direct and oversee our business and will continue to represent the long-term interests of our shareholders. Biographical information on each of these nominees is set forth above.

Each of the nominees has agreed to be named in this proxy statement and serve as a director of the Company, if elected. If any one of the nominees becomes unavailable or unwilling to stand for election or serve as a director before the annual meeting, the accompanying proxy will be voted for the election of such other person, if any, as shall be nominated by the Board, unless the Board resolves to reduce the number of directors to serve on the Board and thereby reduce the number of directors to be elected at the annual meeting. The Company has no reason to believe that any nominee will be unavailable or unwilling to stand for election or serve as a director.

The Board believes that the election of these director nominees is in the best interests of our shareholders and, accordingly, recommends a vote FOR the election of these nominees.

PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed E&Y as our independent registered public accounting firm for the 2012 fiscal year. Although the Company is not required to seek ratification of the Audit Committee’s appointment of E&Y as our independent registered public accounting firm for the 2012 fiscal year, the Board seeks ratification from our shareholders for the appointment of E&Y as a matter of good corporate governance.

No relationship between the Company and E&Y exists other than the usual relationship between independent auditor and client. A representative of E&Y is expected to be present at the annual meeting to respond to appropriate questions and will have the opportunity to make a statement if the representative desires to do so.

If E&Y’s appointment is not ratified by our shareholders, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm for the 2013 fiscal year. Additionally, even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the 2012 fiscal year if it determines that such a change would be in the best interests of the Company and our shareholders.

The Board believes that the ratification of E&Y as our independent registered public accounting firm is in the best interests of our shareholders and, accordingly, recommends a vote FOR this proposal.

PROPOSAL 3 — AMENDMENT AND RESTATEMENT OF THE LONG-TERM INCENTIVE PLAN

We are asking shareholders to approve the Incentive Plan, as amended and restated. The Incentive Plan was originally adopted in 1993, and subsequently approved and amended by our shareholders in May 1996, May 1999, May 2001, May 2004, and May 2007. The Board approved the Incentive Plan, as amended and restated, in February 2012, subject to the approval of our shareholders. The following summary of the Incentive Plan and the amendments to the Incentive Plan should be read in conjunction with, and is qualified by reference to, the full text of the Incentive Plan, as amended and restated, which is included in this proxy statement as Appendix A.

Awards authorized under the Incentive Plan for our employees consist of stock options, stock appreciation rights (“SARs”), restricted stock units (“RSUs”), performance shares, and long-term cash bonuses. Nonemployee directors are eligible for stock options, SARs, restricted stock and RSUs. As described in the “Compensation Discussion and Analysis” section of this proxy statement, the Incentive Plan currently provides our primary form of long-term compensation, in the form of stock options, RSUs and long-term cash bonuses, to our executive officers.

Description of the Amendments

As described below in more detail, among other things, the Incentive Plan would be amended to:

•	Add 2,250,000 shares of common stock available for issuance under the Incentive Plan;

•	Extend the termination date from December 31, 2012 to December 31, 2017;

•	Eliminate tandem SARs and limit free-standing SARs to 10 years;

•	Clarify that dividend equivalents may not be paid or accrue on “unearned” performance shares;

•

Clarify that repricing of stock options or SARs by any method, including by amendment, cancellation and reissuance or exchange or repurchase, is not permitted (except in connection with specified corporate transactions involving the Company), without shareholder approval;

•	Revise the limit on the maximum payout for long-term cash bonus awards and make employees eligible to receive long-term cash bonuses;

•	Expand the list of business criteria applicable for performance based awards;

•	Provide more flexibility in the terms of director awards, including stock options;

•	Provide for 90 days to exercise an option after termination (unless terminated for cause);

•	Clarify that shares withheld for taxes and shares tendered as payment of an option price will be added back to the Incentive Plan as available shares;

•	Remove the 50% of Incentive Plan shares limit on restricted stock and RSUs;

•	Clarify that authority may be delegated to our CEO to make awards (other than to nonemployee directors or employees subject to reporting requirements under Section 16 of the Exchange Act); and

•	Clarify other provisions and limits in the Incentive Plan.

In approving the amended and restated Incentive Plan, shareholders also will be reapproving the performance goals and terms of the Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code”), as described below.

Awards granted prior to shareholder approval are subject to the Incentive Plan in effect prior to the amendments. Awards granted on or after the date of shareholder approval are subject to the Incentive Plan as amended. If the shareholders do not approve the Incentive Plan, the amendments will be null and void.

Summary of Material Terms of the Incentive Plan

Purpose and Administration

The Incentive Plan was established to promote the long-term financial interests of our Company, including its growth and performance, by encouraging our employees to acquire an ownership interest in our Company, to enhance our ability to attract and retain employees of outstanding ability and to align employees’ interests with those of our shareholders.

The Incentive Plan is administered by the Compensation Committee. The Compensation Committee has plenary authority to determine who may participate in the Incentive Plan, the number and types of awards to be made to each participant and the terms, conditions and limitations applicable to each award, as set forth in an award agreement. The Compensation Committee may interpret the Incentive Plan and award agreements and establish, amend, rescind and waive rules and make other determinations in connection with the Incentive Plan. The Compensation Committee designates participants from those employees who have demonstrated significant management potential or who have the capacity for a substantial contribution to the successful performance of our Company. The Compensation Committee may delegate to the CEO its authority to make certain awards, other than with respect to employees who are subject to reporting requirements under Section 16 of the Exchange Act. We are unable to determine the number of individuals who are likely to participate in the Incentive Plan. As of March 1, 2012, stock option awards and RSUs relating to a total of 1,069,463 shares were outstanding under the Incentive Plan and there were approximately 107 plan participants.

Shares Subject to the Incentive Plan; Limitations

Prior to amendment, the Incentive Plan authorized the issuance of up to 10,000,000 shares, subject to anti-dilution adjustments. As of March 1, 2012, only 1,072,866 shares remained available for grants. The proposed amendments would increase the number of shares available for grant by 2,250,000, which number would be added to the number of shares remaining available for grant on the date immediately prior to the 2012 Annual Meeting of Shareholders. Shares available may be authorized and unissued shares or treasury shares. The closing price of our common stock as quoted on the NYSE on March 1, 2012 was $69.19.

Shares of common stock subject to an award that expires unexercised, is forfeited, terminated or canceled, or paid in cash in lieu of common stock, are added back as available for grant under the Incentive Plan. The amendments clarify that shares withheld for taxes and shares tendered to purchase options are added back as authorized shares. However, any shares that are repurchased will not be added back as shares available under the Incentive Plan.

Awards under the Incentive Plan are subject to additional limits, subject to anti-dilution adjustments, as follows.

•	The maximum number of incentive stock options is 7,500,000.

•	In one year no participant may be granted awards with respect to more than 360,000 shares.

•	The maximum payout of a long-term cash bonus relating to any performance period is $6,000,000, or if less, five times base salary, in any calendar year.

Performance Targets

Performance shares and long-term cash bonuses (and certain restricted stock and RSU awards) may be subject to the achievement of performance targets. Performance targets are specified goals established by the Compensation Committee based on one or any combination of the “business criteria.”

The Incentive Plan amendments expand the list of business criteria under the Incentive Plan to increase the flexibility of the Compensation Committee. The business criteria include the following criteria (whether singly or in combination) with respect to the Company (or any of its segments, groups, divisions or affiliates): (i) gross or net revenues; (ii) gross or operating income; (iii) net income; (iv) earnings per share; (v) earnings before or after either, or any combination of, interest, taxes, depreciation, or amortization (including EBIT or EBITDA); (vi) return measures (including return on assets, return on equity, return on investment, return on capital, return on invested capital, gross profit return on investment, and gross margin return on investment); (vii) cash flow (including funds from operations); (viii) shareholder total return; (ix) book value; (x) economic value added; (xi) expenses or costs; (xii) gross or net operating margins; (xiii) market share; (xiv) operational performance measures; (xv) profitability ratios; (xvi) share price (including growth in share price and total shareholder return); (xvii) strategic business objectives (including objective project milestones); (xviii) transaction costs relating to acquisitions or divestitures; and (xix) working capital.

The Compensation Committee may make adjustments when determining the attainment of performance targets to reflect extraordinary, unusual, or nonrecurring items or events, or unusual nonrecurring items identified in the Company’s financial statements.

Employee Awards

Although the Incentive Plan provides for multiple types of awards, recently we have only issued stock options, RSUs and long-term cash bonuses to our executive officers and employees. We typically issue options and RSUs to our nonemployee directors.

Stock Options.  Under the Incentive Plan, stock options may be incentive stock options or nonqualified stock options and are generally intended to qualify as “qualified performance-based compensation” for purposes of Section 162(m) under the Code. Options are exercisable at such times and in such installments as are determined by the Compensation Committee. The maximum option term is ten years after the date of grant (five years for incentive stock options for 10% shareholders). Under the Incentive Plan, repricing of stock options (or SARs) by any method, including cancellation and reissuance or repurchase, is not permitted.

The Compensation Committee has discretion to determine the extent to which an option will be exercisable in the event of death, disability (as defined in the Incentive Plan), retirement (as defined in the Incentive Plan or an award agreement), or other termination of employment. Although the Compensation Committee has discretion to set the vesting terms, recent stock option awards issued to our employees vest in installments over a three-year period, have a term of seven years and are generally forfeitable on termination, except that vesting generally is accelerated in the event of death or disability, and, in the event of retirement, may be accelerated, or continue to vest, as determined by the Compensation Committee and set forth in the award agreement. Amendments to the Incentive Plan clarify that if an employee terminates employment (other than by reason of death, disability, or retirement), an option will continue to be exercisable to the extent that it was exercisable at termination, subject to the original term, for a period of 90 days after termination, unless the termination is for cause (as determined by the Compensation Committee as set forth in an award agreement).

The option exercise price is established by the Compensation Committee, but cannot be less than 100% of the fair market value (110% for incentive stock options for 10% shareholders) on the date of grant. Generally, the fair market value is based on the NYSE closing price. Payment of the option exercise price is made at the time of exercise and may be in cash, shares of common stock or a combination thereof, or such other consideration as the Compensation Committee deems appropriate. The Compensation Committee may condition the vesting of stock options on the achievement of financial performance criteria established by the Compensation Committee at the time of grant.

Stock options issued in the form of incentive stock options may be granted only to our full-time employees and are required to comply with Section 422 of the Code. The aggregate fair market value (as of the date of grant) of shares covered by incentive stock options which are exercisable for the first time by an individual during any calendar year may not exceed $100,000 (as adjusted by Section 422).

Restricted Stock and RSUs.  We typically grant RSUs to our executive officers and employees and our nonemployee directors. We have not recently made any awards of restricted stock and no such awards are outstanding. Restricted stock and RSUs granted under the Incentive Plan are subject to forfeiture under such conditions and for such period of time as the Compensation Committee may establish. Such conditions may include restrictions on transferability, requirements of continued employment and the individual or Company performance and may not be less than 12 months. To the extent restricted stock awards or RSUs are subject to our performance criteria, it is intended that all such awards granted to participants subject to Section 162(m) of the Code will qualify as “qualified performance-based compensation.”

Although the Compensation Committee has discretion to set the vesting terms, recent RSUs issued to our employees have had a restriction period which cliff vests in three years. Under these awards, if the employee terminates employment prior to vesting, generally, the award is forfeited, subject to Compensation Committee discretion to waive or reduce the restriction (except if the termination is for cause and in any case to not to less than 12 months). Typically, these RSUs automatically vest on death, or disability, and, in the case of retirement, may be automatically vested or continue to vest, as determined by the Compensation Committee.

During the period in which any restricted stock is subject to forfeiture restrictions, the Compensation Committee may grant to the participant all or any of the rights of a shareholder with respect to such stock, including voting and dividend rights. RSUs represent a right to receive shares of common stock in the future and do not include voting rights; however, the Compensation Committee may provide for dividend equivalents for RSUs. In recent awards, the Compensation Committee has allowed RSUs to accrue dividends, but they do not vest and are not paid out until the RSUs vest.

Performance Shares.  We have not recently issued any performance shares. Performance share awards may be granted in the form of shares of common stock that are earned only after the attainment of specified performance targets during a performance period established by the Compensation Committee. At the end of the performance period, any performance shares earned are converted into common stock, cash or a combination of both. A performance target will be established by the Compensation Committee at the beginning of each performance period and based upon one or any combination of goals or business criteria, as provided in the Incentive Plan.

Awards of performance shares made to participants subject to Section 162(m) of the Code are intended to qualify under Section 162(m). The Compensation Committee may also determine the manner of payment of awards of performance shares and other terms, conditions or restrictions, if any, on any award of performance shares. Amendments to the Incentive Plan clarify that during a performance period, additional performance shares may be awarded, in the discretion of the Compensation Committee, to new participants with respect to that performance period, subject to the Compensation Committee’s discretion to reduce, on a pro rata basis, a participant’s award of performance shares to reflect the proportion of time served within the applicable performance period.

SARs.  We have not recently issued SARs and have no plans to do so. SARs granted under the Incentive Plan entitle the participant to receive a cash payment equal to the increase in the fair market value of a number of shares of common stock over the option or base price stated in an award agreement. Awards of SARs made to participants subject to Section 162(m) of the Code are intended to qualify as “qualified performance-based compensation.” Amendments to the Incentive Plan clarify that all SARs granted must be “freestanding” over a term of up to 10 years and may not be in “tandem” with a stock option award. The base price of an SAR is determined by the Compensation Committee and may not be less than the fair market value on the date of grant. The Compensation Committee may establish such other terms, conditions or restrictions, if any, on SARs. The Compensation Committee may provide that a SAR shall be deemed to be exercised at the close of business at expiration, if at such time the SAR, if so exercised, would result in a payment to the participant. Amendments clarify that all SARs are settled in cash.

Dividends or Dividend Equivalents.  If an award is granted in the form of restricted stock, RSUs or performance shares, the Compensation Committee may choose to include an entitlement to receive dividends or dividend equivalents, payable as determined by the Compensation Committee, but no dividends or dividend equivalents may be paid or accrue for performance shares before the shares are earned.

Nonemployee Director Awards

Our nonemployee directors are eligible to receive nonqualified stock options, SARs, restricted stock and RSUs on generally the same terms as awards to employees. Recently, our practice has been to award nonqualified stock options and RSUs to our nonemployee directors in conjunction with our Annual Meeting of Shareholders. The amendments allow us to make such awards at other times. Prior to amendment, the Incentive

Plan provided specific terms for stock option awards for directors, including vesting over one year, a five-year term, acceleration of vesting in the event of death, disability or retirement, and a minimum of 90 days to exercise options, to the extent otherwise exercisable (subject to the original term), in the event of other terminations. The revised Incentive Plan provides the Compensation Committee with flexibility to determine the terms, conditions, and restrictions on awards to nonemployee directors. The Incentive Plan specifies that stock options granted to our nonemployee directors terminate after no more than ten years. The Compensation Committee may determine the terms of exercise upon a nonemployee director’s death, disability, or retirement, as set forth in the applicable award agreement. However, if an option is exercisable when a director ceases to be a director other than by reason of death, disability, or retirement, the option remains exercisable (subject to the original term) for up to 90 days, unless terminated for cause or as otherwise specified in the applicable award agreement.

Long-Term Cash Bonus

Under the Incentive Plan, the Compensation Committee may also grant long-term cash bonus awards to our CEO, President, any Executive Vice President, any Senior Vice President, any senior officer reporting directly to the CEO, any other Vice President or senior executive or officer designated by the CEO. The amendments also allow other employees chosen by the Compensation Committee to receive long-term cash bonuses under the Incentive Plan. Long-Term cash bonus awards are intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

Under the Incentive Plan, participants are eligible to receive a long-term cash bonus based on the achievement of certain Company performance targets over a pre-determined performance period. The Compensation Committee is responsible for determining the performance period, the participants, the applicable business criteria, establishing performance targets, setting base salary factors (or percentages or multiples) for each participant, and, at the end of each performance period, determining the extent to which the performance targets have been achieved and the resulting long-term cash bonuses payable.

Our performance targets may be based on any one, or a combination, of the business criteria available for performance share awards, as described above. The Compensation Committee must establish the performance targets with respect to the business criteria selected for a given performance period while the performance relative to the target remains substantially uncertain within the meaning of Section 162(m) of the Code.

As described in the “Compensation Discussion and Analysis” section of this proxy statement, our recent long-term cash bonus awards to executive officers generally cover a three-year performance period, with payouts in cash based on a percentage of the participant’s base salary, depending on the level of performance (e.g., threshold, target and maximum). Under those awards, if a participant terminates employment (other than for death, disability or retirement), generally, the award is forfeited unless the Compensation Committee exercises its discretion otherwise. Under those awards, a prorated payment is typically made in the event of death, disability or retirement prior to the end of the performance period.

Under the Incentive Plan, not later than 90 days after commencement of a performance period, the Compensation Committee must select the award participants and establish an objective formula or standard for calculating the maximum long-term cash bonus payable to each participant. The revised Incentive Plan increases the maximum payment in respect of a performance period from the lesser of $3 million or three times salary to the lesser of $6 million or five times salary in any calendar year. All long-term cash bonuses are to be denominated in cash or restricted stock awards, as determined by the Compensation Committee and subject to the remaining provisions of the Incentive Plan.

Notwithstanding the attainment of the performance targets, long-term cash bonuses may be denied or adjusted by the Compensation Committee, in its sole judgment, based on its assessment of the participant’s performance. However, no upward adjustment may be made to a long-term cash bonus if Section 162(m) of the Code would limit the deduction we may claim for that participant’s compensation. Except as otherwise determined by the Compensation Committee, in its discretion, each participant selected by the Compensation Committee as eligible to receive a long-term cash bonus with respect to a particular performance period must continue to be employed by our Company on the last day of such performance period to continue to be eligible to receive the long-term cash bonus.

Amendments to the Incentive Plan provide that during a performance period, additional awards of long-term cash bonuses may be granted, in the discretion of the Compensation Committee, to participants who first become eligible during that performance period, subject to potential reduction to reflect the portion of time served within the applicable performance period.

Change in Control

The Incentive Plan provides for the acceleration of certain benefits in the event of a change in control. A summary of these effects follows:

•	SARs will become exercisable in full and are payable in cash;

•	Restricted stock and RSUs will vest, with RSUs payable in cash;

•

Performance shares and long-term cash bonuses will be paid in cash and deemed earned on a pro-rata basis based on the portion of the performance period elapsed as of the change in control with payout based on the greater of (A) actual achievement of the performance target as of the change in control or (B) the payment opportunity that would apply if the target performance level was achieved; and

•

Any participant granted a stock option not exercisable in full will be entitled, in lieu of exercise, to a cash payment equal to the difference between the option price and (A) if the change in control is the result of a tender offer or exchange offer, the final offer price per share, or such lower price as the Compensation Committee determines for any incentive stock option or to avoid specified adverse tax consequences, multiplied by the number of shares covered by such portion of the option, or (B) if the change in control is the result of any other occurrence, the aggregate value of the stock covered by such portion of the option, as the Compensation Committee determines.

The Incentive Plan generally defines change in control as:

•

Any person or group, with specified exceptions, acquiring “beneficial ownership” of securities representing 20% or more of the combined voting power of securities of the Company entitled to vote in the election of directors;

•

Specified changes in our Board of Directors such that during any period of not more than two years, incumbent members of the Board (or their duly approved successors), cease to constitute at least a majority of the Board;

•

The shareholders of the Company approve and the Company consummates a merger other than a merger (A) in which the voting securities of the Company continue to represent at least half of the combined voting power of the Company or other surviving entity or (B) a merger effected to recapitalize the Company (or similar transaction) in which no person acquires more than 50% of the combined voting power; or

•

The shareholders of the Company approve and the Company consummates a plan of complete liquidation or dissolution of the Company, or a sale, lease, exchange or other transfer of all or substantially all of the assets of the Company.

A change in control does not occur if a person acquires 20% or more of the securities entitled to vote in the election of directors as a result of the Company’s purchase of securities which reduced the total number of securities outstanding.

Termination of Employment

The Compensation Committee may adopt policies to determine if participants who terminate employment or cease to be a director due to death, disability, retirement, or otherwise (including on account of cause) are entitled to their awards. These policies may be adopted in award agreements or otherwise and may vary by award or participant and may differ from those described in this proxy statement with respect to recent awards. The Incentive Plan provides that distributions made upon termination of employment will be made only upon a “separation from service,” as determined under Section 409A of the Code. If a participant gives notice of intent to terminate employment or the Company gives notice of its intent to terminate the participant’s employment in the future, the Compensation Committee will have discretion to determine the date of termination under the Incentive Plan for purposes of vesting and payout (and similar Incentive Plan provisions).

Forfeiture

Although the Incentive Plan does not require us to do so, we often include forfeiture provisions in award agreements. Such provisions may require forfeiture of certain awards or amounts in one or more of the following events: a participant violates a requirement to arbitrate disputes or otherwise materially breaches the award agreement, a participant engages in specified misconduct, a participant violates our non-competition or confidentiality policies, or in other circumstances.

Amendment; Termination

Subject to earlier termination, the Incentive Plan terminates on December 31, 2017. Outstanding awards will not be affected by such termination. The Board may amend, suspend or terminate the Incentive Plan or any portion thereof at any time, provided that no amendment may be made that would impair the rights of a participant under an outstanding award without the participant’s consent, and no amendment may be made without shareholder approval if such approval is necessary in order to preserve the applicability of any exemption under Rule 16b-3 under the Exchange Act or the qualification of any awards as “performance-based compensation” under Section 162(m) of the Code. Unless first approved by our shareholders, no amendment will be effective that would increase the maximum amount payable to a participant, change the business criteria or modify eligibility requirements for participants.

Other Provisions

The rights of a participant in any award granted under the Incentive Plan may not be transferred except, in the event of the death of a participant, by will or the laws of descent and distribution. However, the Compensation Committee may, in its discretion, allow nonqualified stock options to be transferred for estate planning purposes to specified family members or entities that are sufficiently family-related or that meet certain criteria approved by the Compensation Committee.

In the event of any change in the outstanding shares of common stock by reason of a reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation or any change in the corporate structure or shares of our Company, the maximum aggregate number and class of shares as to which awards may be granted under the Incentive Plan, including any limitations upon individual participants or regarding director stock options, as well as the number and class of shares issuable, pursuant to then outstanding awards, shall be appropriately adjusted by the Compensation Committee, whose determination shall be final.

We may withhold, or require a participant to remit to us, an amount sufficient to satisfy any withholding tax requirements associated with awards under the Incentive Plan. The Compensation Committee may permit a participant to elect to satisfy such withholding obligation by having the Company retain the number of shares of common stock whose fair market value equals the amount required to be withheld. Any participant who is a reporting person under Section 16(a) of the Exchange Act is entitled to elect to satisfy such withholding obligations by having the Company withhold shares of our common stock from the award.

The Compensation Committee may permit participants to elect to defer the issuance of shares or the settlement of awards in cash in accordance with its policies. It may also provide that deferred settlements include interest on the deferral amounts or dividend equivalents on deferred settlements denominated in shares. Notwithstanding the foregoing, if a participant subject to Section 162(m) of the Code elects to defer an award, the Compensation Committee will ensure that any increase in the award is based on actual returns, including any decrease or increase in the value of the investment(s).

In order to enable participants who are foreign nationals or employed outside the United States, or both, to receive awards under the Incentive Plan, the Compensation Committee may adopt such amendments, administrative policies, subplans or alternative forms of awards agreements and the like as are necessary or advisable, in the opinion of the Compensation Committee, to effectuate the purposes of the Incentive Plan.

Federal Income Tax Consequences

The following is a brief summary of the U.S. federal income tax consequences that generally will arise with respect to awards granted under the Incentive Plan, based upon the provisions of the Code and regulations promulgated thereunder. Changes in the law may modify this discussion, and in some cases the changes may be retroactive. This summary is not intended to be a complete discussion of all the federal income tax consequences associated with the Incentive Plan. For precise advice as to any specific transaction or set of circumstances, participants should consult with their own tax and legal advisors. Participants should also consult with their own tax and legal advisors regarding the application of any state, local and foreign taxes and any federal gift, estate and inheritance taxes.

Stock Options.  In general, the grant of a stock option will not be a taxable event to a recipient and it will not result in a deduction to our Company. The tax consequences associated with the exercise of a stock option, and the subsequent disposition of our common stock acquired on exercise of such an option, depend in part on whether the option is an incentive stock option or a nonqualified stock option.

Upon the exercise of a nonqualified stock option, the participant will recognize ordinary compensation income equal to the excess of the fair market value of our common stock received upon exercise over the exercise price. We will be able to claim a deduction in an equivalent amount, provided federal income tax withholding requirements are satisfied and we are not otherwise precluded from taking a deduction because of the Section 162(m) deduction limitations described below. The ordinary income the participant recognizes will be subject to applicable tax withholding. Any gain or loss upon a subsequent sale or exchange of our common stock will be capital gain or loss, long-term or short-term, depending on the holding period for the common stock.

Generally, a participant will not recognize ordinary income at the time of exercise of an incentive stock option and no deduction will be available to us, provided the option is exercised while the participant is an employee or, in certain circumstances, for a limited period of time thereafter. However, the difference between the option price and the fair market value of the stock on the date of exercise is treated as an item of adjustment for purposes of the alternative minimum tax. If the sale of shares acquired under an incentive stock option does not occur within two years after the date of grant and within one year after the date of exercise, any gain or loss realized will be treated as a long-term capital gain or loss.

If a disposition of shares acquired under an incentive stock option occurs prior to the expiration of these one-year or two-year holding periods, the participant recognizes ordinary income at the time of disposition, and we will be entitled to a deduction, in an amount equal to the excess of the fair market value of the common stock at the date of exercise (or the fair market value of the common stock on the disposition date, if lower) over the exercise price. In addition, the participant must recognize as short-term or long-term capital gain, depending on whether the holding period for the shares exceeds one year, any amount that the holder realizes upon disposition of those shares which exceeds the fair market value of those shares on the date the participant exercised the option. The participant will recognize a short-term or long-term capital loss, depending on whether the holding period for the shares exceeds one year, to the extent the basis in the shares exceeds the amount realized upon disposition of those shares.

SARs.  Generally, a participant will not recognize taxable income upon the grant of a SAR. When a participant receives payment with respect to a SAR, the amount of cash and the fair market value of our common stock received will be ordinary compensation income to such participant and we will be entitled to a corresponding deduction, subject to the Section 162(m) deduction limitations described below. The ordinary income the participant recognizes will be subject to applicable tax withholding. Upon selling any common stock received by a participant in payment of an amount due under a SAR, the participant generally will recognize a capital gain or loss in an amount equal to the difference between the sale price of the stock and the participant’s tax basis in the stock.

Restricted Stock.  A participant who receives shares of restricted stock generally will recognize ordinary compensation income at the time the forfeiture or transferability restrictions lapse, based on the fair market value of the common stock at that time. The amount recognized will be equal to the difference between the fair market value of the shares at such time and the original purchase price paid for the shares, if any. Subject to the Section 162(m) deduction limitations described below, this amount is deductible for federal income tax purposes by us. The ordinary income recognized by a participant will be subject to applicable tax withholding. Dividends paid with respect to common stock that is subject to forfeiture and nontransferable will be ordinary compensation income to the participant and generally deductible by us.

Alternatively, a participant may elect, pursuant to Section 83(b) of the Code, immediate recognition of income at the time of receipt of restricted stock (but not RSUs). If the election is made within 30 days of the date of grant, the participant will recognize the difference between the fair market value of the restricted stock at the time of grant of the restricted stock and the purchase price paid for the restricted stock, if any, as income, and we will be entitled to a corresponding deduction. Any change in the value of the shares after the date of grant will be taxed as a capital gain or loss only if and when the shares are disposed of by the participant. Dividends paid with respect to these shares will not be deductible by us.

A Section 83(b) election is irrevocable. If this tax treatment is elected, and the restricted stock is subsequently forfeited, the participant will not be entitled to any offsetting tax deduction.

RSUs.  A participant does not recognize taxable income on the grant of RSUs, but does recognize ordinary income when shares are delivered in settlement of the units. The amount of this ordinary income will be the fair market value of the shares on that date of any shares delivered, plus the amount of cash paid. Any dividends paid on the RSUs are also taxable as compensation income upon receipt. Subject to the deduction limitations of Section 162(m) described below, our Company will ordinarily be entitled to a deduction at the same time and in the same amounts as the compensation income recognized by the recipient of a grant of RSUs.

Performance Shares.  Generally, a participant will not recognize taxable income upon the grant of performance shares. When performance shares are earned and stock or cash is issued, a participant will generally realize ordinary income equal to the fair market value of the stock and cash issued with respect to the performance shares. If a participant is subject to the provisions of Section 16(b) of the Exchange Act regarding short-swing purchases and sales, the participant may not be required to recognize income upon receipt of stock issued with respect to performance shares, but generally may recognize ordinary income six months thereafter in an amount equal to the fair market value of stock issued with respect to performance shares at that time. Subject to the Section 162(m) deduction limitations described below, we generally will be entitled to a deduction equal to the ordinary income recognized by the participant in the same taxable year in which the participant recognizes ordinary income with respect to the performance shares.

Long-Term Cash Bonuses.  Generally, a participant will recognize ordinary income upon the receipt of a long-term cash bonus equal to the aggregate amount of cash received. Subject to the Section 162(m) deduction limitations described below, our Company generally will be entitled to a corresponding tax deduction equal to the amount of cash bonus includible in the participant’s income.

Potential Limitation on Company Deductions.  Section 162(m) of the Code denies a deduction to any publicly-held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to awards, when combined with all other types of compensation received by a “covered employee” from our Company, may cause this limitation to be exceeded in any particular year. However, certain kinds of compensation, including “qualified performance-based compensation,” are disregarded for purposes of the Code Section 162(m) deduction limitation. The Incentive Plan is structured so that awards (e.g., stock options, performance-based restricted stock, stock appreciation rights, performance shares and long-term cash bonuses) granted to covered employees under the Incentive Plan should qualify as “qualified performance-based compensation” under Section 162(m). Shareholder approval of the material terms of the performance goals with respect to such awards is required, however, in order for the awards to constitute “qualified performance-based compensation.” The material terms include (i) the class of employees eligible for such award, (ii) the business criteria on which the performance goal is based, and (iii) the maximum amount, or the formula used to calculate the amount payable, upon attainment of the performance goal (except that, in the case of a formula based, in whole or in part, on a percentage of salary or base pay, the maximum dollar amount of compensation that could be paid to the employee must be disclosed). Such terms are disclosed above in the section entitled “Summary of Material Terms of the Incentive Plan.”

Section 409A.  Section 409A of the Code regulates the time and form of payment of nonqualified deferred compensation. Certain awards provided under the Incentive Plan could be viewed as deferring income for participants and may, therefore, be subject to Section 409A. While it is our current intent to have awards either be exempt from or comply with the requirements of Section 409A, there can be no assurance that awards made under the Incentive Plan will satisfy those requirements. In the event that an award made under the Incentive Plan is subject to Section 409A, but does not satisfy the requirements of Section 409A, then the affected participant may be subject to immediate income inclusion of the deferred amounts, an additional 20% tax on amounts deferred, as well as interest on such amounts from the date when such amounts became vested.

Sections 280G and 4999.  In the event that certain compensation payments or other benefits received by “disqualified individuals” (as defined in Section 280G of the Code) under the Incentive Plan cause or result in “excess parachute payments” (as defined in Section 280G of the Code and the regulations promulgated thereunder) then, pursuant to Section 280G of the Code, any amount that constitutes an excess parachute payment is not deductible by our Company. In addition, Section 4999 of the Code generally imposes a 20% excise tax on the amount of any such excess parachute payment received by such a disqualified individual.

Plan Benefits

Benefits or amounts under the Incentive Plan are not determinable. In addition, awards are dependent upon a number of factors, including the value of our common stock on future dates and exercise decisions made by participants. As a result, the benefits that might be received by participants receiving discretionary grants in the future are not determinable. Please see the 2011 Grants of Plan-Based Awards table on page 61 for information about awards made to our named executive officers in the last year, including awards made under the Incentive Plan, prior to amendment.

In accordance with SEC rules, the following table lists stock option, RSU and long-term cash bonus awards granted to the individuals and groups set forth below in the last fiscal year. Certain of these awards include awards identified in the Outstanding Equity Awards at Fiscal Year-End table on page 63.

Name and Position	Number of Options Granted in 2011(1)	Exercise Price		Number of RSUs granted in 2011(2)	Long-Term Cash Bonus Awards granted in 2011(3)
Barry L. Pennypacker President & CEO	29,400	$75.83		14,000	$1,020,600
Michael M. Larsen Vice President & CFO	6,500	$75.83		11,774	$211,902
Brent A. Walters Vice President, General Counsel, Secretary & Chief Compliance Officer	4,350	$75.83		2,050	$138,600
T. Duane Morgan Vice President & President Engineered Products Group	4,700	$75.83		2,250	$194,048
Christopher R. Celtruda former Vice President & President Industrial Products Group(4)	800	$84.56		8,350	$175,000
Executive Group(5)	47,350		(7)	31,224	$1,654,386
Nonemployee Directors	12,840		(7)	5,130	—
Non-Executive Officer Employees(6)	127,000		(7)	8,350	—

(1)

Stock option awards under the Incentive Plan, prior to amendment, which vest in one-third annual increments and remain exercisable for a period of seven years. The exercise price is equal to the market close price of our common stock as reported by the composite tape of the NYSE on the respective grant date.

(2)	Awards of RSUs under the Incentive Plan, prior to amendment, which cliff vest three years after grant.

(3)

Represents the 2011 long-term cash bonus award under the Incentive Plan, prior to amendment. The awards are tied to compound growth rate of EBT (as may be adjusted) over the three-year performance period of January 1, 2011 through December 31, 2013. The utilization of threshold (50%), target (100%) or maximum (200%) percentages will depend upon the achievement of certain compound growth rates of EBT during this period, subject to adjustment as provided under in the Incentive Plan. Amounts shown reflect the target award. These percentages will be applied to participants’ base salaries multiplied by a base salary factor at the end of 2013 to determine the long-term cash bonus for the period, if any. The amounts listed as estimated future payouts are based on each executive’s 2011 base salary while the actual payout will be based on each executive’s 2013 base salary. For further discussion of these awards, see the “Long-Term Incentive Compensation” section in “Compensation Discussion and Analysis” above.

(4)	Mr. Celtruda resigned effective in February 2012, and all his awards were forfeited.

(5)	Consists of all of our current executive officers, including our 2011 named executive officers, except for Mr. Celtruda.

(6)	Does not include Mr. Celtruda. See footnote (4).

(7)

The exercise price is equal to the market close price of our common stock as reported by the composite tape of the NYSE on the respective grant date. For the groups listed, the exercise prices ranges are as follows: Executive Group — $75.83 - $84.56; Nonemployee Directors — $77.35 - $81.82; Non-Executive Officer Employees — $59.76 - $86.01.

The Board of Directors believes that the adoption of the amended and restated Incentive Plan will be in the best interests of the shareholders and, accordingly, recommends a vote FOR this proposal, which is Item 3 on the proxy card. Our directors and executive officers receive compensation under our Incentive Plan and may be deemed to have a substantial interest in an affirmative vote for this proposal.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2011, with respect to shares of our common stock that may be issued under the Incentive Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1) (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(3) (c)
Equity Compensation Plans Approved by Security Holders	893,873	$43.47	1,309,686
Equity Compensation Plans Not Approved by Security Holders	—	—	—
TOTAL	893,873	$43.47	1,309,686

(1)

Includes 745,965 shares of our common stock to be issued upon the exercise of outstanding stock options under the Incentive Plan and 147,908 shares of our common stock to be issued upon the vesting of RSUs granted under the Incentive Plan.

(2)	Weighted-average exercise price relates only to options. RSUs are deemed to have an exercise price of zero.

(3)

Excludes the number of securities to be issued upon the exercise of outstanding options, warrants, RSUs and similar rights. Restricted stock grants may not exceed 50% of the aggregate shares of our common stock available under the Incentive Plan.

You should also refer to information on the Incentive Plan set forth in Note 15 of the Notes to Consolidated Financial Statements of the 2011 Annual Report, which is hereby incorporated by reference.

PROPOSAL 4 — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

At our last Annual Meeting of Shareholders on May 3, 2011 (the “2011 Annual Meeting”), pursuant to Section 14A of the Exchange Act, the Company submitted a proposal seeking non-binding advisory votes from our shareholders to approve the compensation paid to our named executive officers (an “Advisory Vote on Compensation”) and to recommend the frequency for which the Company would hold future Advisory Votes on Compensation. At the 2011 Annual Meeting, our shareholders supported an annual Advisory Vote on Compensation, and our Board has determined that it will submit such vote to our shareholders every year at our annual meeting. As a result, we will submit an Advisory Vote on Compensation to our shareholders at each annual meeting until we are required to submit to our shareholders another proposal on the frequency of such vote within the next five years.

As described under the “Compensation Discussion and Analysis” section of this proxy statement, our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our long-term success. Please read the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 42 for additional details about our executive compensation programs, including information about the 2011 compensation of our named executive officers.

Gardner Denver is a performance-driven company that has a track record of delivering increased shareholder value. Rigorous execution of our business plan and a commitment to the Gardner Denver Way are pillars of our management team and management process. As a result, we have achieved the following total shareholder return over the past five years:

The above table compares the cumulative total shareholder return for our common stock on an annual basis from December 31, 2006 through December 31, 2011 to the cumulative returns for the same periods of the: (a) Standard & Poor’s 500 Stock Index; (b) Standard & Poor’s 600 Index for Industrial Machinery, a pre-established industry index we believe to have a peer group relationship with the Company; and (c) Standard & Poor’s SmallCap 600, an industry index which includes our common stock. The graph assumes that $100 was invested in our common stock and in each of the other indices on December 31, 2006 and that all dividends were reinvested when received. These indices are included for comparative purposes only and do not necessarily reflect our management’s opinion that such indices are an appropriate measure of the relative performance of the stock involved, and are not intended to forecast or be indicative of possible future performance of the Company’s common stock.

Our executive compensation program, with its pay-for-performance philosophy, is a part of our consistent and rigorous management process. We believe it has effectively motivated and rewarded our named executive officers to meet the challenges of our global business, embrace the Gardner Denver Way and deliver shareholder value.

We believe a significant amount of total compensation should be in the form of short-term and long-term incentive awards to align compensation with our financial and operational performance goals as well as individual performance goals; and we continually evaluate the individual elements of our executive compensation program in light of market conditions and governance requirements and make changes where appropriate for Gardner Denver’s business. We believe that the core of our executive compensation program provides opportunities to reward superior individual and Company performance and drives the creation of sustainable shareholder value.

You have the opportunity to vote “FOR” or “AGAINST” or to “ABSTAIN” from voting on the following non-binding resolution relating to executive compensation:

“Resolved, that the shareholders approve, on a non-binding, advisory basis, the compensation paid to Gardner Denver’s named executive officers as disclosed in Gardner Denver’s proxy statement for the 2012 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the compensation discussion and analysis, the compensation tables, and the narrative discussion.”

In deciding how to vote on this proposal, you are encouraged to consider the Company’s executive compensation philosophy and objectives and the elements of the Company’s executive compensation program as contained in the “Compensation Discussion and Analysis” section below.

The Compensation Committee, which is responsible for determining the compensation of our executive officers, is comprised solely of outside directors who satisfy the independence requirements of the NYSE and will continue to emphasize responsible compensation arrangements that attract, retain, and motivate high caliber executive officers to achieve the Company’s business strategies and objectives.

While your vote on this proposal is advisory and will not be binding on the Compensation Committee, or the Board, the Compensation Committee values the opinions of Gardner Denver’s shareholders on executive compensation matters and will take the results of this advisory vote into consideration when making future decisions regarding Gardner Denver’s executive compensation program.

The Board believes that the approval of Gardner Denver’s executive compensation program is in the best interests of our shareholders and, accordingly, recommends a vote FOR this proposal.

PART THREE: COMPENSATION MATTERS

COMPENSATION OF DIRECTORS

The Governance Committee annually reviews and recommends to our Board for approval the nonemployee directors’ compensation. In 2011, the Governance Committee retained Meridian Compensation Partners, LLC (“Meridian”), an independent compensation consultant, to evaluate the appropriateness of the nonemployee directors’ compensation program, including the mix of annual cash retainers, meeting fees and equity compensation to ensure that the program compensates the nonemployee directors for the level of responsibility the Board has assumed in today’s corporate governance environment and to remain competitive relative to our custom peer group (as further discussed in the “Compensation Discussion and Analysis” section of this proxy statement).

The Company’s nonemployee directors’ compensation program remained unchanged in 2011. Accordingly, the Company’s 2011 nonemployee directors’ compensation program included the following components:

Annual Retainer for Board Members(1)	Annual Retainer for Chairperson of the Board(1)	Additional Annual Retainer for Audit Committee Chair(1)	Additional Annual Retainer for the Compensation Committee Chair(1)	Additional Annual Retainer for the Governance Committee Chair(1)	Regular Board Meeting Fees (per Meeting)	Committee and Special Board Meeting Fees (per Meeting)	Teleconference Meeting Fees (Lasting More Than 45 Minutes)	Annual Option Award(2)	Annual RSUs Award(3)
$50,000	$125,000	$10,000	$8,000	$5,000	$1,500	$1,000	$500	$50,000	$50,000

(1)

All retainers are payable in quarterly installments following each quarterly Board meeting. Annually, directors are afforded the opportunity to elect to defer all or a portion of their annual retainers and meeting fees under our Phantom Stock Plan and have such amounts credited on a quarterly basis as phantom stock units.

(2)	Options are granted annually on the day following the annual meeting of shareholders and are valued at approximately $50,000, which is calculated using the Black-Scholes methodology.

(3)	RSUs are granted annually on the day following the annual meeting of shareholders and are valued at approximately $50,000.

Members of the Board who also serve as an officer or employee of the Company do not receive additional compensation for their service on the Board. The only officer or employee of the Company who served as a director during 2011 was Mr. Pennypacker.

Phantom Stock Plan

The Phantom Stock Plan for nonemployee directors, which is an unfunded plan, was originally established in 1996. Prior to 2010, we annually credited each nonemployee director $7,000 in phantom stock units under the Phantom Stock Plan, in equal quarterly amounts. Beginning in May 2010, we eliminated the annual phantom stock awards to simplify the director compensation program and align it with the Company’s peer group.

Each nonemployee director may continue to elect to defer all or a portion of his or her annual retainers and meeting fees into phantom stock units under the Phantom Stock Plan. Upon election, the phantom stock units are credited to the nonemployee director’s account in equal quarterly amounts based on the average closing price per share of our common stock during the 30 trading days immediately preceding (but not including) the last business day of the fiscal quarter as reported on the composite tape of the NYSE. Dividend equivalents are credited to the nonemployee director’s account on the dividend record date as dividends are declared by the Board. Each phantom stock unit represents the right to receive the fair market value of one share of our common stock.

The fair market value of a nonemployee director’s account will be distributed as a cash payment to the nonemployee director, or his or her beneficiary, on the first business day of the month following the month in which the nonemployee director ceases to be a director for any reason. Alternatively, a nonemployee director may elect to have the fair market value of his or her account distributed in twelve or fewer equal monthly installments, or in a single payment on a predetermined date within one year after he or she ceases to be a director, but without interest on the deferred payments. The fair market value of a nonemployee director’s account is determined by reference to the average closing price of our common stock during the 30-trading days immediately preceding the date he or she ceases to be a director.

The following table summarizes the aggregate number of phantom stock units credited to each nonemployee director’s account as of March 2, 2012.

Name	Phantom Stock Units
Michael C. Arnold	136
Donald G. Barger, Jr.	20,568
John D. Craig(1)	0
Frank J. Hansen(2)	0
Raymond R. Hipp	9,453
David D. Petratis	12,748
Diane K. Schumacher	4,041
Charles L. Szews	7,650
Richard L. Thompson	17,091

Total	71,687

(1)	Mr. Craig joined the Board in November 2011.

(2)	Mr. Hansen’s phantom stock units were settled in cash upon his retirement in November 2011.

Long-Term Incentive Plan

For 2011, each of the nonemployee directors, except for Mr. Craig, received equity incentives consisting of 1,500 stock options and 600 RSUs on the day following the 2011 Annual Shareholders Meeting. Mr. Craig’s stock options and RSUs were prorated based upon the time he served as a director of the Company during the annual grant cycle. Accordingly, in November 2011, Mr. Craig received 840 stock options and 330 RSUs.

The director’s stock options were granted at the closing price of our common stock on the date of grant, become exercisable on the one-year anniversary of the date of grant, and terminate on the five-year anniversary of the date of grant. If a person ceases to be a nonemployee director by virtue of disability or retirement, after having completed at least one three-year term, outstanding options generally remain exercisable for a period of five years but not later than the expiration date of the options. If a person ceases to be a nonemployee director by virtue of death or dies during the five-year exercise period after disability or retirement described above, outstanding options generally remain exercisable for a period of one year but not later than the expiration date of the options. If a nonemployee director’s service terminates for any other reason, options not then exercisable are canceled and options that are exercisable may be exercised at any time within 90 days after such termination but not later than the expiration date of the options.

The director RSUs vest three years from the date of grant; provided that the nonemployee director continues to serve as a member of our Board on such date and has continuously served on our Board since the date of grant. Except as provided below, all RSUs (and any shares of restricted stock held by a nonemployee director) that have not previously vested will be forfeited on the date that the nonemployee director’s service to the Company terminates. However, if a person ceases to be a nonemployee director by virtue of death, disability or retirement, the RSUs (and any restricted stock) will vest immediately and become free of all transfer restrictions.

Upon the occurrence of a change in control, as defined in the Incentive Plan, (a) options granted to nonemployee directors will be canceled in exchange for a cash payment equal to the appreciation in value of the options over their respective exercise price and (b) restricted stock and RSUs will be deemed fully vested. For a further description of the change in control provision under the Incentive Plan, please see the “Potential Payments Upon Termination or Change in Control” section of this proxy statement set forth below.

2011 DIRECTOR COMPENSATION TABLE

The following table presents compensation earned by each nonemployee director for 2011. Compensation information for Mr. Pennypacker is contained in the Summary Compensation Table set forth below. Mr. Pennypacker did not receive any compensation for service on the Board.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards(3)	All Other Compensation(4)	Total
Michael C. Arnold	$61,000	$49,092	$42,697	$27	$	$152,816
Donald G. Barger, Jr.	$74,000	$49,092	$42,697	$3,985	$	$169,774
John D. Craig(5)	$4,667	$25,526	$22,992	—	$	$53,185
Frank J. Hansen(6)	$179,583	$49,092	$42,697	$17,836	$	$289,208
Raymond R. Hipp	$64,500	$49,092	$42,697	$1,879	$	$158,168
David D. Petratis	$62,000	$49,092	$42,697	$2,445	$	$156,234
Diane K. Schumacher(7)	$80,000	$49,092	$42,697	$807	$	$172,596
Charles L. Szews	$66,500	$49,092	$42,697	$1,416	$	$159,705
Richard L. Thompson	$73,000	$49,092	$42,697	$3,392	$	$168,181

(1)

Amounts include the annual retainers and meeting fees that were deferred into the Phantom Stock Plan. Messrs. Barger, Hipp, Petratis, Szews and Thompson deferred $74,000, $5,000, $62,000, $66,500 and $13,000, respectively.

(2)

Amounts reflect the grant date fair value of the RSUs granted in 2011 computed in accordance with ASC 718, except no assumption for forfeitures was included. See Note 15, “Stock-Based Compensation Plans,” of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011, regarding assumptions underlying valuation of equity awards. As of December 31, 2011, the aggregate number of unvested stock awards held by each director was: 3,000 for Mr. Arnold, 3,400 for Mr. Barger, 330 for Mr. Craig, 3,400 for Mr. Hipp, 3,400 for Mr. Petratis, 3,400 for Mrs. Schumacher, 3,400 for Mr. Szews, and 3,400 for Mr. Thompson. Mr. Hansen’s stock awards vested upon his retirement on November 19, 2011.

(3)

Amounts reflect the grant date fair value of the stock options awarded in 2011 computed in accordance with ASC 718, except no assumption for forfeitures was included. See Note 15, “Stock-Based Compensation Plans,” of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011, regarding assumptions underlying valuation of equity awards. As of December 31, 2011, the aggregate number of outstanding option awards held by each director was: 7,200 for Mr. Arnold, 14,800 for Mr. Barger, 840 for Mr. Craig, 6,800 for Mr. Hansen, 14,800 for Mr. Hipp, 14,800 for Mr. Petratis, 14,800 for Mrs. Schumacher, 14,800 for Mr. Szews, and 14,800 for Mr. Thompson.

(4)

Amounts reflect dividends paid on phantom stock units held under the Phantom Stock Plan for 2011, which dividends are credited to the nonemployee directors’ Phantom Stock Plan account at the same time dividends are declared on shares of our common stock. In addition, the amount reflected for Mr. Hansen also includes the value of retirement gifts given to Mr. Hansen by the Company valued at approximately $15,447 as well as expenses associated with his spouse accompanying him to his final Board meeting.

(5)

Upon becoming a director in November 2011, Mr. Craig received a prorated annual retainer, prorated equity compensation grants of stock options and restricted stock units, and meeting attendance fees in accordance with the Company’s nonemployee director compensation program.

(6)	Mr. Hansen retired from the Board in November 2011, and received a prorated quarterly installment of his annual retainer.

(7)

Mrs. Schumacher was elected Chairperson of the Board in November 2011, and received a prorated quarterly installment of her annual retainer as Chairperson of the Board. Mrs. Schumacher continues to stand as Chairperson of the Governance Committee, but has requested that the Company not pay her any additional fees for such position.

2012 Nonemployee Director Compensation

In February 2012, the Governance Committee reviewed our nonemployee director compensation program and determined that it was appropriate to modify the 2011 compensation levels for 2012 to better align our nonemployee director compensation with that of our peer group. The changes implemented by the Governance committee include (i) eliminating the use of per-meeting fees for Board and Committee meetings; (ii) increasing each director’s cash retainer fee, equity compensation and committee chair retainer fees in return for foregoing per-meeting fees; and (iii) using RSUs as the only form of director equity compensation.

COMPENSATION DISCUSSION AND ANALYSIS

The following information contains statements regarding future individual and Company performance measures, targets and other goals. These goals are disclosed in the limited context of the Company’s executive compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Executive Summary

Gardner Denver is a performance-driven company that has a track record of delivering increased shareholder value. Rigorous execution of our business plan and a commitment to the Gardner Denver Way are pillars of our management team and management process. As a result, we have achieved the following total shareholder return over the past five years:

The above table compares the cumulative total shareholder return for our common stock on an annual basis from December 31, 2006 through December 31, 2011 to the cumulative returns for the same periods of the: (a) Standard & Poor’s 500 Stock Index; (b) Standard & Poor’s 600 Index for Industrial Machinery, a pre-established industry index we believe to have a peer group relationship with the Company; and (c) Standard & Poor’s SmallCap 600, an industry index which includes our common stock. The graph assumes that $100 was invested in our common stock and in each of the other indices on December 31, 2006 and that all dividends were reinvested when received. These indices are included for comparative purposes only and do not necessarily reflect our management’s opinion that such indices are an appropriate measure of the relative performance of the stock involved, and are not intended to forecast or be indicative of possible future performance of the Company’s common stock.

The Compensation Committee believes that our executive compensation program has played a significant role in our ability to drive strong financial results, which is demonstrated by the accomplishments of our executive team over the last fiscal year. During 2011, our named executive officers successfully managed the Company during a challenging economy by delivering strong financial performance and shareholder return for the year, including:

•

Realizing year over year revenue growth and significant expansion in operating income as a percentage of revenues in both the Industrial Products Group and Engineered Products Group as a result of continued operational improvements and cost reductions through application of the Gardner Denver Way. Total year revenues for the business rose to $2.37 billion and operating margins finished at 16.9%, both records for the Company.

•

Achieving 20% organic revenue growth through leveraging Gardner Denver channels to drive sales, investing in high-growth market segments such as energy, medical, life sciences and environment, and further strengthening the Company’s presence in faster-growing geographic markets, such as Asia-Pacific and Brazil by providing a broader range of locally manufactured industrial products. Results include promising order rates in attractive end markets and regions for both the Industrial Products Group and Engineered Products Group.

•

Generating $300 million in net cash from operating activities, which was in excess of net income, compared to $202 million in 2010. Uses of cash during 2011 included the repayment of $125 million of 8% Senior Subordinated Notes, investments in capital projects of $55.7 million, the acquisition of Robuschi for $200.8 million, repurchases of common stock of $132.6 million, the buyout of interests in two joint ventures for $18.8 million, and payment of cash dividends of $10.4 million ($0.20 per common share).

•

Developing new products that incorporate the voice of the customer, providing differentiation from the competition and strengthening the Company’s position as a leader in innovation. Examples include the Hoffman Revolution centrifugal blower and the PZ 2400 drilling pump.

•

Increasing aftermarket revenues as a percentage of total revenues to approximately 32% in 2011 from 31% in 2010. This increase represents solid progress toward the Company’s long-term goal of 40% to 45% of total revenues from aftermarket sales.

•	Reducing selling general and administrative expenses as a percent of sales to 16.7% for 2011, down 280 basis points from 2010 levels of 19.5%.

•

Completing the relocation of the Company’s corporate headquarters to the Philadelphia, Pennsylvania area. This location provides the logistical advantages of a major metropolitan area and better accessibility to global customers, the Company’s operations outside the U.S., investors and a broader pool of local professional human resources.

Our executive compensation program, with its pay-for-performance philosophy, is a part of our consistent and rigorous management process. We believe it has effectively motivated and rewarded Gardner Denver executives to meet the challenges of our global business, embrace the Gardner Denver Way and deliver shareholder value.

We continually evaluate the individual elements of our executive compensation program in light of market conditions and governance requirements and make changes where appropriate for Gardner Denver’s business. We believe that the core of our executive compensation program provides opportunities to reward superior individual and Company performance and drives the creation of sustainable shareholder value.

Our executive compensation program is designed to meet three principal objectives:

•	Attract and retain executive officers who contribute to our long-term success;

•	Align compensation with short- and long-term business objectives; and

•	Motivate and reward executive officers for high levels of individual and team performance.

We believe these objectives collectively link compensation to overall Company performance, which helps to ensure that the interests of our executive officers are aligned with the interests of our shareholders.

2011 Voting Results and Executive Compensation in 2012

The Compensation Committee has reviewed the voting results with respect to the Company’s 2011 advisory vote to approve executive compensation. Based upon the Inspector of Election’s report, the advisory vote to approve executive compensation received the favorable support of 73% of the votes cast on such proposal in 2011.

In light of the voting results on last year’s advisory vote to approve executive compensation, the Company reached out to a number of large shareholders to determine how the Company’s executive compensation program could be improved. In order to better align the Company’s general compensation program with market practices and based on investor feedback, in May 2011 the Compensation Committee (i) discontinued the use of its breakthrough goals bonus, which was a bonus award based upon the achievement of individual performance goals and (ii) no longer offers tax assistance in connection with the Company’s relocation assistance program. In lieu of the breakthrough goals bonus, the Compensation Committee adopted a cash bonus opportunity based upon the achievement of specified target levels of adjusted net income, adjusted operating cash flow, and adjusted operating earnings of the Company and/or its operating segments.

The Compensation Committee believes that the 2011 executive compensation program has been tailored to the Company’s business objectives, aligns pay with performance and reflects good governance practices regarding executive compensation.

Executive Management Changes in 2011

Barry L. Pennypacker, Michael M. Larsen, Brent A. Walters, Christopher R. Celtruda and T. Duane Morgan, who are all listed in the Summary Compensation Table set forth below, were our named executive officers for 2011.

Christopher R. Celtruda joined the Company as Vice President and President, Industrial Products Group in April 2011. In February 2012, Mr. Celtruda resigned from the Company.

Compensation Philosophy and Elements

The fundamental philosophy underlying our executive compensation program is to:

•	Provide opportunities that reward superior Company and individual performance rather than creating a sense of entitlement;

•

Drive shareholder value by allocating a significant percentage of compensation to performance-based pay that is dependent on achievement of the Company’s performance goals, without encouraging excessive or undesired risk-taking;

•

Align executives’ interests with shareholders interests by providing significant stock-based compensation and expecting executives to hold the stock they earn in accordance with the terms of our stock ownership guidelines; and

•	Mitigate incentives for executives to undertake excessive or undesired risks by, among other things, balancing fixed and variable pay.

Our executive compensation program includes incentive arrangements that align participants’ objectives with the Company’s critical business values, strategies and performance objectives, and are clear and simple to understand. This understanding focuses the executives’ efforts on the performance objectives that drive Gardner Denver’s success and encourages them to make long-term commitments to the Company.

The program offers a balanced approach to compensation and consists of the following primary elements:

•	Base salary;

•	Annual cash bonuses;

•	Long-term incentives in the form of stock options, RSUs and cash bonuses; and

•	Retirement benefits and other perquisites.

Role of Compensation Consultants

For 2011, the Compensation Committee renewed its agreement with Meridian to evaluate and provide independent advice and consultation regarding our executive compensation program. At the Compensation Committee’s direction and with their assistance, Meridian:

•

Provided advice to assist the Compensation Committee’s decision making with respect to executive compensation matters in light of the Company’s business strategy, pay philosophy, prevailing market practices and shareholder interests;

•	Restructured the custom peer group to better reflect industry-comparable companies for which the Company competes for executive talent as discussed in further detail below;

•	Apprised the Compensation Committee of emerging practices and changes in the regulatory and corporate governance environment;

•	Reviewed and assessed our named executive officers’ compensation for competitiveness with the competitive market data; and

•	Reviewed and assessed actual compensation paid to our named executive officers.

In 2011, Meridian did not provide any services to the Company, or receive any payments from the Company, other than in their capacity as a consultant to the Compensation Committee and the Nominating and Corporate Governance Committee. See “Compensation of Directors” above for a description of the services provided by Meridian to the Nominating and Corporate Governance Committee.

Competitive Pay Analysis

In 2011, the Compensation Committee engaged Meridian to assist it in evaluating our executive compensation program. In determining the compensation for our CEO and our other named executive officers, the Compensation Committee reviewed competitive market data prepared by Meridian. The review included the value of the following components of compensation: (a) base salary; (b) target annual cash bonuses; (c) target long-term incentives and (d) target total direct compensation (i.e., base salary, target annual cash compensation and target long-term incentives).

Meridian compiled the competitive market data from a custom peer group. For 2011, the custom peer group was comprised of the following companies:

Actuant Corporation	Eaton Corporation	MuellerWater Products, Inc.
AMETEK, Inc.	EnPro Industries, Inc.	Pall Corporation
Barnes Group, Inc.	Flowserve Corporation	Parker-Hannifin Corporation
Cameron International Group	Graco, Inc.	Pentair, Inc.
Crane Co	Graham Corporation	Robbins & Myers, Inc.
Danaher Corporation	Harsco Corporation	SPX Corporation
Donaldson Company, Inc.	IDEX Corporation	Teleflex Incorporated
Dover Corporation	Ingersoll-Rand plc	Valmont Industries, Inc.
Dresser-Rand Group Inc.	Kennametal Inc.	Watts Water Technologies, Inc.

The companies in the custom peer group are either direct business competitors, capital markets competitors or labor market competitors, and have similarities to the Company in terms of revenues, industry sector, and market capitalization. The companies comprising the custom peer group had median annual revenues of $2.1 billion, as compared to the Company’s 2011 revenues of $2.4 billion.

The composition of the custom peer group changed for 2011 with the addition of 17 new companies (i.e., Actuant Corporation, AMETEK, Inc., Barnes Group, Inc., Cameron International Group, Crane Co, Danaher

Corporation, Dresser-Rand Group Inc., Eaton Corporation, EnPro Industries, Inc., Graco, Inc., Graham Corporation, Harsco Corporation, IDEX Corporation, Pall Corporation, Robbins & Meyers, Inc., SPX Corporation and Teleflex Incorporated) and the removal of 13 companies (i.e., A.O. Smith, Borg Warner Inc., Briggs & Stratton Corporation, Cooper Industries, Ltd., Federal Signal Corporation, FMC Technologies, Inc., ITT Industries, Inc., Joy Global Inc., Pactiv Corporation, Roper Industries, Inc., Sauer-Danfoss Inc., Steelcase Inc. and Westinghouse Air Brake Technologies Corporation). The Compensation Committee believes that the composition of the 2011 custom peer group better reflects the global complexity, size and industries of companies for which the Company competes for executive talent.

In assessing the competitiveness of our executive compensation program, Meridian provided the Compensation Committee with competitive market data that was size-adjusted, using a regression analysis, for the 50th and 65th percentile of the custom peer group. Regression analysis in this context was a statistical technique used to estimate market compensation levels based on the relationship between compensation and revenue size for the underlying competitive market data.

For 2011, the Compensation Committee generally aimed to set each named executive officer’s base salary, target annual cash bonus, target annual cash compensation (i.e., base salary and target annual cash bonus), target long-term incentives and target total direct compensation (i.e., target annual cash compensation and target long-term incentives) at the 50th percentile of the size-adjusted, competitive market data.

In setting the compensation of our named executive officers, a number of factors can, from time to time, affect levels of executive compensation, including, without limitation, individual performance, Company performance, scope of responsibilities, tenure with the Company, time in position and desired pay mix. Based upon one or more of these other factors, base salary, target annual cash bonus, target annual cash compensation, target long-term incentives and/or target total direct compensation of each named executive officer could be +/-15% of the 50th percentile of the size-adjusted, competitive market data.

Role of Management

In 2011, the Compensation Committee worked with the CEO, Chief Financial Officer, Vice President of Human Resources, and General Counsel to, among other things, help the Compensation Committee formulate the specific plan and award designs, performance goals, and performance levels (i.e., threshold, target, and maximum) necessary to align the Company’s executive compensation program with the Company’s business strategies and goals.

In 2011, the Compensation Committee held private discussions with Mr. Pennypacker, our CEO, concerning the other named executive officers’ individual performance. The Compensation Committee considered Mr. Pennypacker’s evaluations of the other named executive officers, together with its own evaluations of the executive officers’ performance based on its frequent interactions with the executive officers, when setting their compensation in 2011. The Compensation Committee conducted its own performance evaluation of the CEO and no management recommendation was made with regards to his compensation.

All final decisions regarding the compensation of the named executive officers were made by the Compensation Committee. While members of management attended the Compensation Committee’s meetings upon invitation, they did not attend either executive sessions or portions of any other meetings of the Compensation Committee where executive compensation determinations were made by the Compensation Committee.

Assessment of Individual Performance

The named executive officers’ compensation was impacted by individual performance. The assessment of the named executive officers’ individual performance was a subjective assessment of accomplishment and contribution to the Company. In approving the compensation of the named executive officers in February 2011, the Compensation Committee considered the following accomplishments and contributions:

•

Barry L. Pennypacker.  Mr. Pennypacker continued to transform the Company’s culture to be more performance-driven by making the Gardner Denver Way a part of the fabric of the Company, implemented lean manufacturing principles and successfully executed restructuring projects which resulted in increased profitability and gross margin improvement. He successfully implemented a dividend policy that resulted in the first full year of dividend payments to shareholders, provided strong leadership during the continuing difficult economic environment, made progress on key strategic goals, increased revenues from new products with a renewed focus on product development and implemented a people development and succession planning program.

•

Michael M. Larsen.  Mr. Larsen, new to his role in the last quarter of 2010, focused his efforts on creating a strong control environment and building a plan to restructure the financial back office of the Company. Additionally, he provided strong functional leadership to his team and assumed responsibility for all external communications of the Company.

•

Brent A. Walters.  Mr. Walters continued to drive better management and control of the Company’s legal expenses, while ensuring that the Company’s compliance activities were further developed and enhanced. Additionally, Mr. Walters demonstrated strong leadership in the continuance of the Company’s acquisition activity.

•

T. Duane Morgan.  Mr. Morgan continued to exhibit strong leadership in the Company’s ever-increasing demand environment for its petroleum industrial pump business, while creating a lean, high-performing and collaborative group culture within the Engineered Products Group.

In light of Mr. Celtruda joining the Company in April 2011, the Compensation Committee did not, for purposes of setting Mr. Celtruda’s compensation in 2011, perform a traditional performance evaluation of Mr. Celtruda.

2011 Executive Compensation Decisions

The Compensation Committee reviews and considers each pay component before making any executive compensation decisions. Each year as the Compensation Committee determines executive compensation, it reviews tally sheets prepared for each of the named executive officers. The tally sheets detail each component of executive compensation on a current and historical basis, including base salary, target annual cash bonuses, target long-term incentives, retirement benefits and other perquisites. The tally sheets also reflect the current value of all outstanding equity awards. The Compensation Committee uses the tally sheets to (a) understand all obligations for present and future compensation; (b) confirm that compensation is consistent with the philosophy and objectives of the Company’s executive compensation program; and (c) understand the total value of the Company’s compensation and benefit programs when considering changes in compensation components, program design and pay mix. In 2011, the Compensation Committee did not make any specific adjustments to the named executive officers’ compensation as a result of its review of tally sheets.

The Compensation Committee made its annual pay decisions for each of the compensation components as outlined below.

Annual Cash Compensation.

Base Salary.  We provide the named executive officers with a base level of income for the expertise, skills, knowledge and experience they offer to the Company’s management team.

In 2011, our named executive officers received the following base salary increases:

Named Executive Officer	Percentage Increase	Base Annual Salary as of 12/31/11
Barry L. Pennypacker,	12.5%	$900,000
President & Chief Executive Officer
Michael M. Larsen,	1.9%	$458,663
Vice President & Chief Financial Officer
Brent A. Walters,	6.2%	$300,000
Vice President, General Counsel, Chief Compliance Officer & Secretary
T. Duane Morgan,	3%	$355,400
Vice President & President, Engineered Products Group
Christopher R. Celtruda,	—	$350,000
former Vice President & President, Industrial Products Group(1)

(1)	Mr. Celtruda was appointed Vice President & President, Industrial Products Group of the Company in April 2011.

Mr. Pennypacker received a base salary increase of 12.5% in recognition of his individual performance, his growth in the role of Chief Executive Officer of the Company, the competitive pay data and the Company’s performance in delivering increased shareholder value in 2010 and 2011, as reflected in the total shareholder return graph set forth above.

Mr. Walters received a base salary increase of 6.2% in recognition of his individual performance and to closer align his base salary with the 50th percentile of the competitive market data compiled by Meridian. Messrs. Larsen and Morgan each received a merit increase in their base salary of 1.9% and 3%, respectively, in recognition of their respective individual performance.

For 2011, each of Messrs. Pennypacker’s and Larsen’s base salary was slightly above the 50th percentile of the size-adjusted, competitive pay data. The Compensation Committee deemed this appropriate in light of their strong individual performance. Each of Messrs. Walters’, Celtruda’s and Morgan’s base salary was below the 50th percentile of the size-adjusted, competitive market data. The Compensation Committee deemed this appropriate in light of each of these named executive officer’s time in their current position with the Company.

Annual Cash Bonus.  For 2011, the Compensation Committee established annual cash bonus opportunities to focus the named executive officers on the achievement of critical, short-term financial goals that are intended to drive sustainable shareholder value over time. The annual cash bonus opportunities are comprised of (a) a cash bonus based upon the achievement of certain performance goals of the Company under our Executive Annual Bonus Plan (the “Plan Bonus”), which bonus is intended to comply with Section 162(m) of the Code regarding performance-based pay and (b) a cash bonus based upon the achievement of certain performance goals of the Company under a new bonus arrangement (the “Performance Bonus”).

In 2009 and 2010, the Compensation Committee created a bonus opportunity based on achievement of breakthrough goals of individual performance, which was a bonus award based upon the achievement of individual performance goals (the “Breakthrough Goals Bonus”). As previously discussed above in the section titled “2011 Voting Results and Executive Compensation in 2012,” in order to better align the Company’s executive compensation program with market practices and based on shareholder feedback, in May 2011 the Compensation Committee discontinued the Breakthrough Goals Bonus. In replacement of the Breakthrough Goals Bonus, the Compensation Committee established the Performance Bonus, which is based upon the Company’s achievement of the same performance goals that apply to the Plan Bonus, as further discussed below.

With respect to the total cash payout for 2011 for the Plan Bonus and the Performance Bonus, the Compensation Committee established the following target percentages of base salary for the named executive officers:

Named Executive Officers	Aggregate Annual Cash Bonus (as a % of base salary)
Barry L. Pennypacker	100%
Michael M. Larsen	60%
Brent A. Walters	50%
T. Duane Morgan	65%
Christopher R. Celtruda	60%

Executive Annual Plan Bonus.

In February 2011, the Compensation Committee established the performance goals and the maximum, target and threshold achievement levels for each of the named executive officers under the Executive Annual Bonus Plan. Messrs. Pennypacker’s, Larsen’s and Walters’ performance goals were based on the Company’s 2011 “Company Adjusted Net Income” (weighted at 48%) and “Company Adjusted Operating Cash Flow” (weighted at 32%), as both terms are defined below. Messrs. Celtruda’s and Morgan’s performance goals were based on their respective group’s “Group Adjusted Operating Earnings” (weighted at 50%) and “Group Adjusted Operating Cash Flow” (weighted at 10%), as both terms are defined below, as well as Company Adjusted Net Income and Company Adjusted Operating Cash Flow (weighted at 12% and 8%, respectively).

“Company Adjusted Net Income” is defined as the Company’s income before taxes, excluding impairment charges and restructuring charges in excess of budget, less taxes which exclude the tax effect of the excluded items and non-recurring tax-related adjustments.

“Company Adjusted Operating Cash Flow” is defined as the Company’s net cash provided by operating activities, excluding excess tax benefits from stock-based compensation.

“Group Adjusted Operating Earnings” is defined as the respective group’s operating earnings, excluding impairment charges, corporate allocations, other non-operational items and restructuring charges in excess of budget.

“Group Adjusted Operating Cash Flow” is defined as the respective group’s net income adjusted for impairment charges, restructuring charges in excess of budget and the transfer of certain business units, plus the group’s depreciation and amortization and the cash effect of changes in receivables, advance payments and inventories.

Adjusted net income was set as a performance goal to reflect the effect of management’s performance on shareholder return. Adjusted operating cash flow was set as a performance goal to reflect the continued importance of cash flow in providing funds to pursue our growth strategies, accelerate our debt repayment, and maintain our dividend policy. Adjustments to the financial measurements were made by the Compensation Committee to avoid volatility, inflation or deflation of the cash bonus due to either unusual items in the performance period or items that are not indicative of the core operating performance of the Company or group, as applicable.

In establishing the performance goals for Messrs. Celtruda and Morgan, the Compensation Committee included both Company and group performance goals to provide incentives for operational performance over which Messrs. Celtruda and Morgan each exert the greatest degree of short-term control, while ensuring overall accountability to corporate performance. The Compensation Committee believes this incentive helps solidify our corporate culture and ensure our business units are working for the greater good of the Company and our shareholders.

Under the terms of the Executive Annual Bonus Plan, the Compensation Committee may, in its discretion, reduce or eliminate entirely the amount of any Plan Bonus payable to any named executive officer upon attainment of the performance goals, but any such reduction may not increase the awards of another named executive officer.

Performance Bonus.

In May 2011, the Compensation Committee established the Performance Bonus, based upon the achievement of the same performance goals as the Plan Bonus. Accordingly, the performance goals under the Performance Bonus were: Company Adjusted Net Income, Company Adjusted Operating Cash Flow, Group Adjusted Operating Earnings, and Group Adjusted Operating Cash Flow, with each such performance goal weighted proportionately to the weighting used for the Plan Bonus.

Set forth below are the 2011 annual cash bonus opportunities for Messrs. Pennypacker, Larsen and Walters with respect to the Plan Bonus and the Performance Bonus.

	Threshold	Target	Maximum
Plan Bonus
Company Adjusted Net Income	19%	48%	96%
Company Adjusted Operating Cash Flow	13%	32%	64%
Performance Bonus
Company Adjusted Net Income	5%	12%	24%
Company Adjusted Operating Cash Flow	3%	8%	16%
Total	40%	100%	200%

Set forth below are the 2011 annual cash bonus opportunities for Messrs. Celtruda and Morgan with respect to the Plan Bonus and the Performance Bonus.

	Threshold	Target	Maximum
Plan Bonus
Company Adjusted Net Income	5%	12%	24%
Company Adjusted Operating Cash Flow	3%	8%	16%
Group Adjusted Operating Earnings	20%	50%	100%
Group Adjusted Operating Cash Flow	4%	10%	20%
Performance Bonus
Company Adjusted Net Income	1%	3%	6%
Company Adjusted Operating Cash Flow	1%	2%	4%
Group Adjusted Operating Earnings	5%	12.5%	25%
Group Adjusted Operating Cash Flow	1%	2.5%	5%
Total	40%	100%	200%

Set forth below is the Company’s actual performance in 2011 under the performance goals established for the Plan Bonus and the Performance Bonus.

		Established Performance Goals			Actual Performance (thousands)
Named Executive Officers	Performance Goal	Threshold (thousands)	Target (thousands)	Maximum (thousands)
All	Company Adjusted Net Income	$170,195	$212,743	$244,655	$281,297
All	Company Adjusted Operating Cash Flow	$204,553	$255,691	$294,045	$306,940

T. Duane Morgan	Engineered Products Group
	Group Adjusted Operating Earnings	$197,089	$246,362	$283,316	$299,991
	Group Adjusted Operating Cash Flow	$235,172	$293,965	$338,060	$226,388

Christopher R. Celtruda	Industrial Products Group
	Group Adjusted Operating Earnings	$130,625	$163,281	$187,774	$192,400
	Group Adjusted Operating Cash Flow	$166,538	$208,173	$239,399	$193,323

In February 2012, the Compensation Committee evaluated and determined the degree to which the performance goals under the Plan Bonus and the Performance Bonus for 2011 had been met. To the extent the Company’s actual performance fell between the threshold, target, and maximum achievement levels, the cash bonus was linearly interpolated. Pursuant to the terms of the Executive Annual Bonus Plan, a participant who was employed as of the last day of the performance period is eligible to receive payment of the Plan Bonus even though the participant is no longer an employee of the Company at the time the Plan Bonuses are paid; provided, however, that the Compensation Committee retains the right to deny or downward adjust any Plan Bonuses, in its sole judgment, based on its assessment of the participant’s performance. The Compensation Committee exercised its discretion to decrease the Plan Bonuses payable to Messrs. Celtruda and Morgan. In addition, Mr. Celtruda’s Plan Bonus was prorated based upon his April 2011 start date.

Accordingly, the Compensation Committee awarded Messrs. Pennypacker, Larsen, Walters, Celtruda and Morgan a Plan Bonus of $1,440,000, $440,316, $240,000, $186,966 and $283,414, respectively, and a Performance Bonus of $360,000, $110,080, $60,000, $46,741 and $70,854, respectively.

For 2011, the total cash payout for both the Plan Bonus and the Performance Bonus to Messrs. Pennypacker, Larsen, Walters, Celtruda and Morgan was $1,800,000, $550,396, $300,000, $233,707 and $354,268, respectively.

In 2011, each of the named executive officer’s target annual cash bonus, as well as their annual cash compensation (i.e., base salary and target annual cash bonus) fell below the 50th percentile of the size-adjusted, competitive market data. The Compensation Committee deemed this appropriate in light of each named executive officer’s time in their current position with the Company.

Sign-On Bonus.

In connection with Mr. Celtruda’s employment as Vice President & President, Industrial Products Group of the Company in April 2011, he received a sign-on bonus of $800,000, paid in lump sum. All of the sign-on bonus was subject to a clawback provision requiring full repayment to the Company if Mr. Celtruda’s employment was terminated either by his resignation or by the Company for cause within 36 months of his hire date. In connection with Mr. Celtruda’s resignation from the Company in February 2012, the Compensation Committee waived the clawback as part of a waiver and release agreement with Mr. Celtruda.

Long-Term Incentive Compensation.

Under the Incentive Plan, the named executive officers are eligible to receive awards in the form of stock options, RSUs and a long-term cash bonus. Generally, these awards are granted annually at our February Compensation Committee meeting, which occurs after the presentation of our annual financial results. The purpose of these awards is to be competitive with market practices, provide retention and promote the Company’s long-term financial interests by encouraging the named executive officers to have an ownership position in the Company.

In general, the allocation of the 2011 target long-term incentives for the named executive officers (other than Mr. Celtruda) was as follows:

This allocation is based on the target long-term cash bonus opportunity and the grant date fair value of the stock options and RSUs granted to Messrs. Pennypacker, Larsen, Walters and Morgan in February 2011. In formulating this allocation, the Compensation Committee initially conducted an assessment of the competitive market data to develop an aggregate value for long-term incentive awards. The Compensation Committee then considered the allocation of the aggregate value among the three types of awards, balancing the short, medium and long-term goals of the Company. The Committee determined that the long-term incentive compensation consisting of cash bonus, stock options and RSUs be proportioned one-third each.

Long-Term Equity Incentives.  In 2011, our named executive officers received long-term equity incentives consisting of stock options and RSUs.

Stock options are designed to encourage the named executive officers to increase shareholder value as stock options only have value when the price of our common stock increases over the stock option’s exercise price. RSUs are designed to encourage retention of the named executive officers as they are contractual rights to receive a specified number of shares of our common stock in the future. Generally, (i) stock options have an exercise price equal to the closing sale price of our common stock on the date of grant and become exercisable in one-third annual increments commencing on the one-year anniversary of the option’s grant date and (ii) RSUs vest at one time, three years from the date of grant.

The Compensation Committee believes that an equal combination of stock options and RSUs offer the named executive officers a competitive level of equity-based compensation, while balancing the retention value of RSUs with the performance aspect of stock options.

As part of the general executive compensation program, the Compensation Committee awarded the following equity incentive awards to the named executive officers in February 2011:

Named Executive Officers(1)	Stock Options	RSUs	“Target Economic Value” of Stock Options and RSUs Approved for Grant in 2011
Barry L. Pennypacker	29,400	14,000	$1,998,744
Michael M. Larsen	6,500	3,050	$438,670
Brent A. Walters	4,350	2,050	$294,203
T. Duane Morgan	4,700	2,250	$320,377

(1)	Upon his hiring in April 2011, Mr. Celtruda received 800 stock options and 8,350 RSUs. Mr. Celtruda forfeited all of his equity awards when he resigned from the Company in February 2012.

In formulating the “target economic value” of stock option and RSU awards for Messrs. Pennypacker, Larsen, Walters and Morgan, the Compensation Committee first allocated the aggregate value of long-term incentive awards one-third to stock options and one-third to RSUs. The Compensation Committee then converted such proportioned amounts into a number of stock options and RSUs based on the grant date fair value of such awards.

Additionally, in approving the 2011 long-term equity awards for Messrs. Pennypacker, Larsen, Walters and Morgan, the Compensation Committee considered the individual accomplishments and contributions discussed above, the scope of such named executive officer’s responsibilities, and tenure with the Company. In particular, with respect to Mr. Pennypacker, the Compensation Committee attributes Mr. Pennypacker with the vision and leadership of directing the Company during the continuing difficult economic environment and delivering strong financial performance and shareholder returns for the last three years.

Michael M. Larsen’s Retention RSU Award.

The Company hired Mr. Larsen as Vice President and Chief Financial Officer (“CFO”) in October 2010. In 2011, as a result of strong Company performance, significant contributions by Mr. Larsen and market demand for individuals with proven CFO skills, which raised retention concerns, the Compensation Committee decided to re-evaluate Mr. Larsen’s compensation. As a result, in addition to the custom peer group market data provided by Meridian, the Compensation Committee also requested Meridian to provide competitive market data (the “CFO Competitive Market Data”) on the compensation arrangements of newly hired CFOs for the Compensation Committee to use as an additional reference point in considering the appropriate level of compensation for Mr. Larsen. The CFO Competitive Market Data was compiled from 22 public companies, all of which had median revenues of $2.5 billion and had recently hired a CFO.

The Compensation Committee, with the assistance of Meridian, determined that it was in the best interests of the Company and its shareholders to grant Mr. Larsen a long-term retention equity award in the form of RSUs in the amount of $700,000, which represented 8,724 RSUs that cliff vest on November 16, 2014. The Compensation Committee believes the retention bonus was consistent with the CFO Competitive Market Data and was reasonable and appropriate under the circumstances to further retain Mr. Larsen as CFO and strengthen his alignment with shareholders and the long-term interests of the Company.

Long-Term Cash Bonus Awards.    Under the Incentive Plan, the Compensation Committee may also grant long-term cash bonus awards to the named executive officers. Long-term cash bonuses are tied to the achievement of Company performance targets over a predetermined performance period, which historically has been three years.

The long-term cash bonus awards are based on any one or more of the following performance measures:

•	Operating income;

•	Net income;

•	Earnings per share of our common stock;

•	Earnings before taxes;

•	Return on equity;

•	Cash flow; and

•	Total shareholder return.

The Compensation Committee believes that the long-term cash bonus awards provide a strong incentive for the named executive officers to achieve the Company’s long-term strategic and financial goals that ultimately drive the creation of sustainable shareholder value. The Incentive Plan permits the long-term cash bonus awards to be denominated in either cash or restricted stock awards. Historically, the Compensation Committee has paid these awards in cash to appropriately balance the named executive officers’ long-term compensation opportunities between cash and equity. These awards also encourage retention among the named executive officers.

In February 2011, the Compensation Committee granted a long-term cash bonus award tied to a compound growth rate of EBT for the Company during the three-year performance period beginning January 1, 2011 through December 31, 2013. The threshold, target and maximum achievement levels that must be met by the end of the performance period are based upon the following compound growth rates of the Company’s EBT over the performance period.

Threshold Performance	Target Performance	Maximum Performance
4%	8%	12%

The calculation of EBT under the long-term cash bonus award is subject to being adjusted for extraordinary or nonrecurring items or events, or unusual nonrecurring gains or losses identified in the Company’s financial statements during the three-year performance period, as long as any such adjustments are made in a manner consistent with Section 162(m) of the Code, to the extent applicable.

The specific performance targets for EBT for the three-year performance period beginning January 1, 2011 through December 31, 2013 are considered competitively sensitive information and disclosure thereof would reveal the Company’s tactical operations, sales and marketing initiatives resulting in a significant disadvantage for the Company in the marketplace.

The Compensation Committee believes the specific performance targets for EBT are appropriately challenging and consistent with achieving the Company’s long-term growth and profitability goals. In particular, the threshold, target and maximum achievement levels are set so that the relative difficulty of meeting the target level is believed to be consistent from year to year. Since the Compensation Committee began granting long-term cash bonus award opportunities in 2001, the Company has achieved performance in excess of the maximum level six times and did not achieve threshold performance three times.

Assuming that at least the threshold achievement level is met, the long-term cash bonus award is calculated by using the following formula:

Named Executive Officer’s Respective Base Salary as of the End of the Performance Period (i.e., 1/1/2013)	X	Named Executive Officer’s Respective Base Salary Factor (as set forth below)	X	The Actual Achievement Level of EBT (as adjusted) at the End of the Performance Period (i.e., Threshold (50%), Target (100%) or Maximum (200%))(1)	=	Long-Term Cash Bonus Award

(1)	To the extent the Company’s actual performance falls between the threshold, target, and maximum achievement levels of EBT, the long-term cash bonus award is linearly interpolated.

With respect to the 2011 long-term cash bonus award that is payable in 2014, if earned, the Compensation Committee established the following long-term target bonus opportunity for the named executive officers:

Named Executive Officers	Long-Term Target Bonus Opportunity (as a % of Base Salary)
Barry L. Pennypacker	135%
Michael M. Larsen	55%
Brent A. Walters	55%
T. Duane Morgan	65%
Christopher R. Celtruda	50%

The Compensation Committee determined the above long-term target bonus opportunities based on market reference points provided from Meridian and with the intention that such percentages would result in a long-term cash bonus opportunity equaling approximately one-third of each respective named executive officer’s target long-term incentives.

The Compensation Committee believes the performance goal of EBT provides an appropriate and objective measure of the Company’s long-term performance because it is closely tied to the creation and retention of shareholder value.

In February 2012, the Compensation Committee evaluated and determined the degree to which the criteria for the long-term cash bonus award granted in 2009 to the eligible named executive officers (i.e., Messrs. Pennypacker, Larsen, Walters and Morgan) under the Incentive Plan (the “2009 L-T Bonus”) had been met. The criteria for the 2009 L-T Bonus was tied to the compound growth rate of EBT (as may be adjusted) for our industrial businesses, which excluded petroleum products, during the period January 1, 2009 through December 31, 2011. Based on its analysis of the Company’s performance, the Compensation Committee determined that the maximum level of growth in EBT was achieved and each of Messrs. Pennypacker, Larsen, Walters and Morgan were entitled to a 2009 L-T Bonus of $2,700,000, $168,176, $320,016, and $710,800, respectively. Messrs. Larsen’s and Walters’ 2009 L-T Bonus was prorated based upon their time of service with the Company.

In 2011, each of Messrs. Pennypacker’s, Walters’ and Morgan’s target long-term incentive was slightly above the 50th percentile of the size-adjusted, competitive market data. Mr. Larsen’s target long-term incentive, together with the retention RSU award discussed above, was also slightly above the 50th percentile of the size-adjusted, competitive market data. The Compensation Committee subjectively determined this to be appropriate to retain such named executive officers and strengthen each officer’s alignment with shareholders and the long-term interests of the Company.

In 2011, Mr. Pennypacker’s target total direct compensation (i.e., base salary, target annual cash bonus and target long-term incentives) was slightly above the 50th percentile of the size-adjusted, competitive market data. The Compensation Committee deemed this appropriate in light of Mr. Pennypacker’s direction of the Company during the continuing difficult economic environment and the resulting strong financial performance and shareholder return. Each of Messrs. Larsen’s, Walters’ and Morgan’s target total direct compensation fell below the 50th percentile of the size-adjusted, competitive market data. The Compensation Committee deemed this to be appropriate in light of each such named executive officer’s time in his current position with the Company.

Retirement Benefits

The Company provides its eligible employees, including the named executive officers, with various retirement benefits. The retirement plans are designed to assist employees, including the named executive officers, in planning for retirement and securing appropriate levels of income during retirement. The purpose of the retirement plans is to attract and retain quality employees, as these types of benefits are typically offered by the Company’s competitors.

Pension Plan.  The Company maintains the Gardner Denver Pension Plan and previously maintained the Gardner Denver Supplemental Excess Defined Benefit Plan for the benefit of certain employees. Effective November 1, 2006, the Company implemented certain revisions to the Pension Plan, and future service credits under the Pension Plan ceased effective October 31, 2006. Also at that time, the Supplemental Excess Defined Benefit Plan was merged into the Gardner Denver Supplemental Excess Defined Contribution Plan. Mr. Morgan is fully vested in the Pension Plan and has earned a benefit under the Supplemental Excess Defined Benefit Plan. Messrs. Pennypacker, Larsen, Walters and Celtruda joined the Company after November 1, 2006 and will not receive any benefits under the Pension Plan or the former Supplemental Excess Defined Benefit Plan.

Retirement Savings Plan.  The Gardner Denver Retirement Savings Plan is a tax-qualified retirement savings plan. Eligible salaried and hourly U.S. employees, including the named executive officers, are eligible to participate in the Retirement Savings Plan. Eligible employees may contribute from 1% to 100% of annual compensation on a tax-deferred basis to the plan, up to the applicable IRS annual limit. Gardner Denver matches each participating employee’s tax-deferred savings with Company matching contributions. The Company match consists of $1 for each $1 contributed by a participant, up to the first 3% of a participant’s annual compensation, and $0.50 for each $1 contributed by a participant between 3% and 6% of a participant’s annual compensation. Participants may choose to invest the Company match in Gardner Denver stock or any other investment funds within the lineup. Participants may transfer amounts out of Gardner Denver stock and into other investment funds at any time. Beginning November 1, 2006, eligible employees at certain eligible locations also receive a nonelective Company contribution, which is designed to equal service credits that would have accrued under the Pension Plan. The nonelective Company contribution is equal to 4% of total compensation paid, up to the Social Security wage base for the year, plus 8% of total compensation paid in excess of the Social Security wage base up to the IRS annual compensation limit. For purposes of the nonelective Company contribution, total compensation is cash remuneration paid during the year by the Company to or for the benefit of a participant, including base salary for the current year, annual cash bonus earned during the prior year but paid in the current year for our named executive officers and the long-term cash bonus opportunity earned over the prior three-year period but paid in 2011. All employee and Company matching contributions are fully vested immediately and the nonelective Company contribution becomes fully vested after three years of employment.

Messrs. Pennypacker and Morgan are fully vested in the nonelective Company contribution portion of the Retirement Savings Plan, and Messrs. Larsen and Walters will fully vest on the third anniversary of their employment with the Company.

Supplemental Excess Defined Contribution Plan.  In addition to the Retirement Savings Plan, employees receiving a base pay of $110,000 or higher, including the named executive officers, are eligible to participate in the Supplemental Excess Defined Contribution Plan, which is funded through a Rabbi Trust. This plan provides participants with a similar level of benefits afforded to all other eligible employees who are not subject to the limitations imposed by the IRS on our tax-qualified Retirement Savings Plan.

Eligible Employees may contribute to the Supplemental Excess Defined Contribution Plan when they exceed the annual IRS pre-tax contribution limits and the annual catch-up contribution limit for participants age 50 or over. The Company matches each participant’s contributions with Company matching contributions of $1 for each $1 contributed by a participant, up to the first 3% of a participant’s annual compensation, and $0.50 for each $1 contributed by a participant between 3% and 6% of a participant’s annual compensation. Company matching contributions under the Supplemental Excess Defined Contribution Plan are contributed in the form of cash rather than our common stock. All employee and Company matching contributions are fully vested immediately.

The named executive officers are also credited with a nonelective Company contribution of 12% of recognized compensation in excess of the IRS annual limit. The Company nonelective contributions are also contributed in cash. The nonelective Company contribution becomes fully vested after three years of employment. Messrs. Pennypacker and Morgan are fully vested in the nonelective Company contribution portion of the Supplemental Excess Defined Contribution Plan, and Messrs. Larsen and Walters will fully vest on the third anniversary of their employment with the Company.

Other Perquisites

Standard Employee Benefits.  In addition to the compensation and retirement plans listed above, all of the Company’s U.S. employees, including the named executive officers, are eligible to receive health, dental, disability and life insurance coverage. Additionally, all employees are entitled to vacation, sick leave and other paid holidays. The commitment to provide employees with these benefits recognizes the Compensation Committee’s belief that the health and well-being of the Company’s employees directly impacts its overall success.

Perquisites.  The Compensation Committee believes that the perquisites it provides are in line with market practice and assist in recruiting and retaining key executives. The cumulative values of such perquisites that are deemed to be compensation are included in the “All Other Compensation” column of the Summary Compensation Table set forth below and are individually accounted for in the All Other Compensation Table set forth below.

The following perquisites are offered to the named executive officers:

•	Annual tax planning and preparation services;

•	Estate planning services (once every five years);

•	Executive retirement planning;

•	Executive physical exam once every two years;

•	Long-term disability insurance;

•	Executive long-term care insurance;

•	Matching charitable contributions; and

•	Relocation assistance, as appropriate.

The Company offers tax assistance for tax expenses incurred by the named executive officers for tax and estate planning services. The counseling and planning perquisites assist the named executive officers in managing their long-term financial viability and optimizing the value of the Company’s other compensation plans that ultimately benefits the Company.

Long-term disability insurance for all of the Company’s salaried, U.S. employees contains a benefit of 66 2/3% of covered compensation up to a monthly maximum of $7,000. The named executive officers are offered this same benefit with a monthly maximum of $15,000. The increased monthly maximum is more commensurate with the named executive officers’ salaries than our standard employee monthly maximum. The additional long-term disability insurance is designed to achieve the replacement of an equivalent level of income should an unforeseeable injury or disability occur.

The long-term care insurance offered to the named executive officers is paid for over a ten-year period, provided the executive remains employed by the Company. The benefits under this policy include medical care at home and at a variety of healthcare facilities. The daily benefit is currently $300 per day and will compound at 5% per year for the life of the policy.

The Company has a tradition of supporting charitable organizations in areas where its employees are located. To encourage the named executive officers to support charitable organizations, which best serve the educational, health, welfare, cultural, civic and social needs of the community, the Company developed an Executive Matching Gift Program. We match charitable donations made by the named executive officers, up to $2,500 annually, that are made to eligible organizations under the policy. However, there is no limit on the matching donations made by the CEO. Historically, the total matching contributions made by the Company on behalf of Mr. Pennypacker, during any calendar year, has not been more than $2,000.

In September 2010, the Company announced that it was relocating its global corporate headquarters to the greater Philadelphia, Pennsylvania area. At that time, the Company had over 6,000 employees on six continents and approximately two-thirds of its annual revenues were to customers located outside of the United States. In order to improve accessibility to global customers, its international operations, investors and a broader pool of professional human resources, management and the Board of Directors concluded that relocating the Company to a major metropolitan area was necessary for the long-term growth of the Company. In connection with relocating its global corporate headquarters, the Company provided relocation assistance to certain executive officers and other key employees, covering most of their reasonable costs and expenses incurred during the move. Reasonable costs and expenses included items such as temporary living, trips between their prior home and the relocation city, costs associated with purchasing a new home, assistance with the sale of their current residence, moving costs, a miscellaneous allowance of one month’s salary, a guaranteed home buyout, loss on sale protection (if necessary), tax assistance for certain relocation benefits (which tax assistance was discontinued in 2011) and other approved reasonable expenses. Upon consideration of shareholder feedback following last year’s Annual Meeting of Shareholders, the Compensation Committee no longer offers tax assistance in connection with the Company’s relocation assistance program. The tax assistance provided in connection with relocation expenses during 2011 was committed prior to last year’s Annual Meeting of Shareholders.

During 2011, Messrs. Pennypacker and Walters received relocation assistance of $276,720 and $407,743, respectively, which included tax assistance to cover certain tax expenses related to the relocation benefits. For Mr. Walters, the amount shown is for two separate relocations. The first was to Quincy, Illinois and the second to the greater Philadelphia metropolitan area. With respect to both relocations, a relocation company purchased Mr. Walters’ home directly from him for a purchase price based on two independent appraisals used to establish fair market value. The difference between the cost of each home to Mr. Walters and the average appraisal is included in the All Other Compensation Table for 2011. In addition, we incurred a total cost of $286,694 associated with the ultimate sale of both homes by the relocation company. We do not consider the ultimate loss on sale of these homes to be compensation to Mr. Walters. Therefore, we have not included these amounts in the Summary Compensation Table or the All Other Compensation Table.

In connection with Mr. Celtruda’s employment as Vice President & President, Industrial Products Group of the Company in April 2011, he received the Company’s standard relocation benefits described above. However, the Company did not provide Mr. Celtruda assistance with the sale of his current residence, loss on sale protection or a guaranteed home buyout. The Compensation Committee believed the relocation benefits were consistent with market practices and were reasonable and appropriate under the circumstances to attract Mr. Celtruda to the Company. During 2011, Mr. Celtruda received relocation assistance of $94,917, which did not include tax assistance. All of Mr. Celtruda’s relocation expenses were subject to a clawback provision requiring full repayment to the Company if Mr. Celtruda’s employment was terminated either by his resignation or by the Company for cause within 36 months of his hire date. The clawback was waived by the Compensation Committee as part of a waiver and release agreement with Mr. Celtruda that was executed in connection with his resignation in February 2012.

The Compensation Committee has determined to offer the above-described perquisites in order to attract and retain the named executive officers by offering compensation opportunities that are competitive with the Company’s competitors. The Compensation Committee believes these benefits and perquisites provide a more tangible incentive than an equivalent amount of cash compensation.

Other

Section 162(m) of the Code limits the deductibility by public corporations of certain non-performance based compensation paid to specified executive officers. The Compensation Committee endeavors to maximize deductibility of compensation by qualifying for exemption from the Section 162(m) limitations to the extent practicable, subject, however, to maintaining competitive compensation. However, the Compensation Committee does not strictly limit executive compensation to that which is exempt from the deduction limitations of Section 162(m) and has not adopted a policy requiring all compensation to be so exempt. The Compensation Committee believes that adopting such a policy would limit its ability to maintain flexibility in compensating the named executive officers.

EXECUTIVE COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table presents compensation paid to or earned by each of our named executive officers for the fiscal years ended 2011, 2010 and 2009.

Name and Principal	Year	Salary	Bonus(1)	Stock Awards (2),(3)	Option Awards (3),(4)	Non-Equity Incentive Plan Compen- sation (5)	Change in Pension Value & Nonqualified Deferred Compen- sation Earnings (6)	All Other Compen- sation(7)	Total
Barry L. Pennypacker	2011	$883,333	$0	$1,061,620	$838,629	$4,500,000	$0	$587,525	$7,871,107
President & CEO	2010	$783,333	$0	$868,600	$688,483	$1,329,475	$0	$1,779,635	$5,449,526
	2009	$691,667	$0	$555,900	$366,865	$725,000	$0	$471,984	$2,811,416

Michael M. Larsen	2011	$457,219	$0	$931,208	$185,411	$718,572	$0	$120,086	$2,412,496
Vice President & CFO	2010	$102,404	$240,000	$131,136	$143,951	$0	$0	$30,420	$647,911

Brent A. Walters	2011	$297,067	$0	$155,452	$124,083	$620,016	$0	$514,470	$1,711,088
Vice President, General Counsel, Secretary & Chief Compliance Officer	2010	$281,170	$0	$130,290	$111,878	$230,844	$0	$121,706	$875,888

T. Duane Morgan	2011	$353,675	$0	$170,618	$134,067	$1,065,068	$1,105	$116,351	$1,840,884
Vice President & President, Engineered Products Group	2010	$343,375	$0	$195,435	$118,763	$294,396	$1,043	$129,464	$1,082,476
	2009	$335,001	$0	$64,855	$57,231	$390,000	$408	$187,942	$1,035,437

Christopher R. Celtruda	2011	$238,718	$800,000	$706,076	$25,368	$233,707	$0	$140,779	$2,144,648
former Vice President & President, Industrial Products Group

(1)

Amounts reported in this column include a sign-on bonus of $800,000 awarded to Mr. Celtruda upon joining the Company in April 2011 and (ii) $240,000 awarded to Mr. Larsen upon joining the Company in October 2010.

(2)

On February 21, 2011, Messrs. Pennypacker, Larsen, Walters, and Morgan were granted 14,000, 3,050, 2,050, and 2,250 RSUs, respectively. On November 16, 2011, Mr. Larsen was granted an additional 8,724 RSUs in connection with retention incentives. The RSUs granted during 2011 cliff vest three years after the grant date. On April 26, 2011, Mr. Celtruda was granted 8,350 RSUs in connection with being named Vice President and President, Industrial Products Group. Mr. Celtruda forfeited all of his RSUs when he resigned from the Company in February 2012.

(3)

Amounts reflect the grant date fair value of the respective equity award granted in the year indicated computed in accordance with ASC 718, except no assumption for forfeitures was included. See Note 15 “Stock-Based Compensation Plans” of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011, regarding assumptions underlying valuation of equity awards.

(4)

On February 21, 2011, Messrs. Pennypacker, Larsen, Walters, and Morgan were granted 29,400, 6,500, 4,350 and 4,700 stock options, respectively. The stock options granted during 2011 vest in one-third annual increments commencing on the one-year anniversary of the option’s grant date. On April 26, 2011, Mr. Celtruda was granted 800 stock options in connection with being named Vice President and President, Industrial Products Group. Mr. Celtruda forfeited all of his stock options when he resigned from the Company in February 2012.

(5)

For 2011, reflects the aggregate amounts received for the Plan Bonus, Performance Bonus and 2009 L-T Bonus Opportunity, as each are further described in the “2011 Executive Compensation Decisions” section of the “Compensation Discussion and Analysis” set forth above. Mr. Celtruda forfeited all of his equity awards when he resigned from the Company in February 2012.

For 2010 and 2009, reflects bonuses received under our Executive Annual Bonus Plan and Breakthrough Goals. There was no payout under the long-term cash bonus opportunity for 2010 and 2009.

(6)

For 2011, 2010 and 2009, represents the actuarial increase in the present value of Mr. Morgan’s benefits under the frozen Pension Plan for 2011. The change in pension value includes interest credits on the cash balance accounts at the assumed long-term interest rate of 5.5% per year through normal retirement age of 65, and the discount rate of 4.6%. During 2011, there were no above-market or preferential earnings on deferred compensation.

(7)	Amounts in this column for 2011, 2010 and 2009 are detailed in the following All Other Compensation Table.

ALL OTHER COMPENSATION TABLE

Name	Year	Retirement Savings Plan(1)	Supplemental Excess Contribution Plan(2)	LTC Plan Premiums	Annual Executive Physicals	Long- Term Disability Premiums	Tax Planning Fees(3)	Matching Charitable Contribution	Special Payments(4)	Total
Barry L. Pennypacker	2011	$19,328	$258,637	$22,617	$4,345	$918	$4,960	$0	$276,720	$587,525
	2010	$18,828	$171,600	$22,617	$0	$918	$4,955	$0	$1,560,717	$1,779,635
	2009	$15,033	$304,503	$22,617	$0	$918	$ 4,721	$0	$124,192	$471,984
Michael M. Larsen	2011	$18,478	$52,833	$22,222	$4,573	$918	$18,562	$2,500	$0	$120,086
	2010	$4,340	$3,629	$22,222	$0	$229	$0	$0	$0	$30,420
Brent A. Walters	2011	$25,139	$47,895	$20,684	$814	$918	$4,960	$0	$414,060	$514,470
	2010	$26,353	$14,218	$20,684	$0	$918	$4,796	$0	$54,737	$121,706
T. Duane Morgan	2011	$18,602	$74,257	$16,890	$463	$918	$4,721	$500	$0	$116,351
	2010	$18,564	$88,371	$16,890	$0	$918	$4,721	$0	$0	$129,464
	2009	$16,534	$147,799	$16,890	$0	$918	$4,721	$1,000	$80	$187,942
Christopher R. Celtruda	2011	$17,620	$7,275	$17,855	$0	$612	$0	$2,500	$94,917	$140,779

(1)

This column represents Company contributions in the Retirement Savings Plan. For further discussion of these contributions, see the “Retirement Benefits” section of the “Compensation Discussion and Analysis” set forth above.

(2)	The amounts reflect Company contributions under the Supplemental Excess Defined Contribution Plan for each respective year.

(3)

The amounts reflect the value of ordinary tax preparation services, reasonable estate planning services and tax assistance on such amounts received by our named executive officers in 2011. Messrs. Pennypacker, Larsen, Walters, Celtruda and Morgan received tax planning services valued at $3,000, $4,000, $3,000, $0 and $3,000, respectively, and tax assistance in connection with such services of $1,960, $2,614, $1,960, $0, and $1,721, respectively. Mr. Larsen received estate planning services valued at $7,355 and tax assistance in connection with such service of $4,593.

(4)

The special payments made to Messrs. Pennypacker, Walters and Celtruda in 2011 consisted of (a) $223,292, $291,813 and $94,917 in aggregate incremental cost of benefits received under our relocation program, and (b) $53,428, $115,660 and $0 for tax assistance payments to cover certain tax expenses related to relocation benefits. Amounts shown for these relocation benefits include an amount equal to the difference between (i) the executive’s cost of the home, and (ii) the average of two independent appraisals used to establish a fair market value. We do not consider the ultimate gain/loss on the sale of a home to be compensation to our executives. Therefore, these amounts are not included in the Summary Compensation Table or the All Other Compensation Table. For a quantification of these excluded amounts as well as a further discussion of our relocation program please see the “Other Perquisites” section of “Compensation Discussion and Analysis” set forth above.

2011 GRANTS OF PLAN-BASED AWARDS

The following table presents grants of plan-based awards granted during the fiscal year ended on December 31, 2011.

Named Executive Officer	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards Number of Shares of Stock or Units(#)		All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(1)
		Thres- hold	Target	Maxi- mum	Thres- hold	Target	Maxi- mum
Barry L. Pennypacker
ACB	2/21/2011	$288,000	$720,000	$1,440,000
PB	5/2/2011	$72,000	$180,000	$360,000
Options	2/21/2011									29,400	$75.83	$838,629
RSUs	2/21/2011							14,000				$1,061,620
LTCBA	2/21/2011	$510,300	$1,020,600	$2,041,200
Michael M. Larsen
ACB	2/21/2011	$88,063	$220,158	$440,316
PB	5/2/2011	$22,016	$55,040	$110,079
Options	2/21/2011									6,500	$75.83	$185,411
RSUs	2/21/2011							3,050				$231,281
	11/16/11							8,724	(2)			$699,927
LTCBA	2/21/2011	$105,951	$211,902	$423,804
Brent A. Walters
ACB	2/21/2011	$48,000	$120,000	$240,000
PB	5/2/2011	$12,000	$30,000	$60,000
Options	2/21/2011									4,350	$75.83	$124,083
RSUs	2/21/2011							2,050				$155,452
LTCBA	2/21/2011	$69,300	$138,600	$277,200
T. Duane Morgan
ACB	2/21/2011	$72,923	$184,808	$369,616
PB	5/2/2011	$18,481	$46,202	$92,404
Options	2/21/2011									4,700	$75.83	$134,067
RSUs	2/21/2011							2,250				$170,618
LTCBA	2/21/2011	$97,024	$194,048	$388,097
Christopher R. Celtruda(3)
ACB	4/26/2011	$46,523	$116,308	$232,615
PB	5/2/2011	$11,631	$29,077	$58,154
Options	4/26/2011									800	$84.56	$25,368
RSUs	4/26/2011							8,350				$706,076
LTCBA(4)	4/26/2011	$58,333	$116,667	$233,333
2010 LTCBA(4)	4/26/2011	$29,167	$58,333	$116,667

ACB:

Amounts represent the range of possible payouts for the Plan Bonus. The Plan Bonus is tied to net income and operating cash flow over a 12-month performance period under our Executive Annual Bonus Plan. For further discussion of these awards, see the “Annual Cash Compensation” section of the “Compensation Discussion and Analysis” set forth above.

PB:

On May 2, 2011 the Compensation Committee established the Performance Bonus to replace a prior bonus structure, as further discussed in the “2011 Executive Compensation Decisions” section of the “Compensation Discussion and Analysis” set forth above. Amounts represent the range of possible payouts for the Performance Bonus. The Performance Bonus is tied to net income and operating cash flow over a 12-month performance period. For further discussion of these awards, see the “Annual Cash Compensation” section of the “Compensation Discussion and Analysis” set forth above.

RSU:	Awards of restricted stock units under our Incentive Plan, which cliff vest three years from the date of grant.

Options:

Stock option awards under our Incentive Plan, which vest in one-third annual increments commencing on the one-year anniversary of the option’s grant date and remain exercisable for a period of seven years from the date of grant. The exercise price of the stock options is equal to the market close price of our common stock as reported by the composite tape of the NYSE on the respective grant date.

LTCBA:

Amounts represent the range of possible payouts of the 2011 long-term cash bonus award that is tied to compound growth rate of EBT (as may be adjusted) over the three-year performance period of January 1, 2011 through December 31, 2013 under our Incentive Plan. The utilization of threshold (50%), target (100%) or maximum (200%) percentages will depend upon the achievement of certain compound growth rates of EBT during this period, subject to adjustment as provided under the Incentive Plan. These percentages will be applied to participants’ base salaries multiplied by a base salary factor at the end of 2013 to determine the long-term cash bonus for the period, if any. The amounts listed as estimated future payouts are based on each executive’s 2011 base salary while the actual payout will be based on each executive’s 2013 base salary. For further discussion of these awards, see the “Long-Term Incentive Compensation” section of the “Compensation Discussion and Analysis” set forth above.

2010 LTCBA:

Amounts represent the range of possible payouts of the 2010 long-term cash bonus award that is tied to compound growth rate of EBT (as may be adjusted) over the three-year performance period of January 1, 2010 through December 31, 2012 under our Incentive Plan. The utilization of threshold (50%), target (100%) or maximum (200%) percentages will depend upon the achievement of certain compound growth rates of EBT during this period, subject to adjustment as provided under the Incentive Plan. These percentages will be applied to participants’ base salaries multiplied by a base salary factor at the end of 2012 to determine the long-term cash bonus for the period, if any.

Based on his April 2011 start date, Mr. Celtruda was granted a one-third participation right in the 2010 LTCBA. The amounts listed as estimated future payouts are based on Mr. Celtruda’s 2011 base salary while the actual payout would have been based on his 2012 base salary. For further discussion of these awards, see the “Long-Term Incentive Compensation” section of the “Compensation Discussion and Analysis” set forth above.

(1)

Amounts reflect the grant date fair value of the equity award computed in accordance with ASC 718 except no assumption for forfeitures was included. The grant date fair value of the respective restricted stock unit grants was based on the closing price of our common stock on (i) February 18, 2012 of $75.83, as the markets were closed on the February 21, 2011 grant date, (ii) the grant date of April 26, 2011 of $84.56, and (iii) the grant date of November 16, 2011 of $80.23, as applicable. See Note 15 “Stock-Based Compensation Plans” of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011, regarding assumptions underlying the valuation of the equity awards.

(2)

Amount reflects an additional retention RSU award to Mr. Larsen. For further discussion of this award, see the “Michael M. Larsen’s Retention RSU Award” section of the “Compensation Discussion and Analysis” set forth above.

(3)	Mr. Celtruda forfeited all of his equity and long-term cash bonus awards when he resigned from the Company in February 2012.

(4)

Based on Mr. Celtruda’s April 2011 start date, he was granted a one-third participation right in the 2010 LTCBA and a two-thirds participation right in the LTCBA, which prorated amounts are reflected in the table. These participation rights would have resulted in a one-third payout of the 2010 LTCBA in 2013 and a two-thirds payout of the LTCBA in 2014.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The named executive officers have been previously granted equity awards in the form of stock options, and RSUs pursuant to our Incentive Plan. The following table presents information regarding outstanding stock options, restricted stock awards and RSUs as of December 31, 2011.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (1)
Barry L. Pennypacker	2/18/2008	30,000	0	$35.88	2/18/2015
	2/23/2009	33,334	16,666	$18.53	2/23/2016
	2/22/2010	13,334	26,666	$43.43	2/22/2017
	2/21/2011	0	29,400	$75.83	2/21/2018
						2/23/2009	30,000	$2,311,800
						2/22/2010	20,000	$1,541,200
						2/21/2011	14,000	$1,078,840
Michael M. Larsen	10/11/2010	2,367	4,733	$54.64	10/11/2017
	2/21/2011	0	6,500	$75.83	2/21/2018
						10/11/2010	2,400	$184,944
						2/21/2011	3,050	$235,033
						11/16/2011	8,724	$672,271
Brent A. Walters	10/1/2009	2,334	1,166	$32.91	10/1/2016
	2/22/2010	2,167	4,333	$43.43	2/22/2017
	2/21/2011	0	4,350	$75.83	2/21/2018
						10/1/2009	3,000	$231,180
						2/22/2010	3,000	$231,180
						2/21/2011	2,050	$157,973
T. Duane Morgan	2/19/2007	3,700	0	$35.70	2/19/2014
	2/18/2008	5,600	0	$35.88	2/18/2015
	2/23/2009	0	2,600	$18.53	2/23/2016
	2/22/2010	2,300	4,600	$43.43	2/22/2017
	2/21/2011	0	4,700	$75.83	2/21/2018
						2/23/2009	3,500	$269,710
						2/22/2010	4,500	$346,770
						2/21/2011	2,250	$173,385
Christopher R. Celtruda(2)	4/26/2011	0	800	$84.56	4/26/2018
						4/26/2011	8,350	$643,451

(1)

The market value of the stock awards represents the product of (i) the closing price of our common stock as of December 30, 2011, which was $77.06, and (ii) the number of shares underlying each such stock award.

(2)	Mr. Celtruda forfeited all of his equity awards when he resigned from the Company in February 2012.

Option Awards Vesting Schedule		RSUs Awards Vesting Schedule
Grant Date	Vesting Schedule	Grant Date	Vesting Schedule

2/19/2007	One-third vests each year on 2/19/2008, 2/19/2009 and 2/19/2010	2/23/2009	Cliff vests on 2/23/2012

2/18/2008	One-third vests each year on 2/18/2009, 2/18/2010 and 2/18/2011	10/1/2009	Cliff vests on 10/1/2012

2/23/2009	One-third vests each year on 2/23/2010, 2/23/2011 and 2/23/2012	2/22/2010	Cliff vests on 2/22/2013

10/1/2009	One-third vests each year on 10/1/2010, 10/1/2011 and 10/1/2012	10/11/2010	Cliff vests on 10/11/2013

2/22/2010	One-third vests each year on 2/22/2011, 2/22/2012 and 2/22/2013	2/21/2011	Cliff vests on 2/21/2014

10/11/2010	One-third vests each year on 10/11/2011, 10/11/2012 and 10/11/2013	4/26/2011	Cliff vests on 4/26/2014

2/21/2011	One-third vests each year on 2/21/2012, 2/21/2013 and 2/21/2014	11/16/2011	Cliff vests on 11/16/2014

4/26/2011	One-third vests each year on 4/26/2012, 4/26/2013 and 4/26/2014

2011 OPTION EXERCISES AND STOCK VESTED

The following table presents the amounts each named executive officer received upon exercise of options and the value realized upon the vesting of RSU awards in 2011. The value realized on the exercise of options and vesting of RSUs does not account for the personal tax liability incurred by the named executive officers.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise	Value realized on exercise(1)	Number of shares acquired on vesting	Value realized on vesting(2)
Barry L. Pennypacker	0	0	30,000	$2,274,900
Michael M. Larsen	0	0	0	0
Brent A. Walters	0	0	0	0
T. Duane Morgan	13,400	$777,356	2,300	$174,409
Christopher R. Celtruda	0	0	0	0

(1)	The value realized on exercise is based on the difference between the market closing price of our common stock on the date of exercise and the exercise price.

(2)	The value realized on vesting is based on the market closing price of our common stock on the vesting date.

PENSION BENEFITS

The Company maintains the frozen Gardner Denver Pension Plan and previously maintained the Gardner Denver Supplemental Excess Defined Benefit Plan for the benefit of certain employees. The Company also maintains certain other pension plans in which the named executive officers do not participate.

Before the Pension Plan was frozen on November 1, 2006, the Company credited 4% of total compensation paid to a participant, up to the Social Security wage base for the year, plus 8% of total compensation paid in excess of the Social Security wage base up to the IRS annual compensation limit, annually to each participant’s account under the Pension Plan. For purposes of the Pension Plan, prior to November 1, 2006, total compensation was comprised of cash remuneration paid during the year by the Company to or for the benefit of a participant, including base salary for the current year, annual cash bonus earned during the prior year but paid in the current year for the named executive officers and the long-term cash bonus paid under the Long-Term Incentive Plan.

At retirement, benefits under the Pension Plan are payable in the form a participant elects, which form may include an annuity with or without survivorship or a lump-sum payment. The Company has maintained the tax-qualified status of the frozen Pension Plan by fulfilling certain requirements under the Code.

Effective November 1, 2006, the Company implemented certain revisions to the Pension Plan. Future service credits under the Pension Plan ceased as of October 31, 2006. The accrued benefit was credited with interest that is equal to the rate on the 30 year Treasury bond for December of the prior plan year. The participants’ accrued benefits under the frozen Pension Plan will not be less than the amount of each participant’s accrued and vested benefits as of October 31, 2006. If a participant was not fully vested in his or her accrued benefit under the Pension Plan as of October 31, 2006, the participant will continue to earn time toward vesting based on continued service.

In connection with the revisions to freeze the Pension Plan, the Company increased future Company contributions to certain Company-sponsored defined contribution retirement savings plans, one of which is a qualified plan under the requirements of Section 401(k) of the Code. Certain amounts previously credited to the frozen Pension Plan are now contributed to the Retirement Savings Plan.

The change enabled the Company to reduce its long-term unfunded liabilities and gain better control over its retirement expense/cash flow volatility. For 2011, the accrued benefit for each participant under the frozen Pension Plan was increased with an annual interest credit of 4.42%.

Prior to November 1, 2006, the Company also maintained the Supplemental Excess Defined Benefit Plan. The Supplemental Excess Defined Benefit Plan was a nonqualified plan that provided certain employees, including the named executive officers, with benefits that cannot be paid from the Pension Plan due to provisions of the Code. Prior to November 1, 2006, the Supplemental Excess Defined Benefit Plan provided the named executive officers with a credit of 12% of annual compensation in excess of the IRS annual compensation limit for 2006 of $220,000. Effective November 1, 2006, the Supplemental Excess Defined Benefit Plan was merged into the Supplemental Excess Defined Contribution Plan. Effective with the merger, the 12% Company contribution is now made to the Supplemental Excess Defined Contribution Plan.

The following table presents individualized information for each named executive officer as of December 31, 2011, on the actuarial present value of the accumulated benefit under the frozen Pension Plan determined using interest rate and mortality rate assumptions consistent with those used in our financial statements and the number of years of credited service.

2011 PENSION BENEFITS

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefits (2),(3),(4)	Payments During Last Fiscal Year
Barry L. Pennypacker	Pension Plan	0	$0	$0
Michael M. Larsen	Pension Plan	0	$0	$0
Brent A. Walters	Pension Plan	0	$0	$0
T. Duane Morgan	Pension Plan	1	$18,906	$0
Christopher R. Celtruda	Pension Plan	0	$0	$0

(1)

Under the frozen Pension Plan, future service credits ceased effective October 31, 2006, and an individual is retirement eligible at age 65. The frozen Pension Plan does not delineate between early retirement and retirement, provided the individual meets the retirement eligibility requirements noted above. Messrs. Pennypacker, Larsen, Walters and Celtruda joined the Company after the Pension Plan was frozen and will not receive any benefits under our frozen Pension Plan. Mr. Morgan is currently retirement eligible.

(2)

The frozen Pension Plan is a cash balance account and for financial reporting purposes all employees reaching retirement age are assumed to select a lump sum. Therefore, the present value of accumulated benefits as of December 31, 2011, is the actuarial present value of the anticipated lump sum benefit to be paid at normal retirement age. In determining the actuarial present value, the long-term interest crediting rate is assumed to be 5.5% and the discount rate is assumed to be 4.69%.

(3)	The elements of compensation included in determining benefits under the frozen Pension Plan include annual salary, annual bonus and long-term cash bonuses.

(4)	The benefits above will not be modified upon a change in control since all the participating named executive officers are vested.

NONQUALIFIED DEFERRED COMPENSATION

In addition to the Gardner Denver Retirement Savings Plan, employees receiving a base pay of $110,000 or higher, including the named executive officers, are eligible to participate in the Gardner Denver Supplemental Excess Defined Contribution Plan. Once a participant in the Excess Contribution Plan reaches the IRS annual limits for the Retirement Savings Plan, contributions will be made to the Excess Contribution Plan based on the deferral percentage under the Retirement Savings Plan. Such deferral percentage is selected at the time of enrollment in the Excess Contribution Plan or once per year in December for the following year. A separate election to defer from the annual bonuses is made in December for the bonus earned the following year and payable in the year thereafter. The Company matches each participant’s contributions with Company matching contributions. The Company match consists of $1 for each $1 contributed by a participant, up to the first 3% of a participant’s annual compensation, and $0.50 for each $1 contributed by a participant between 3% and 6% of a participant’s annual compensation. The Company match is credited in the form of cash. The named executive officers and certain other eligible executives receive a non-elective Company contribution of 12% of compensation after they exceed the annual IRS compensation limit. Account balances from the former Gardner Denver Supplemental Excess Defined Benefit Plan were merged into the Excess Contribution Plan on November 1, 2006. All employee and Company matching contributions are fully vested immediately and the non-elective Company contribution becomes fully vested after three years of employment. All named executive officers are fully vested in the non-elective Company contribution portion of the Excess Contribution Plan, except Messrs. Larsen and Walters, who will fully vest on the third anniversary of their employment with the Company.

The investment options available to the named executive officers under the Excess Contribution Plan are virtually the same as those offered to all of the participants in the Retirement Savings Plan. Because some investment options available under the Retirement Savings Plan are not available for the nonqualified plan, the Company has made similar investment options available to the nonqualified plan participants. The table below shows the funds available under the Excess Contribution Plan and their annual rate of return for the calendar year ended December 31, 2011, as reported by the administrator of the Retirement Savings Plan.

Investment Name	Ticker Symbol/ Index Type	2011 Rate of Return
JPMorgan Core Bond Fund-R6	JCBUX	7.45
Dodge & Cox Stock	DODGX	-4.08
JPMorgan Equity Index-Select	HLEIX	1.96
MFS International New Discovery-A	MIDAX	-10.04
Dreyfus Mid Cap Index	PESPX	-2.20
JPMorgan Prime Money Market-Morgan	VMVXX	0.01
American Funds EuroPacific Growth-R6	RERGX	-13.31
Royce Pennsylvania Mutual Fund-Inv	PENNX	-4.17
Columbia Acorn Fund-Z	ACRNX	-4.61
Gardner Denver Common Stock	GDI	12.26
American Century Small Cap Value-Inv	ASVIX	-6.73
Columbia Mid Cap Value-Z	NAMAX	-4.03

Investment Name	Ticker Symbol/ Index Type	2011 Rate of Return
American Funds Growth Fund of America-R6	RGAGX	-4.53
JPMorgan Small Retirement 2010-Inst	JSWIX	1.13
JPMorgan Small Retirement 2015-Inst	JSFIX	0.19
JPMorgan Smart Retirement 2020-Inst	JTTIX	-0.76
JPMorgan Smart Retirement 2030-Inst	JSMIX	-4.03
JPMorgan Smart Retirement 2040-Inst	SMTIX	-4.80
JPMorgan Smart Retirement Income-Inst	JSIIX	1.13
Wells Fargo Advantage Small Cap Growth-I*	WFSIX	21.45
Vanguard Small Cap Growth Index*	VISGX	-1.58

*	Wells Fargo Advantage Small Cap Growth-I changed to Vanguard Small Cap Growth Index on August 29, 2011.

The following table presents the full amount of nonqualified deferred compensation accounts that we are obligated to pay each named executive officer, including the full amount of deemed earnings for the fiscal year ended on December 31, 2011. This table does not include benefits under our tax-qualified retirement plans.

2011 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY (1)	Company Contributions in Last FY (2)	Aggregate Earnings	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE (3)
Barry L. Pennypacker	$22,500	$258,637	$(55,412)	$0	$1,171,158
Michael M. Larsen	$10,567	$52,833	$(2,840)	$0	$72,484
Brent A. Walters	$19,792	$47,895	$(4,251)	$0	$94,291
T. Duane Morgan	$213,617	$74,257	$(5,261)	$0	$1,862,521
Christopher R. Celtruda	$11,317	$7,275	$(47)	$0	$18,545

(1)	These amounts are included in the “Base Salary” column of the Summary Compensation Table.

(2)	These amounts are included in the “All Other Compensation” column of the Summary Compensation Table.

(3)

In the event of a change in control, each named executive officer may be entitled to a lump sum payment of all compensation previously earned subject to any applicable elections under the Excess Contribution Plan. Any deferred compensation by the named executive officer and all interest and earnings deemed accrued thereon (unless the executive officer elects to defer this payment) shall be distributed six months or more after the date of the executive’s termination. The amount included is the ending balance of each named executive officer’s non-qualified Excess Contribution Plan account. In addition, the named executive officers may also be entitled to a lump sum payment under the tax-qualified Retirement Savings Plan and Pension Plan, which they would be eligible to receive regardless of the reason for termination. See the “Change in Control” discussion below.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Executive Change in Control Agreements

The Company enters into CIC Agreements with all of its named executive officers, which generally remain in effect as long as the named executive officer is an employee of the Company. Except as noted below, each CIC Agreement has substantially identical terms and is intended to encourage each of the named executive officers to continue to carry out their respective duties in the event of a possible change in control of the Company.

The CIC Agreements contain a “double trigger.” If, during the 24-month period following a Change in Control (as defined below), the Company terminates the named executive officer’s employment other than for Cause (as defined below) or the named executive officer terminates his or her employment with the Company for Good Reason (as defined below), the named executive officer will be entitled to receive:

•	Accrued but unpaid compensation and benefits through the date of termination;

•	A severance payment of two times the sum of: (1) the executive’s annual base salary; and (2) the target annual cash bonus amount for the previous year pursuant to the Executive Annual Bonus Plan;

•

To the extent not included in accrued but unpaid compensation, a pro-rata bonus for the year of termination, based on the executive’s target annual cash bonus paid or payable pursuant to the Executive Annual Bonus Plan for the last full fiscal year ending immediately before notice of termination; and

•

Continued medical, dental and life insurance benefits for a period of two years; provided, however, if the executive becomes eligible to receive such benefits under another employer provided plan, such continuation of benefits will cease.

In addition, in the event that any payments under the CIC Agreements are subject to excise tax, the executive will be entitled to an amount, which on an after-tax basis, equals the excise tax; provided, however, if the total payments do not exceed 110% of the greatest amount that could be made to the executive without giving rise to excise tax, the total payments will be reduced to the excise limit. The cash amounts payable under the CIC Agreements will be paid in a single lump sum payment on the regularly scheduled payroll day immediately following the 30th day after the executive’s termination.

Our President and CEO, Mr. Pennypacker, has entered into a CIC Agreement with provisions similar to those above, except that: (1) the severance payment is equal to three times the sum of his respective (a) annual base salary and (b) target annual cash bonus amount for the previous year pursuant to the Executive Annual Bonus Plan; and (2) the medical, dental and life insurance benefits continue for a period of up to three years.

The CIC Agreements also provide that the named executive officer may not compete with the Company, solicit its employees or disparage the Company for a period of two years following the date of termination for Messrs. Larsen, Walters and Morgan and three years following the date of termination for Mr. Pennypacker.

In addition, each executive, including Mr. Celtruda, is required to abide by the terms of his Executive Employee Nondisclosure Agreement, which prohibits the named executive officer from disclosing confidential information concerning the Company’s business for a period of ten years following the date of termination of employment. If the named executive officer breaches these restrictive covenants, the Company is entitled to legal rights and remedies, including, but not limited to: (1) specific performance; (2) requiring the named executive officer to return all compensation and other benefits received as the result of any action constituting the breach; or (3) ceasing the payments and benefits payable to the named executive officer under the CIC Agreement from the date of the breach.

The description of the CIC Agreements set forth above does not purport to be complete and is qualified in its entirety by reference to the forms of CIC Agreements attached as Exhibits 10.4 and 10.5 to the Current Report on Form 8-K filed by us with the SEC on November 10, 2008.

Long-Term Incentive Plan

The Incentive Plan contains a “single trigger.” Pursuant to the terms of the Incentive Plan, in the event of a Change in Control:

•	Any SARs which have not been granted in tandem with stock options will become exercisable in full;

•	The restrictions applicable to all shares of restricted stock will lapse and such shares will be fully vested and all RSUs will be paid in cash;

•

All performance shares and long-term cash bonuses will be deemed to be earned on a prorated basis at 100% of the performance targets assigned to such awards, and all performance shares granted in the form of RSUs will be paid in cash; and

•

Any participant who has an outstanding stock option which is not exercisable in full will be entitled, in lieu of the exercise of the portion of the stock option which is not exercisable, to obtain a cash payment in an amount equal to the difference between the exercise price of such stock option and (1) in the event that the Change in Control is the result of a tender or exchange offer for common stock, the final offer price per share paid for the common stock, or such lower price as the Compensation Committee may determine with respect to any incentive stock option to preserve its incentive stock option status, multiplied by the number of shares of common stock covered by such portion of the stock option, or (2) in the event the Change in Control is the result of any other occurrence, the aggregate value of the common stock covered by such portion of the stock option, as determined by the Compensation Committee.

Pursuant to the terms of the Incentive Plan, the Compensation Committee may adopt policies to determine if participants who terminate employment or cease to be a director due to death, disability, resignation, termination or retirement, pursuant to an established retirement plan or policy, are entitled to their awards. These policies may be adopted in award agreements or otherwise and may vary by award or participant and may differ from those described in this proxy statement with respect to recent awards. If a participant gives notice of intent to terminate employment or the Company gives notice of its intent to terminate the participant’s employment in the future, the Compensation Committee has discretion to determine the date of termination under the Incentive Plan for purposes of vesting and payout (and similar Incentive Plan provisions).

Generally, the forms of awards granted to executives provide for the following in the event of death, disability or retirement:

•	Any stock appreciation rights which have not been granted in tandem with stock options will become exercisable in full;

•	The restrictions applicable to all shares of restricted stock and RSUs will lapse and such shares will be deemed fully vested;

•	All performance shares and long-term cash bonuses will be deemed to be earned on a prorated basis at the achievement of the performance targets at the end of the performance period; and

•	All stock options will be fully vested and exercisable for the shorter of the expiration date or five years from the date of retirement or disability or one year from the date of death.

The description of the Incentive Plan set forth above does not purport to be complete and is qualified in its entirety by reference to the Incentive Plan attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 10, 2008.

Executive Annual Bonus Plan

Pursuant to the terms of the Executive Annual Bonus Plan, immediately upon a Change in Control, the named executive officer will receive a prorated payment of the award payable under the Executive Annual Bonus Plan at 100% of the performance target and the Company will make a payment in cash to each named executive officer within ten days after the effective date of the Change in Control in the amount of such target award. The Executive Annual Bonus Plan does not provide for any benefits upon termination of employment for any reason.

The description of the Executive Annual Bonus Plan set forth above does not purport to be complete and is qualified in its entirety by reference to the Executive Annual Bonus Plan attached as Appendix A to the Company’s definitive proxy statement filed with the SEC on March 17, 2010.

Defined Terms

For purposes of the CIC Agreements, the Incentive Plan and the Executive Annual Bonus Plan, “Change in Control” means the occurrence of any of the following:

•	Any person acquires beneficial ownership of 20% or more of the combined voting power of the Company’s then-outstanding voting securities;

•

During any period of not more than two consecutive years, individuals who, at the beginning of such period, constitute the Board and any new directors whose election or nomination was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination was previously so approved, cease to constitute a majority of the Board;

•	Our shareholders approve, and we consummate, a merger, other than: (1) a merger that would result in our voting securities immediately prior to such merger continuing to represent at least 50% of the combined voting power of all classes of stock (or such surviving entity’s stock) outstanding immediately after such merger; or (2) a merger effected to implement a recapitalization of the Company in which no person acquires more than 50% of the combined voting power of voting securities; or

•	Our shareholders approve, and we consummate, a plan of complete liquidation or dissolution of the Company, or a sale of substantially all of the Company’s assets.

A Change in Control will not have occurred solely because any person acquired beneficial ownership of 20% or more of the Company’s outstanding voting securities as a result of the Company’s repurchase of voting securities which reduced the number of voting securities outstanding and increased the person’s number of shares proportionately owned.

For purposes of the CIC Agreements, “Cause” means:

•

The executive’s willful and continued failure to substantially perform his or her reasonably assigned duties with the Company or its affiliates, which failure continued for at least 30 days after written demand for substantial performance was delivered to the executive identifying the manner which his or her duties have not been substantially performed;

•	The executive’s breach of a fiduciary duty involving personal profit, commission of a felony or a crime involving fraud or moral turpitude, or material breach of any provision of the CIC Agreement; or

•	The executive willfully engages in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

No act or failure to act on the part of the executive will be considered “willful” unless it is done, or omitted to be done, in bad faith or without a reasonable belief that the action or omission was legal, proper, and in the best interests of the Company or its affiliates. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board, the instructions of a more senior executive or the advice of counsel will be conclusively presumed to be done, or omitted to be done, by the executive in good faith and in the best interests of the Company and its affiliates.

For purposes of the CIC Agreements, “Good Reason” means, unless the executive has consented in writing, the occurrence after a Change in Control of any of the following events or conditions:

•

The actual assignment of any duties that would constitute a material diminution in the executive’s position as in effect immediately prior to the Change in Control, including any material diminution in status, title, authority, duties or responsibilities or any other action which results in the same, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied promptly after receipt of notice from the executive;

•	A diminution of (5% or greater) in the executive’s base salary;

•	The Company requires the executive to be based at any location that is a material change of more than 40 miles from his or her regular place of employment immediately prior to the Change in Control;

•

Following a Change in Control, unless a plan providing a substantially similar compensation or benefit is substituted: (1) the failure by the Company or its affiliates to continue in effect any material fringe benefit or compensation plan, retirement plan, life insurance plan, health and accident plan or disability plan in which the named executive officer is participating prior to the Change in Control; or (2) the taking of any action by the Company or its affiliates which would adversely affect the executive’s participation in or materially reduce his or her benefits under any of such plans or deprive him or her of any material fringe benefit;

•

Following a Change in Control, the Company’s failure to obtain the assumption in writing of its obligation to perform the CIC Agreement by any successor to all or substantially all of the assets of us or such affiliate within 15 days after a reorganization, merger, consolidation, sale or other disposition of assets of the Company; or

•

Any purported termination of the executive’s employment by the Company, which is not effected pursuant to a notice of termination satisfying the requirements of the CIC Agreement; and for purposes of the CIC Agreement, no such purported termination will be effective.

Change in Control Benefits

The following table quantifies the estimated payments and benefits that would be provided to certain named executive officers if they were terminated within 24 months of a Change in Control. However, the accelerated vesting of equity compensation, the payment of all long-term cash bonuses at the target performance level under the Incentive Plan and the payment of cash bonus awards at the target performance levels under the Executive Annual Bonus Plan will occur upon a change in control and does not require the termination of the named executive officer. The estimated payments are calculated as if a Change in Control had occurred during 2011 and the named executive officer was notified of termination on December 31, 2011.

Name	Payments of Annual Salary and Bonus (1)	Value of Continued Health, Dental & Life Insurance Benefits (2)	Lump Sum Payment of All Deferred Compen- sation (3)	Accelerated Vesting of Equity Compen- sation (4)	Payment of All Outstanding Long-Term Cash Bonuses at Target Levels (5)	Payment of Excise Tax Amount (6)	Total (7)
Barry L. Pennypacker	$5,400,000	$45,718	$1,171,158	$6,840,241	$1,035,000	$0	$14,492,117
Michael M. Larsen(8)	$1,467,722	$33,022	$31,708	$1,206,357	$196,206	$434,946	$3,369,961
Brent A. Walters	$900,000	$31,574	$51,459	$822,881	$165,000	$0	$1,970,914
T. Duane Morgan	$1,172,820	$31,802	$1,862,521	$1,102,522	$231,010	$0	$4,400,675

(1)

Each of the listed named executive officers would have been entitled to a severance payment equal to two times the named executive officer’s base salary plus the target Plan Bonus and the target Performance Bonus for 2011, except for Mr. Pennypacker, who would have been entitled to three times his respective base salary plus the target Plan Bonus and the target Performance Bonus for 2011.

(2)

Each of the listed named executive officers would have been entitled to continued medical, dental and life insurance benefits for two years, except Mr. Pennypacker would have been entitled to three years of continued benefits. The Company’s health and dental plans have historically been self-insured so that the Company only pays a monthly administration fee for claims processing. Beginning on April 1, 2009, the Company’s health insurance was changed to a fully insured plan. The calculation for the value of continued health insurance is based on the premiums paid, which premiums are renewed annually. The Company is unable to fully calculate the value of the continued dental insurance due to being self-insured and the health insurance due to premiums being changed annually. The total amount of cost for these benefits is calculated based on the total annual life insurance premiums paid, the annual health insurance premiums and dental insurance administration fee in 2011 for each such named executive officer. If the executive becomes re-employed with another employer and is eligible to receive medical, dental and/or life insurance benefits under another employer provided plan, these benefits will cease under the CIC Agreement.

(3)

Under the Excess Contribution Plan, each of the listed named executive officers would have been entitled to a lump sum payment of all compensation previously earned and deferred by the executive officer, and Company contributions and all interest and earnings accrued thereon (unless the executive officer elects to defer this payment). The amount included is the vested balance of the listed named executive officer’s non-qualified Excess Contribution Plan account as of December 31, 2011. The nonelective Company contribution becomes fully vested after three years of employment. The total non-vested amount for Messrs. Larsen and Walters is $40,776 and $42,832, respectively. In addition, such named executive officers also would have been entitled to a lump sum payment under the qualified Retirement Savings Plan, which they would have been eligible to receive regardless of the reason for termination, which amounts are not included in the numbers above.

(4)

Pursuant to the Incentive Plan, upon a Change in Control, each of the listed named executive officer’s unvested restricted stock, RSUs and stock options would have automatically vested. The value of the accelerated vesting of the stock options is calculated based on the difference between the exercise price and the closing price of the Company’s common stock on December 30, 2011. The value of the accelerated vesting of the restricted stock awards and RSUs is based upon the closing price of the Company’s common stock on December 30, 2011. See the Outstanding Equity Awards at Fiscal Year-End table set forth above.

(5)

Pursuant to the Incentive Plan, upon a Change in Control, long-term cash bonus opportunities granted in 2010 and 2011 would have been deemed earned on a prorated basis at 100% of the performance targets assigned to such awards and the percentage would have been applied to each such named executive officer’s 2011 annual salary. The long-term cash bonus opportunity granted in 2009 was earned, subject to the Compensation Committee’s discretion to lower such amount, as of December 31, 2011. For further discussion of the 2009 L-T Bonuses awarded in 2011, see the “Long-Term Cash Bonus Awards” section of the “Compensation Discussion and Analysis” set forth above.

(6)

In the event that any change in control benefits received under the CIC Agreements, Incentive Plan and Executive Annual Bonus Plan would have been subject to the excise tax imposed under Section 4999 of the Code, including any related interest or penalties incurred by executive (the “Excise Tax”), the Company would have paid the named executive an amount equal to the Excise Tax. However, if the total payments did not exceed 110% of the greatest amount of payments that could be made without giving rise to the Excise Tax (the “Excise Limit”), the total payments would have been reduced to the Excise Limit.

(7)

Under the CIC Agreements, the listed named executive officers would have been entitled to accrued but unpaid base salary through the date of termination. In addition, each listed named executive officer earned the Plan Bonus and Performance Bonus established for 2011, subject to the Compensation Committee’s discretion to lower such amount, as of December 31, 2011. For further discussion of our Plan Bonus and Performance Bonus payments, see the “Annual Cash Bonus” section of the “Compensation Discussion and Analysis” set forth above.

(8)

In addition to his CIC Agreement, Mr. Larsen’s offer letter provides for severance without the occurrence of a Change in Control. Under the terms of Mr. Larsen’s offer letter, if Mr. Larsen is involuntarily terminated for any reason other than for cause on or before October 11, 2012, the two-year anniversary of his date of hire, he is entitled to receive a cash severance payment equal to two times the sum of his base salary and target annual cash bonus; the continuation of medical, dental, and life insurance benefits for one year; and outplacement services for up to one year. Mr. Larsen’s severance payment would have been $1,467,722 plus the value of such continued benefits. The severance and benefits payable under Mr. Larsen’s CIC Agreement are in lieu of, and not in addition to, severance and benefits payable under his offer letter.

Benefits Upon Death, Disability or Retirement

The following table quantifies the estimated payments and benefits that would be provided to certain named executive officers if their employment was terminated due to death, disability or retirement. The estimated payments are calculated as if the termination due to death, disability or retirement had occurred on December 31, 2011. All employees are entitled to accrued but unpaid salary, their 2011 annual cash bonus under the Executive Annual Bonus Plan and their 2009 L-T Bonus at the time of termination.

Name(1)	Lump Sum Payment of All Deferred Compensation (1)	Accelerated Vesting of Equity Compensation (LTIP)(2)	Payment of All Outstanding Long-Term Cash Bonuses at Target Level (LTIP)(3)	Total
Barry L. Pennypacker	$1,171,158	$6,840,241	$1,035,000	$9,046,399
Michael M. Larsen	$31,708	$1,206,357	$196,206	$1,434,271
Brent A. Walters	$51,459	$822,881	$165,000	$1,039,340
T. Duane Morgan	$1,862,521	$1,102,522	$231,010	$3,196,053

(1)

Under the Excess Contribution Plan, each of the listed named executive officers would be entitled to a lump sum payment of all compensation previously earned and deferred by the executive officer, Company contributions and all interest and earnings accrued thereon (unless the executive officer elects to defer this payment). The amount included is the vested balance of the listed named executive officer’s non-qualified Excess Contribution Plan account as of December 31, 2011. The nonelective Company contribution becomes fully vested after three years of employment. The total non-vested amount for Messrs. Larsen and Walters is $40,776 and $42,832, respectively. In addition, the listed named executive officers would also be entitled to a lump sum payment under the qualified Retirement Savings Plan, which they would be eligible to receive regardless of the reason for termination but are not included in the numbers above.

(2)

Pursuant to the Incentive Plan, upon termination due to death, disability or retirement, each of the listed named executive officer’s unvested restricted stock, RSUs and options would automatically vest. The value of the accelerated vesting of the options is calculated based on the difference between the strike price and the closing price of the Company’s common stock on December 30, 2011. The value of the accelerated vesting of the restricted stock awards and RSUs is the closing price of the Company’s common stock on December 30, 2011. See the Outstanding Equity Awards at Fiscal Year-End table set forth above.

(3)

Pursuant to the Incentive Plan, upon termination due to death, disability or retirement, long-term cash bonus opportunities granted in 2010 and 2011 would be deemed to be earned on a prorated basis at the payment opportunity associated with the achievement of the performance targets at the end of the performance period. For the 2010 and 2011 long-term cash bonus opportunities, the amount included is the prorated basis at the payment opportunity associated with the achievement of 100% of the performance targets assigned to such awards since we will not know the level of performance targets achieved until the end of each respective performance period. The long-term cash bonus opportunity granted in 2009 was earned, subject to the Compensation Committee’s discretion to lower such amount based on actual performance, as of December 31, 2011. For further discussion of the 2009 L-T Bonuses awarded in 2011, see the “Long-Term Cash Bonus Awards” section of the “Compensation Discussion and Analysis” set forth above.

Christopher R. Celtruda’s Offer Letter and Waiver and Release Agreement

Under the terms of Christopher R. Celtruda’s offer letter, if Mr. Celtruda was involuntarily terminated for any reason other than for cause on or before the two-year anniversary of his date of hire, he would have been entitled to receive (1) a cash severance payment equal to one times the sum of his base salary and target annual cash bonus, (2) the continuation of medical, dental, and life insurance benefits for one year, and (3) outplacement services for up to one year. Accordingly, if Mr. Celtruda was terminated on December 31, 2011 for any reason other than cause, under the terms of his offer letter, Mr. Celtruda would have received a severance payment of $495,385 plus the value of such continued benefits and outplacement services. In addition, Mr. Celtruda would not have been obligated to repay his sign-on bonus and relocation benefits.

In connection with his resignation in February 2012, Mr. Celtruda entered into a Waiver and Release Agreement, pursuant to which, among other things, Mr. Celtruda agreed (i) not to compete with the Company for a period of 24 months following termination of his employment; (ii) not to disclose any of the confidential information he gained as an employee of the Company; and (iii) not to disparage, denigrate or defame the Company or any of its affiliates, employees, products or services. Mr. Celtruda also agreed to release the Company, its subsidiaries and its affiliates from all known and unknown claims, liabilities, demands and causes of action as of the date of his termination. Under the terms of the Waiver and Release Agreement, Mr. Celtruda received an aggregate of $233,707 for his Plan Bonus and Performance Bonus, a waiver of his obligation to repay his sign-on bonus and relocation benefits and will receive certain other benefits, including six months of COBRA medical insurance and tax preparation services.

PART FOUR: OTHER IMPORTANT INFORMATION

HOUSEHOLDING OF PROXIES

For shareholders who have requested a printed copy of our proxy materials, the SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more shareholders sharing the same address by delivering a single annual report, proxy statement or Notice of Internet Availability of Proxy Materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company, and some brokers, household annual reports, proxy materials, or Notice of Internet Availability of Proxy Materials, as applicable, delivering a single annual report and proxy statement to multiple shareholders who have requested printed copies and share an address, unless contrary instructions have been received from one or more of the affected shareholders.

Once you have received notice from your broker or the Company that your broker or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report, proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, in the future, please notify your broker if your shares are held in a brokerage account, or the Company if you hold registered shares. If, at any time, you and another shareholder sharing the same address wish to participate in householding and prefer to receive a single copy of our annual report and proxy statement, please notify your broker if your shares are held in a brokerage account, or the Company if you hold registered shares.

You may request to receive at any time a separate copy of our annual report or proxy statement by sending a written request to the Corporate Secretary at 1500 Liberty Ridge Drive, Suite 3000, Wayne, Pennsylvania 19087 or by telephoning (610) 249-2000. A separate copy of the requested materials will be sent promptly following receipt of your request.

ADDITIONAL SEC FILING INFORMATION

The Company’s Forms 10-K, 10-Q, 8-K and all amendments to those reports are available without charge through the Company’s website on the Internet as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. They may be accessed at www.gardnerdenver.com.

GARDNER DENVER, INC.

Brent A. Walters
Vice President, General Counsel,
Chief Compliance Officer and Secretary

March 15, 2012

APPENDIX A

GARDNER DENVER, INC.

LONG-TERM INCENTIVE PLAN

AS AMENDED AND RESTATED EFFECTIVE FEBRUARY 21, 2012

1.	Purpose

The purpose of the Gardner Denver, Inc. Long-Term Incentive Plan (the “Plan”) is to promote the long-term financial interests of Gardner Denver, Inc. (the “Company”), including its growth and performance, by encouraging employees of the Company and its subsidiaries to acquire an ownership position in the Company, enhancing the ability of the Company to attract and retain employees of outstanding ability, and providing employees with an interest in the Company parallel to that of the Company’s stockholders.

2.	Definitions

2.1 “Administrative Policies” means the administrative policies and procedures adopted and amended from time to time by the Committee to administer the Plan.

2.2 “Award” means any form of Option, SAR, Restricted Stock, Restricted Stock Units, Performance Shares, Long-Term Cash Bonus, Director Stock Option, Director SAR, Director Restricted Stock or Director Restricted Stock Units granted under the Plan, whether singly or in combination to a Participant by the Committee pursuant to such terms, conditions, restrictions and limitations, if any, as the Committee may establish by the Award Agreement or otherwise.

2.3 “Award Agreement” means a written agreement (which may be electronic) with respect to an Award between the Company and a Participant establishing the terms, conditions, restrictions and limitations applicable to an Award. To the extent an Award Agreement is inconsistent with the terms of the Plan, the Plan shall govern the rights of the Participant thereunder.

2.4 “Base Salary” means the base salary paid by the Company to the Participant, exclusive of any bonuses, commissions or other actual or imputed income from any Company-provided benefits or perquisites, but prior to any reductions for salary deferred pursuant to any deferred compensation plan or for contributions to a plan qualifying under Section 401(k) of the Code or contributions pursuant to a cafeteria plan under Section 125 of the Code.

2.5 “Base Salary Factor” means a multiplier expressed as a percentage of the Participant’s Base Salary, as determined by the Committee pursuant to Section 13 of the Plan for purposes of calculating a Participant’s Long-Term Cash Bonus.

2.6 “Board” shall mean the Board of Directors of the Company.

2.7 “Business Criteria” means with respect to the Company, or any of its groups, divisions, segments, subsidiaries or affiliates, any one, or a combination, of the following: (i) gross or net revenues; (ii) gross or operating income; (iii) net income; (iv) earnings per share of the Company’s Common Stock; (v) earnings before or after either, or any combination of, interest, taxes, depreciation, or amortization (including EBIT or EBITDA); (vi) return measures (including return on assets, return on equity, return on investment, return on capital, return on invested capital, gross profit return on investment, gross margin return on investment; (vii) cash flow (including funds from operations); (viii) Company stockholder total return; (ix) book value, (x) economic value added; (xi) expenses or costs; (xii) gross or net operating margins; (xiii) market share; (xiv) operational performance measures; (xv) profitability ratios; (xvi) share price (including growth in share price and total shareholder return); (xvii) strategic business objectives (including objective project milestones); (xviii) transaction costs relating to acquisitions or divestitures; or (xix) working capital.

Appendix A-1

2.8 “Change in Control” means the occurrence of any one of the following events:

(i) any “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, acquires “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of securities representing 20% of the combined voting power of the then-outstanding securities of the Company entitled to vote in the election of directors (the “Voting Securities”); or

(ii) during any period of not more than two consecutive years, individuals who, at the beginning of such period, constitute the Board and any new directors (other than any director designated by a person who has entered into an agreement with the Company to effect a transaction described in subsections 2.8(i), 2.8(iii), or 2.8(iv) of this Plan) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; or

(iii) the stockholders of the Company approve and the Company consummates a merger (including a reorganization, consolidation, or similar transaction) other than (A) a merger that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company and any subsidiary, at least 50% of the combined voting power of all classes of stock of the Company or such surviving entity outstanding immediately after such merger or (B) a merger effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Voting Securities; or

(iv) the stockholders of the Company approve and the Company consummates a plan of complete liquidation or dissolution of the Company, or a sale, lease, exchange or other transfer, in one transaction or a series of related transactions, of all or substantially all of the assets of the Company.

A Change in Control has not occurred solely because any person acquired beneficial ownership of 20% or more of the outstanding Voting Securities as a result of the Company’s acquisition of Voting Securities which reduced the number of Voting Securities outstanding and increased the person’s number of shares proportionately owned.

2.9 “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the implementing regulations promulgated thereunder.

2.10 “Committee” means the Management Development and Compensation Committee of the Board, or such other committee designated by the Board to administer the Plan, provided that the Committee shall be constituted so as to satisfy any applicable legal requirements, including the requirements of Rule 16b-3 promulgated under the Exchange Act and Section 162(m) of the Code, or any respective successor rule or statute.

2.11 “Common Stock” means the Common Stock, par value $0.01 per share, of the Company.

2.12 “Director Restricted Stock” means Awards granted to a nonemployee director in the form of restricted stock pursuant to the terms set forth in Section 12 of the Plan.

2.13 “Director Restricted Stock Units” means Awards granted to a nonemployee director in the form of restricted stock units pursuant to the terms set forth in Section 12 of the Plan. A Director Restricted Stock Unit constitutes a book keeping entry or other evidence maintained by the Company that represents the right (subject to forfeiture) of a Participant to receive one share of Common Stock to be issued and delivered in accordance with the terms and conditions set forth herein and any additional terms and conditions that may be set forth in a written instrument evidencing the Director Restricted Stock Unit.

Appendix A-2

2.14 “Director SARs” means Awards granted to a nonemployee director in the form of stock appreciation rights pursuant to the terms set forth in Section 12 of the Plan.

2.15 “Director Stock Options” means a right to purchase Common Stock granted to a nonemployee director pursuant to the terms set forth in Section 12 of the Plan.

2.16 “Disability” shall mean the “disability” of a person as defined in a then effective long-term disability plan maintained by the Company that covers such person, or if such a plan does not exist at any relevant time, “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code. Section 22(e)(3) of the Code provides that an individual is totally and permanently disabled if he or she is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

2.17 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.18 “Executive Officer” means the Chief Executive Officer, President, any Executive Vice President, any Senior Vice President, any senior officer reporting directly to the Chief Executive Officer and any other Vice President or senior executive or officer designated by the Chief Executive Officer.

2.19 “Fair Market Value” means the market close price of a share of Common Stock as reported on the composite tape for securities listed on the Stock Exchange for the applicable date, provided that if no sales of Common Stock were made on the Stock Exchange on that date, the market close price as reported on the composite tape for the preceding day on which sales of Common Stock were made.

2.20 “Family Members” means a person’s spouse, children, grandchildren, parents, siblings, stepchildren, step grandchildren or in-laws.

2.21 “Incentive Stock Option” means any Option designated as such and granted in accordance with the requirements of Section 422 of the Code or any successor to such section.

2.22 “Long-Term Cash Bonus” means a payment in cash of an Participant Payment Opportunity.

2.23 “Nonqualified Stock Option” means an Option other than an Incentive Stock Option.

2.24 “Option” means a right to purchase Common Stock.

2.25 “Payment Opportunity” means the amount determined pursuant to any bonus formula established by the Committee for a Participant for a given Performance Period pursuant to Section 13 of the Plan, taking into account the actual achievement of the relevant Performance Targets and the Participant’s Base Salary Factor.

2.26 “Performance Period” means a stated period over which the Company’s performance is measured for purposes of Awards under the Plan. The duration of Performance Periods may vary with respect to different types of Awards under the Plan, as determined by the Committee.

2.27 “Performance Shares” means Awards in the form of shares of Common Stock that may be earned only after the attainment of predetermined Performance Targets during the Performance Period established by the Committee pursuant to the terms set forth in Section 11 of the Plan.

2.28 “Performance Targets” means the predetermined goal or goals established by the Committee in writing (which may be cumulative or alternative) based upon the increase, maintenance, limitation of loss, or otherwise, with respect to one, or any combination, of the Business Criteria, which need not be the same in respect of all Participants.

Appendix A-3

2.29 “Participant” means an officer or employee of the Company or its subsidiaries who is selected by the Committee to participate in the Plan, and nonemployee directors of the Company to the extent provided in Section 12 hereof.

2.30 “Restricted Stock” means Awards granted in the form of restricted stock pursuant to the terms set forth in Section 9 of the Plan.

2.31 “Restricted Stock Units” means Awards granted in the form of restricted stock units pursuant to the terms set forth in Section 10 of the Plan. A Restricted Stock Unit constitutes a book keeping entry or other evidence maintained by the Company that represents the right (subject to forfeiture) of a Participant to receive one share of Common Stock to be issued and delivered in accordance with the terms and conditions set forth herein and any additional terms and conditions that may be set forth in a written instrument evidencing the Restricted Stock Unit.

2.32 “Retirement” means cessation of employment or service as a nonemployee director on account of satisfying the age, service and/or other requirements established by the Committee and set forth in the applicable Award Agreement.

2.33 “SARs” means Awards granted in the form of stock appreciation rights pursuant to the terms set forth in Section 8 of the Plan.

2.34 “Stock Exchange” means the composite tape of the New York Stock Exchange (“NYSE”) or, if the Common Stock is no longer included on the NYSE, then such other market price reporting system on which the Common Stock is traded or quoted designated by the Committee after it determines that such other exchange is both reliable and reasonably accessible.

3.	Administration

3.1 The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of a majority of a quorum shall be the acts of the Committee.

3.2 Subject to the provisions of the Plan, the Committee shall have plenary authority, in its sole discretion, to (i) select the Participants, determine the type of Awards to be made to Participants, determine the number of shares or share units subject to Awards, and (ii) interpret the Plan, including any Award Agreement, to establish, amend, rescind and waive any rules or any Administrative Policies, to determine the terms and provisions of any agreements entered into hereunder (which need not be identical), and to make all other determinations necessary or advisable for the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it shall deem desirable to carry it into effect. The determinations of the Committee in the administration of the Plan, as described herein, shall be final and conclusive, provided, however, that no action shall be taken which will prevent any Award granted under the Plan from meeting the requirements for exemption from Section 16(b) of the Exchange Act, or subsequent comparable statute, as set forth in Rule 16b-3 of the Exchange Act or any subsequent comparable rule; and, provided further, that no action shall be taken which will prevent Awards that are intended to constitute “qualified performance-based compensation,” within the meaning of Section 162(m) of the Code, from doing so.

3.3 Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options, Director Stock Options, SARs or Director SARs or cancel such outstanding Awards in exchange for cash or other Awards (or other Options, Director Stock Options, SARs or Director SARs) with an exercise price that is less than the exercise price of the original Options or SARs (or Director Stock Options or Director SARs) without stockholder approval.

Appendix A-4

3.4 In order to enable Participants who are foreign nationals or employed outside the United States, or both, to receive Awards under the Plan, the Committee may adopt such amendments, Administrative Policies, subplans and the like as are necessary or advisable, in the opinion of the Committee, to effectuate the purposes of the Plan.

3.5 The Committee may, in its discretion, delegate to the Chief Executive Officer (“CEO”) of the Company the authority to determine the individuals to whom, and the time or times at which and terms upon which, Awards shall be granted and the number of shares to be subject to each Award; provided, however, that the Committee may not delegate such authority to the CEO with respect to non-employee directors or employees of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act.

4.	Eligibility

All employees of the Company and its subsidiaries who have demonstrated significant management potential or who have the capacity for contributing in a substantial measure to the successful performance of the Company, as from time to time may be designated by the Committee, are eligible to be Participants in the Plan. Participants may receive one or more Awards under the Plan. Directors of the Company other than directors who are employees of the Company shall also be eligible to participate in the Plan, but shall be eligible only to receive Director Stock Options, Director SARs, Director Restricted Stock and Director Restricted Stock Units pursuant to Section 12 hereof.

5.	Shares Subject to the Plan

5.1 Shares Available for Awards. The aggregate number of shares of Common Stock available for grant of Awards under the Plan shall be that number of shares remaining available for grant under the Plan on the close of business on the date immediately prior to the 2012 Annual Meeting of Stockholders plus 2,250,000, subject to the adjustments provided for in Section 17 hereof. Shares of Common Stock available for issuance under the Plan may be authorized and unissued shares, subject to payment of any required par value, or treasury shares, as the Company may from time to time determine.

5.2 Limitation on Options and SARs to One Participant Per Year. Subject to adjustment as set forth in Section 17 and the provisions set forth in Section 7.3 hereof, the maximum number of shares that may be the subject of Awards granted to any one Participant pursuant to Sections 7, 8 and 12 (relating to Options, SARs, Director Stock Options and Director SARs) shall be 360,000 shares during any calendar year (regardless of whether such Awards expire unexercised or are forfeited, terminated or cancelled).

5.3 Limitation on Incentive Stock Options under the Plan. Subject to adjustment as set forth in Section 17 hereof, the maximum aggregate number of shares available for Awards that are Incentive Stock Options under the Plan shall be 7,500,000.

5.4 Maximum Annual Awards Per Participant. Subject to adjustment as set forth in Section 17 hereof and notwithstanding any other provision in the Plan to the contrary, no Participant may receive:

(i) any combination of Awards in the aggregate relating to more than 360,000 shares in the aggregate in any calendar year; or

(ii) payout in respect of a Long-Term Cash Bonus Award relating to any Performance Period with a value that exceeds $6,000,000 or, if less, five times his or her Base Salary as of the last day of the applicable Performance Period in any calendar year.

Any Payment Opportunity in excess of the limit set forth in subsection (ii) above shall be reduced automatically to the extent of the excess.

5.5 Reissuing Certain Shares. Shares of Common Stock subject to an Award that expires unexercised or that is forfeited, terminated or canceled (whether because of a failure to meet an Award contingency or otherwise), in whole or in part, or is paid in cash in lieu of Common Stock, shall thereafter again be available for grant under

Appendix A-5

the Plan. Any shares of Common Stock withheld for tax withholding obligations shall not be deemed to have been delivered to the Award holder for purposes of determining the maximum number of shares available for delivery under the Plan. If any Option or Director Stock Option is exercised by tendering shares of Common Stock, either actually or by proof of ownership, to the Company as full or partial payment in connection with the exercise of an option under this Plan, only the number of shares actually issued for which the option is exercised, net of the shares tendered, shall be deemed delivered to the option holder for purposes of determining the maximum number of shares available for delivery under the Plan. Any shares of Common Stock that are repurchased by the Company on the open market or in private transactions will not be added to the aggregate number of shares available for delivery under the Plan, even if the aggregate price paid for such repurchased shares does not exceed the cumulative amount received in cash by the Company for the exercise of options or issuance of Awards granted under the Plan.

6.	Awards

Awards under the Plan may consist of: Options (either Incentive Stock Options or Nonqualified Stock Options), SARs, Restricted Stock, Restricted Stock Units, Performance Shares, Long-Term Cash Bonus, Director Stock Options, Director SARs, Director Restricted Stock or Director Restricted Stock Units. Awards of Performance Shares, Restricted Stock, Restricted Stock Units, Director Restricted Stock and Director Restricted Stock Units may provide the Participant with dividends or dividend equivalents, and, in the case of Restricted Stock and Director Restricted Stock, voting rights, prior to vesting (whether based on a period of time or based on attainment of specified performance conditions). The terms, conditions and restrictions of each Award shall be set forth in an Award Agreement. Notwithstanding the foregoing, no dividends or dividend equivalents may be paid or accrue with respect to Performance Shares prior to such shares being earned.

7.	Stock Options

7.1 Grants.  Awards may be granted in the form of Options. Options may be Incentive Stock Options or Nonqualified Stock Options, or a combination of both, or any particular type of tax advantaged Option authorized by the Code from time to time. Awards of Options made to Participants subject to Section 162(m) of the Code are intended to qualify as “qualified performance-based compensation” under Section 162(m) and the provisions of such Awards shall be interpreted in a manner consistent with that intent, to the extent appropriate.

7.2 Terms and Conditions of Options.  An Option shall be exercisable in whole or in such installments and at such times and upon such terms as may be determined by the Committee and set forth in the applicable Award Agreement; provided, however, that (i) except as otherwise provided in (ii) below, each Option shall expire and all rights to purchase Common Stock thereunder shall cease on the date fixed by the Committee, which shall not be later than the tenth anniversary of the date on which the Option was granted; and (ii) each Option that is an Incentive Stock Option shall expire and all rights to purchase Shares thereunder shall cease no later than the fifth anniversary of the date on which the Option was granted with respect to any grantee who at the time of Award is deemed to own more than 10% of the total combined voting power of the Company or its subsidiaries as determined under Section 422 of the Code. The Committee shall determine, and set forth in any applicable Award Agreement, the extent to which an Option shall be exercisable in the event of the termination of a Participant’s employment with the Company, whether on account of death, Disability, Retirement, or otherwise, provided, that, to the extent that an Option is exercisable on the date that a Participant ceases to be an employee of the Company (other than by reason of Disability, death or Retirement), the Option shall continue to be exercisable (subject to the original term) for a period of 90 days thereafter; provided, however, such 90 day period shall not apply to the extent determined by the Committee on account of termination for cause or otherwise as specified in any Award Agreement. The Option exercise price shall be established by the Committee and set forth in the applicable Award Agreement, but such price shall not be less than 100% of the Fair Market Value on the date of the Option’s grant, subject to adjustment as provided in Section 17 hereof. Notwithstanding the foregoing, the minimum purchase price of an Incentive Stock Option Award shall be 110% of Fair Market Value on the date of the Option’s grant with respect to any grantee who at the time of Option grant is deemed to

Appendix A-6

own more than 10% of the total combined voting power of the Company or its subsidiaries as determined under Section 422 of the Code.

7.3 Restrictions Relating to Incentive Stock Options.  Options issued in the form of Incentive Stock Options shall, in addition to being subject to all applicable terms, conditions, restrictions and limitations established by the Committee, comply with Section 422 of the Code. Incentive Stock Options shall be granted only to full-time employees of the Company and its subsidiary corporations within the meaning of Section 424 of the Code. The aggregate Fair Market Value (determined as of the date the Option is granted) of shares with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year (under this Plan or any other plan of the Company which provides for the granting of Incentive Stock Options) may not exceed $100,000 or such other number as may be applicable under Section 422 of the Code from time to time.

7.4 Payment.  Upon exercise, a Participant may pay the Option exercise price of an Option in cash, shares of Common Stock or a combination of the foregoing, or such other consideration as the Committee may deem appropriate. The Committee shall establish appropriate methods for accepting Common Stock and may impose such conditions as it deems appropriate on the use of such Common Stock to exercise an Option.

7.5 Additional Terms and Conditions.  The Committee may, by way of the Award Agreement or Administrative Policies (or amendments thereto), establish such other terms, conditions or restrictions, if any, on any Option Award, provided they are consistent with the Plan and the Code. The Committee may condition the vesting of Options on the achievement of financial performance criteria established by the Committee at the time of grant.

8.	Stock Appreciation Rights

8.1 Grants.  Awards may be granted in the form of SARs. Awards of SARs made to Participants subject to 162(m) of the Code are intended to qualify as “qualified performance-based compensation” under Section 162(m) and the provisions of such Awards shall be interpreted in a manner consistent with that intent, to the extent appropriate. SARs shall entitle the recipient to receive a payment in cash equal to the appreciation in market value of a stated number of shares of Common Stock from the price stated in the Award Agreement to the Fair Market Value on the date of exercise or surrender. All SARs granted hereunder shall be granted separately and not in tandem with an Option Award.

8.2 Terms and Conditions of SARs.  SARs shall be exercisable in whole or in such installments and at such times as may be determined by the Committee and set forth in the applicable Award Agreement, but shall not be exercisable more than ten years from the date of grant. The base price of an SAR shall be determined by the Committee; provided, however, that such price shall not be less than the Fair Market Value on the date of the grant of the SAR.

8.3 Deemed Exercise.  The Committee may provide that an SAR shall be deemed to be exercised at the close of business on the scheduled expiration date of such SAR, if at such time the SAR by its terms is otherwise exercisable and, if so exercised, would result in a payment to the Participant.

8.4 Additional Terms and Conditions.  The Committee may, by way of the Award Agreement or Administrative Policies, determine such other terms, conditions and restrictions, if any, on any SAR Award, provided they are consistent with the Plan and the Code.

9.	Restricted Stock Awards

9.1 Grants.  Awards may be granted in the form of Restricted Stock. Restricted Stock shall be awarded in such numbers and at such times as the Committee shall determine.

9.2 Award Restrictions.  Restricted Stock shall be subject to such terms, conditions or restrictions as the Committee deems appropriate including, but not limited to, restrictions on transferability, requirements of

Appendix A-7

continued employment, achievement of individual performance goals or Performance Targets. The period of vesting and the forfeiture restrictions shall be established by the Committee at the time of grant, except that each restriction period shall not be less than 12 months. To the extent Restricted Stock Awards are subject to Performance Targets, it is intended that all such Restricted Stock granted to Participants subject to Section 162(m) of the Code will qualify as “qualified performance-based compensation” under Section 162(m) and such Awards shall be interpreted in a manner consistent with that intent, to the extent appropriate. To the extent Restricted Stock Awards are subject to Performance Targets, the Committee shall be permitted to make adjustments when determining the attainment of the applicable Performance Targets to reflect extraordinary, unusual or nonrecurring items or events, or unusual nonrecurring gains or losses identified in the Company’s financial statements, as long as any such adjustments are made in a manner consistent with Section 162(m) to the extent applicable.

9.3 Rights as Shareholders.  During the period in which any restricted shares of Common Stock are subject to forfeiture restrictions imposed under the preceding paragraph, the Committee may, in its discretion, grant to the Participant to whom such Restricted Stock has have been awarded, all or any of the rights of a shareholder with respect to such shares, including, but not limited to, the right to vote such shares and to receive dividends.

9.4 Evidence of Award.  Any Restricted Stock granted under the Plan may be evidenced in such manner as the Committee deems appropriate, including, without limitation, book entry registration or issuance of a stock certificate or certificates, with any appropriate restrictive legends.

10.	Restricted Stock Units

10.1 Grants.  Awards may be granted in the form of Restricted Stock Units. Restricted Stock Units shall be awarded in such numbers and at such times as the Committee shall determine.

10.2 Award Restrictions.  Restricted Stock Units shall be subject to such terms, conditions or restrictions as the Committee deems appropriate including, but not limited to, restrictions on transferability, requirements of continued employment, achievement of individual performance goals or Performance Targets. The period of vesting and the forfeiture restrictions shall be established by the Committee at the time of grant, except that each restriction period shall not be less than 12 months. To the extent Restricted Stock Units are subject to Performance Targets, it is intended that all such Restricted Stock Units granted to Participants subject to Section 162(m) of the Code will qualify as “qualified performance-based compensation” under Section 162(m) and such Awards shall be interpreted in a manner consistent with that intent, to the extent appropriate. To the extent Restricted Stock Units are subject to Performance Targets, the Committee shall be permitted to make adjustments when determining the attainment of the applicable Performance Targets to reflect extraordinary, unusual or nonrecurring items or events, or unusual nonrecurring gains or losses identified in the Company’s financial statements, as long as any such adjustments are made in a manner consistent with Section 162(m) to the extent applicable.

10.3 Rights as Shareholders.  During the period in which any Restricted Stock Units are subject to forfeiture restrictions imposed under the preceding paragraph, the Participant to whom such Restricted Stock Units have been awarded, will have no rights of ownership in the Restricted Stock Units or the right to vote them, but the Committee may, at or after the grant date authorize the payment of dividend equivalents on such Restricted Stock Units on either a current, deferred or contingent basis, either in cash or additional Common Stock.

10.4 Evidence of Award.  Restricted Stock Units granted under the Plan may be evidenced in such manner as the Committee deems appropriate.

11.	Performance Shares

11.1 Grants.  Awards may be granted in the form of Performance Shares.

Appendix A-8

11.2 Performance Criteria.  The Committee may grant an Award of Performance Shares to Participants as of the first day of each Performance Period established for Performance Shares. Performance Targets will be established at the beginning of each Performance Period. The Committee shall be permitted to make adjustments when determining the attainment of the applicable Performance Targets to reflect extraordinary, unusual or nonrecurring items or events, or unusual nonrecurring gains or losses identified in the Company’s financial statements, as long as any such adjustments are made in a manner consistent with Section 162(m) to the extent applicable. Awards of Performance Shares made to Participants subject to Section 162(m) of the Code are intended to qualify under Section 162(m) and provisions of such Awards shall be interpreted in a manner consistent with that intent, to the extent appropriate. At the end of the Performance Period, Performance Shares shall be converted into Common Stock (or cash or a combination of Common Stock and cash, as determined by the Award Agreement) and distributed to Participants based upon such entitlement. Award payments made in cash rather than the issuance of Common Stock shall not, by reason of such payment in cash, result in additional shares being available for reissuance pursuant to Section 5 hereof.

11.3 Subsequent Awards.  During a Performance Period, additional Performance Shares may be awarded, in the discretion of the Committee, to new Participants with respect to that Performance Period; provided, however, the Committee shall have the discretion to reduce, on a pro rata basis, such a Participant’s Award to reflect the proportionate duration of his or her non-participation within the applicable Performance Period.

11.4 Additional Terms and Conditions.  The Committee may, by way of the Award Agreement or Administrative Policies, determine the time, manner of payment of Awards of Performance Shares and other terms, conditions or restrictions, if any, on any Award of Performance Shares, provided they are consistent with the Plan and to the extent applicable, Section 162(m) of the Code.

12.	Directors’ Awards

12.1 Grants.  Awards may be granted to nonemployee directors in the form of Director Stock Options, Director SARs, Director Restricted Stock, Director Restricted Stock Units or a combination thereof provided the Awards satisfy the requirements of this Section 12. Subject to Section 17 hereof, on the date following the commencement of the Company’s annual meeting of stockholders each year (or at such other date(s) as the Committee may determine), the Committee, in its sole discretion, shall determine the Award amount granted to each nonemployee director. All Director Stock Options shall be Nonqualified Stock Options. The terms, conditions and restrictions of each Award shall be set forth in an Award Agreement.

12.2 Award Agreement.  Director Stock Options, Director SARs, Director Restricted Stock and Director Restricted Stock Units granted to nonemployee directors shall be evidenced by an Award Agreement in the form of a Director Stock Option agreement, Director SAR agreement, Director Restricted Stock agreement, or Director Restricted Stock Unit agreement, as applicable, dated as of the date of the grant, which agreement shall be in such form, consistent with the terms and requirements of this Section 12, as shall be approved by the Committee from time to time and executed on behalf of the Company by its Chief Executive Officer.

12.3 Option Exercise Price.  The exercise price of Director Stock Options shall be 100 percent of the Fair Market Value on the date such Director Stock Options are granted. The Committee shall be authorized to compute the price per share on the date of grant. Payment of the Director Stock Option exercise price may be made in cash or in shares of Common Stock or a combination of cash and Common Stock, as the Committee may deem appropriate in its discretion.

12.4 Terms and Conditions of Director Stock Options.  Subject to the terms of the applicable Award Agreement, Director Stock Options shall become exercisable in whole or in such installments and at such times and upon such terms as may be determined by the Committee and shall terminate on such date as the Committee may determine, provided that such term may not be more than ten years from the date of grant. The Committee shall determine, and set forth in any applicable Award Agreement, the extent to which a Director Stock Option shall be exercisable in the event of the termination of a director’s capacity as a director, whether on account of

Appendix A-9

death, Disability, Retirement, or otherwise, provided, that, to the extent that a Director Stock Option is exercisable on the date that a Participant ceases to be a director of the Company (other than by reason of Disability, death or Retirement), the Director Stock Option shall continue to be exercisable (subject to the original term) for a period of 90 days thereafter; provided, however, such 90 day period shall not apply to the extent determined by the Committee on account of termination for cause or otherwise as specified in any Award Agreement.

12.5 Director SAR Grants.  Director SARs shall entitle the recipient to receive a payment in cash equal to the appreciation in market value of a stated number of shares of Common Stock from the price stated in the Award Agreement, which shall not be less than 100% of the Fair Market Value on the date of the Director SARs’ grant, to the Fair Market Value on the date of exercise or surrender. A Director SAR shall not be granted in tandem with all or a portion of a Director Stock Option under the Plan.

12.6 Terms and Conditions of Director Freestanding SARs.  Director SARs shall be exercisable in whole or in such installments and at such times as may be determined by the Committee and set forth in the applicable Award Agreement, but shall not be exercisable more than ten years from the date of grant.

12.7 Deemed Exercise.  The Committee may provide that a Director SAR shall be deemed to be exercised at the close of business on the scheduled expiration date of such Director SAR, if at such time the Director SAR by its terms is otherwise exercisable and, if so exercised, would result in a payment to the director.

12.8 Additional Terms and Conditions.  The Committee may, by way of the Award Agreement or Administrative Policies, determine such other terms, conditions and restrictions, if any, on any of Director Stock Options, Director SARs, Director Restricted Stock or Director Restricted Stock Units, provided they are consistent with the Plan.

12.9 Award Restrictions.  Director Restricted Stock and Director Restricted Stock Units awards shall be subject to such terms, conditions or restrictions as the Committee deems appropriate including, but not limited to, restrictions on transferability or requirements of continued service as a nonemployee director. The period of vesting and the forfeiture restrictions shall be established by the Committee at the time of grant, except that each restriction period shall not be less than 12 months.

12.10 Rights as Shareholders.  During the period in which any Director Restricted Stock is subject to forfeiture restrictions imposed under the preceding paragraph, the Committee may, in its discretion, grant to the Participant to whom such restricted shares have been awarded, all or any of the rights of a shareholder with respect to such shares, including, but not limited to, the right to vote such shares and to receive dividends. During the period in which any Director Restricted Stock Units are subject to forfeiture restrictions imposed under the preceding paragraph, the Participant to whom such Director Restricted Stock Units have been awarded, will have no rights of ownership in the Director Restricted Stock Units or the right to vote them, but the Committee may, at or after the grant date authorize the payment of dividend equivalents on such Director Restricted Stock Units on either a current, deferred or contingent basis, either in cash or additional Common Stock.

12.11 Evidence of Award.  Any Director Restricted Stock or any Director Restricted Stock Units granted under the Plan may be evidenced in such manner as the Committee deems appropriate, including, without limitation, book entry registration or issuance of a stock certificate or certificates for Director Restricted Stock.

12.12 Transferability.  Except as provided in Section 16 hereof, no Director Stock Options, Director SARs, Director Restricted Stock or Director Restricted Stock Units shall be transferable by a nonemployee director except by will or the laws of descent and distribution, and during the director’s lifetime Director Stock Options may be exercised only by the nonemployee director or his or her legal representative.

12.13 Change in Control.  In the event of a Change in Control, the provisions provided in Section 21 will apply to all Awards granted to nonemployee directors.

Appendix A-10

13.	Long-Term Cash Bonus

13.1 Eligibility.  Awards may be granted to Executive Officers or employees chosen by the Committee in the form of a Long-Term Cash Bonus.

13.2 Grants.  Not later than ninety (90) days after the commencement of a Performance Period, the Committee shall select the Participants eligible to receive a Long-Term Cash Bonus for the Performance Period. Each Participant participating in a Performance Period shall be eligible to receive a Long-Term Cash Bonus upon completion of a Performance Period only if the Participant is still employed by the Company upon the last day of such Performance Period, provided, however, that the Committee shall have the discretion to grant eligibility to the Participant in its discretion, notwithstanding the fact that the Participant is not still employed by the Company at such point.

13.3 Performance Target(s); Business Criteria; Base Salary Factors.  The applicable Business Criteria and Performance Targets for a given Performance Period shall be established by the Committee in advance of the deadlines set forth in the regulations under Section 162(m) of the Code and while the performance relating to the Performance Targets remains substantially uncertain within the meaning of Section 162(m) of the Code. The Committee shall be permitted to make adjustments when determining the attainment of Performance Targets to reflect extraordinary, unusual or nonrecurring items or events, or unusual nonrecurring gains or losses identified in the Company’s financial statements, provided that any such adjustments are made in a manner consistent with Sections 162(m) and 409A of the Code, to the extent applicable.

13.4 Calculation of Long-Term Cash Bonus.  Not later than 90 days after the commencement of each Performance Period (and before 25% of the relevant period of service for each eligible Participant has elapsed), the Committee shall establish in writing separately for each Participant an objective formula or standard for each Participant setting forth: (i) the method of computing the specific amount that will represent the Participant’s Long-Term Cash Bonus; and (ii) the Base Salary Factor to be used in calculating any Participant’s Long-Term Cash Bonus. Subject to Section 5.4(ii), at the first meeting of the Committee after the expiration of the Performance Period, the Committee shall determine the extent to which the Performance Targets have been achieved, and shall determine each Participant’s Payment Opportunity based on his or her Base Salary Factor. Notwithstanding the attainment of the Performance Targets, Long-Term Cash Bonuses for individual Participant’s may be denied or adjusted by the Committee, in its sole judgment, based on its assessment of the Participant’s performance. However, no upward adjustment may be made to a Long-Term Cash Bonus for a Participant if Section 162(m) of the Code would limit the deduction the Company may claim for that Participant’s compensation.

13.5 Payment.  Long-Term Cash Bonuses shall be paid in cash or Restricted Stock, as determined by the Committee and subject to the remaining terms of this Plan and any applicable Award Agreement. Payment of Long-Term Cash Bonuses shall occur within a reasonable time after the Committee has certified in writing the extent to which the Performance Targets have been achieved and determined the amount of each Participant’s Long-Term Cash Bonus for the given Performance Period pursuant to Sections 5.4(ii) and 13.4 hereof, but in no case shall any such payment be made later than March 15th following the calendar year in which occurs the later of the time the legally binding right to the payment arises or the time such right first ceases to be subject to a substantial risk of forfeiture.

13.6 Subsequent Awards.  During a Performance Period, additional Awards may be granted in the form of Long-Term Cash Bonuses, in the discretion of the Committee, to Participants who first become eligible Participants during that Performance Period. Notwithstanding anything herein to the contrary, with respect to a Participant who first becomes eligible and is granted a Long-Term Cash Bonus Award during a Performance Period, the Committee shall have discretion to reduce, on a pro rata basis, a Participant’s Award to reflect the proportionate duration of his non-participation within the applicable Performance Period.

Appendix A-11

14.	Dividends and Dividend Equivalents; Deferrals

14.1 Dividends and Dividend Equivalents.  If an Award is granted in the form of Restricted Stock, Restricted Stock Units, Director Restricted Stock, Director Restricted Stock Units or Performance Shares, the Committee may choose, at the time of the grant of the Award, to include as part of such Award an entitlement to receive dividends or dividend equivalents, subject to such terms, conditions, restrictions or limitations, if any, as the Committee may establish. Notwithstanding anything to the contrary in this Plan, no dividends or dividend equivalents may be paid or accrue with respect to Performance Shares prior to such shares being earned. Dividends and dividend equivalents shall be paid in such form and manner and at such time as the Committee shall determine. For purposes of Section 409A of the Code, all dividends and dividend equivalents are treated as earnings that are separate from the right to the other amounts deferred under the Plan for purposes of designating the time and form of Plan payments, pursuant to 26 CFR § 1.409A-3(e). Any arrangement for the payment of dividends or dividend equivalents shall be terminated if, under the terms and conditions established by the Committee, the right to receive Common Stock being held pursuant to the terms of the Restricted Stock, Restricted Stock Units, Director Restricted Stock, Director Restricted Stock Units or Performance Shares, as applicable, shall lapse.

14.2 Deferrals.  The Committee may permit Participants to elect to defer the issuance of shares or the settlement of Awards in cash under Administrative Policies established by the Committee. It may also provide that deferred settlements include the payment or crediting of interest on the deferral amounts or the payment or crediting of dividend equivalents on deferred settlements denominated in shares. Notwithstanding the foregoing, to the extent the Award being deferred is that of a Participant subject to Section 162(m) of the Code, the Committee will ensure that any increase in the Award will be based upon a reasonable rate of interest or on one or more predetermined actual investments such that the amount payable at the later date will be based upon actual returns, including any decrease or increase in the value of the investment(s).

15.	Termination of Employment

Consistent with the requirements of Section 162(m) regarding “qualified performance-based compensation,” the Committee shall adopt Administrative Policies determining the entitlement of Participants who cease to be employed by either the Company or its subsidiaries (or who cease to be a director) due to death, Disability, Retirement or any other termination of employment (or capacity as a director), whether on account of cause or otherwise. Such policies may be adopted through forms of Award Agreements, or otherwise and may vary by Award or Participant and may reflect distinctions based on the reasons for termination. Notwithstanding anything in the Plan to the contrary, distribution made under the Plan upon termination of employment shall be made only upon a “separation from service”, as determined under Section 409A. Notwithstanding anything in this Plan or any applicable Award Agreement to the contrary, in the event a Participant provides notice of his or her intent to terminate employment or the Company provides such Participant with such notice of its intent to terminate the Participant’s employment in the future, the Committee shall have the discretion to determine, including pursuant to Administrative Policies of the Committee, or pursuant to delegated authority to the CEO or any authorized officer of the Company (except with respect to Directors or employees of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act), the applicable date of termination for purpose of this Plan, including with respect to the vesting, payout and similar provisions of Awards under the Plan.

16.	Assignment and Transfer

The rights and interests of a Participant in any Award granted under the Plan may not be assigned, encumbered or transferred except, in the event of the death of a Participant, by will or the laws of descent and distribution. Notwithstanding the foregoing, the Committee may, in its discretion, grant Nonqualified Stock Options to one or more Participants (or amend existing Options or Director Stock Options) on terms that permit the Options or Director Stock Options to be transferred by any such Participant, for estate planning purposes, to (i) the Participant’s Family Members, (ii) entities that are exclusively family-related, including trusts for the exclusive benefit of Family Members and limited partnerships or limited liability companies in which Family

Appendix A-12

Members are the only partners or members, or (iii) such other persons or entities specifically approved by the Committee. The terms and conditions applicable to the transfer of any such Nonqualified Stock Options shall be established by the Committee, in its discretion but consistent with this Section 16, and shall be contained in the applicable Option agreement or Director Stock Option agreement (or an amendment thereto) between the Company and the optionee. Except as provided in the Award Agreement, any such transferred Award will continue to be subject to the original provisions concerning exercisability, payout or vesting in respect of the original Participant.

17.	Adjustments Upon Changes in Capitalization

In the event of any change in the outstanding shares of Common Stock by reason of a reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation or any change in the corporate structure or shares of the Company, the maximum aggregate number and class of shares as to which Awards may be granted under the Plan, including any limitations upon individual Participants or regarding Director Stock Options, as well as the number and class of shares issuable, and the related option exercise price, pursuant to then outstanding Awards, shall be appropriately adjusted by the Committee, whose determination shall be final.

18.	Withholding Taxes

The Company shall have the right to deduct from any payment to be made pursuant to the Plan the amount of any taxes required by law, at the statutory minimum, to be withheld therefrom, or to require a Participant to pay to the Company such amount required to be withheld prior to the issuance or delivery of any shares of Common Stock or the payment of cash under the Plan. The Committee may, in its discretion, permit a Participant to elect to satisfy such withholding obligation by having the Company retain the number of shares of Common Stock whose Fair Market Value equals the amount required to be withheld. Any fraction of a share of Common Stock required to satisfy such obligation shall be disregarded and the amount due shall instead be paid in cash to the Participant. In the case of any Participant who is a reporting person under Section 16(a) of the Exchange Act, such Participant shall be entitled to elect to satisfy such withholding obligations by having the Company withhold shares of Common Stock from the Award, as applicable, provided in this Section 18.

19.	Regulatory Approvals and Listings

Notwithstanding anything contained in this Plan to the contrary, the Company shall have no obligation to issue or deliver certificates of Common Stock evidencing Restricted Stock, Restricted Stock Units, Director Restricted Stock, Director Restricted Stock Units or any other Award payable in Common Stock prior to (i) the obtaining of any approval from any governmental agency which the Company shall, in its sole discretion, determine to be necessary or advisable, (ii) the admission of such shares to listing on the Stock Exchange and (iii) the completion of any registration or other qualification of said shares under any state or federal law or ruling of any governmental body which the Company shall, in its sole discretion, determine to be necessary or advisable.

20.	No Right to Continued Employment or Grants

No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or its subsidiaries. Further, the Company and its subsidiaries expressly reserve the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein or in any Award Agreement entered into hereunder.

21.	Change in Control

In the event of a Change in Control, (i) all SARs and Director SARs shall become exercisable in full and payable in cash, (ii) the restrictions applicable to all Restricted Stock, Restricted Stock Units, Director Restricted

Appendix A-13

Stock and Director Restricted Stock Units shall lapse and such shares shall be deemed fully vested and all Restricted Stock Units and Director Restricted Stock Units shall be paid in cash, (iii) all Performance Shares and Long-Term Cash Bonuses shall be deemed to be earned on a prorated basis based on the portion of the Performance Period elapsed as of the Change in Control with the Payment Opportunity based on the greater of (A) actual achievement of the Performance Target as of the time of the Change in Control or (B) the Payment Opportunity that would apply if the target performance level (as defined in the applicable Award Agreement) was achieved, and all Performance Shares granted in the form of share units shall be paid in cash, and (iv) any Participant who has been granted an Option (or a Director Stock Option) which is not exercisable in full shall be entitled, in lieu of the exercise of the portion of the Option (or Director Stock Option) which is not exercisable, to obtain a cash payment in an amount equal to the difference between the exercise price of such Option (or Director Stock Option) and (A) in the event the Change in Control is the result of a tender offer or exchange offer for the Common Stock, the final offer price per share paid for the Common Stock, or such lower price as the Committee may determine with respect to any Incentive Stock Option to preserve its Incentive Stock Option status or with respect to any other Award to avoid adverse tax treatment under Section 409A of the Code, multiplied by the number of shares of Common Stock covered by such portion of the Option (or Director Stock Option), or (B) in the event the Change in Control is the result of any other occurrence, the aggregate value of the Common Stock covered by such portion of the Option (or Director Stock Option), as determined by the Committee at such time. The Committee may, in its discretion, include such further provisions and limitations in, any agreement documenting such Awards as it may deem equitable and in the best interests of the Company. To the extent that any payment or benefit is required to be paid under this paragraph, pursuant to a Change in Control, such payment shall be made no later than March 15th following the calendar year in which occurs the later of the time the legally binding right to the payment arises or the time such right first ceases to be subject to a substantial risk of forfeiture.

22.	Amendment

The Board may amend, suspend or terminate the Plan or any portion thereof at any time, provided that no amendment shall be made that would impair the rights of a Participant under an outstanding Award without the Participant’s consent; but it shall be conclusively presumed that any adjustment for changes in capitalization as provided for in Section 17 does not impair any such right. In addition, no amendment shall be made without stockholder approval if such approval is necessary in order to preserve the applicability of any exemption under Rule 16b-3 under the Exchange Act or qualification of any Award under Section 162(m), or is otherwise required as a matter of law. Further, no amendment to the Plan shall be effective that would: (i) increase the maximum amount that can be paid to a Participant under the Plan; (ii) change the Business Criteria for payment of performance-based Awards; or (iii) modify the eligibility requirements for Participants in the Plan, unless first approved by the Company’s stockholders. An Award Agreement may be amended by action of the Board or the Committee, provided that no such amendment shall be made that would impair the rights of a Participant under such Award Agreement without the Participant’s consent.

Except as described above, the Committee may amend the Plan and any Award granted under the Plan as the Committee deems necessary or appropriate to comply with Section 409A of the Code.

23.	Governing Law

The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable Federal law.

24.	Severability

In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

Appendix A-14

25.	Unfunded Plan

This Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under this Plan. Neither the Company, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under this Plan nor shall anything contained in this Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and a Participant or successor. To the extent any person acquires a right to receive an Award under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

26.	Rights as Shareholder

Except as otherwise provided in the Award Agreement, a Participant shall have no rights as a shareholder until he or she becomes the holder of record.

27.	Effective Date

This Plan was amended and restated on February 21, 2012, by action of the Board, subject to stockholder approval of the Plan, as amended and restated, at the Company’s next annual meeting of stockholders after that date. The Plan is amended and restated effective for Awards granted on or after the date of such stockholder approval. Awards granted prior to the date of such stockholder approval shall be governed by the terms of the Plan as in effect prior to this restatement. If this Plan is not so approved, any amendments to this Plan shall be null and void. Subject to earlier termination pursuant to Section 22, the Plan shall terminate effective December 31, 2017. After termination of the Plan, no future Awards may be granted but previously made Awards shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of the Plan.

28.	Interpretation and Savings

All terms and conditions of this Plan applicable to qualified performance-based compensation shall be construed to be in accordance with the qualified performance-based compensation requirements of Section 162(m) of the Internal Revenue Code, and any offending or non-compliant terms shall be amended, voided and reformed to the extent necessary to comply with Section 162(m). Likewise, all terms and conditions of this Plan applicable to any non-qualified deferred compensation shall be construed to be in accordance with the non-qualified deferred compensation requirements of Section 409A of the Internal Revenue Code, including but not limited to its short term deferral exception, and any offending or non-compliant terms shall be amended, voided and reformed to the extent necessary to comply with Section 409A.

29.	Specified Employee Determination

Notwithstanding anything herein to the contrary, in the event that a Participant is determined to be a specified employee within the meaning of Section 409A of the Code, for purposes of any payment of nonqualified deferred compensation that is subject to Section 409A and is payable on termination of employment hereunder, payment(s) shall be made or begin, as applicable, on the first payroll date which is more than six months following the date of separation from service, to the extent required to avoid any adverse tax consequences under Section 409A of the Code.

30.	Time of Awards

An Award under the Plan shall be deemed to be made on the date on which the Committee, by formal action of its members duly recorded in the records thereof, or the CEO, as the case may be, makes an Award, provided that Award is evidenced by a written Award agreement or notice on behalf of the Company within a reasonable time after the date of the Committee or CEO action.

Appendix A-15

GARDNER DENVER, INC. 1500 LIBERTY RIDGE DRIVE SUITE 3000 WAYNE, PA 19087

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the meeting date or on April 26, 2012 for Plan participants. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time the day before the meeting date or on April 26, 2012 for Plan participants. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M42489-P19963-Z57113	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GARDNER DENVER, INC. The Board of Directors recommends that you vote FOR the following:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors		☐	☐	☐
Nominees
	01)	Michael C. Arnold
	02)	Barry L. Pennypacker
	03)	Richard L. Thompson

The Board of Directors recommends that you vote FOR the following proposals:								For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012;							☐	☐	☐

3.	To approve the amendment and restatement of the Gardner Denver, Inc. Long-Term Incentive Plan;							☐	☐	☐

4.	To cast an advisory vote to approve executive compensation; and							☐	☐	☐

5.	To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

M42490-P19963-Z57113

GARDNER DENVER, INC.

Annual Meeting of Shareholders

May 1, 2012 1:30 PM

This proxy is solicited by the Board of Directors

The undersigned(s), having received the Notice and Proxy Statement for the Annual Meeting of Shareholders, hereby appoints Michael M. Larsen and Brent A. Walters, or either of them, as the true and lawful attorneys-in-fact, agents and proxies (each of them with full power of substitution) to represent the undersigned(s) and to vote at the Annual Meeting of Shareholders of Gardner Denver, Inc., to be held at the Embassy Suites Philadelphia Valley-Forge, 888 Chesterbrook Blvd., Wayne, PA 19087,on Tuesday, May 1, 2012 at 1:30 p.m., Eastern Daylight Time, and any and all adjournments or postponements of the annual meeting, in the manner directed, with respect to all shares of Common Stock of Gardner Denver, Inc. which the undersigned(s) is entitled to vote and in the discretion of the proxies on such other matters as may properly come before the annual meeting and any adjournments or postponements thereof.

If shares are held in the Gardner Denver, Inc. Retirement Savings Plan (the “Plan”), then this proxy card, when signed and returned, or your telephone or Internet proxy, will constitute voting instructions to the trustee of the Plan on all matters properly coming before the annual meeting or any adjournments or postponements thereof. The trustee of the Plan will vote such shares in the manner directed. Shares in the Plan for which voting instructions are not received by 11:59 p.m. Eastern Daylight Time on April 26, 2012, or for which no choice is specified, will be voted by the trustee in the same proportion as the shares for which voting instructions are received from other participants in the Plan.

This proxy is solicited by the Board of Directors of Gardner Denver, Inc. and will be voted as directed or, if no direction is indicated, will be voted FOR all nominees in Proposal 1 and FOR Proposals 2, 3 and 4. The Board of Directors recommends a vote FOR all nominees in Proposal 1 and FOR Proposals 2, 3 and 4.

Continued and to be signed on reverse side